                                2,350,000 Shares

                                     [LOGO]
                              Class A Common Stock
                                ($.01 par value)

Of the shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"), offered hereby, 1,700,000 shares are being sold by AmeriTrade Holding
  Corporation (the "Company") and 650,000 shares are being sold by certain stockholders of the Company named herein under Principal and Selling Stockholders (the "Selling Stockholders"). The Company will not receive any proceeds of the shares sold by  the Selling
         Stockholders. See "Principal and Selling Stockholders" and
                                "Underwriting."

Prior to the Offering, there has been no public market for the Class A Stock.
For information relating to the factors             considered in determining
             the initial public offering price, see "Underwriting."

The Company has two classes of Common Stock, the Class A Stock offered hereby and Class B Common Stock, par value $.01 per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"). The Class B Stock is not being offered hereby. The Class B Stock is entitled to elect a majority of the directors of the Company and is convertible on a share for share basis into
  Class A Stock. The Class A Stock offered hereby is entitled to elect the remaining directors of the Company. The Company currently has eight directors. Except with respect to the ability to elect directors and the conversion rights, the Class A Stock and the Class B Stock are identical in all respects. See "Description of Capital Stock." Upon completion of the Offering, the Company's Chairman and Chief Executive Officer, his family members and trusts held for their benefit will own approximately
     69.4% of the Class A Stock and all of the Class B Stock, which will constitute approximately 72.3% of the outstanding Common Stock (69.9%
     if the Underwriters' over-        allotment option is exercised in
                full). See "Principal and Selling Stockholders."

The Class A Stock has been approved for quotation on the Nasdaq National Market under the symbol "AMTD," subject to notice of issuance.
  The textual portion of this Prospectus and a demonstration of certain of the
     Company's products and services, which demonstration is part of this
      Prospectus, are available on the CD-ROM portion of this Prospectus attached to the inside back cover page hereof. To view the demonstration portion of this Prospectus, click on the hyper link located on the cover page of the textual portion of the CD-ROM portion of this
        Prospectus or exit the textual portion of the CD-ROM portion of this Prospectus.

For a discussion of certain factors that should be considered in connection with an investment in the Class A Stock, see "Risk Factors" beginning on page 8 herein.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                Underwriting                                Proceeds to
                                            Price to           Discounts and          Proceeds to             Selling
                                             Public             Commissions            Company(1)           Stockholders
                                      --------------------  --------------------  --------------------  --------------------
Per Share...........................         $15.00                $1.05                 $13.95                $13.95
Total(2)............................      $35,250,000            $2,467,500           $23,715,000            $9,067,500

(1) Before deduction of expenses payable by the Company estimated at $920,000.

(2) Certain Selling Stockholders have granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 352,500 additional shares of the Class A Stock to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be $40,537,500, Underwriting Discounts and Commissions will be $2,837,625 and Proceeds to Selling Stockholders will be $13,984,875. See "Underwriting."

    The shares of Class A Stock offered hereby are offered by the several Underwriters when, as and if issued by the Company, as applicable, delivered by the Company and the Selling Stockholders to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of the Class A Stock will be ready for delivery on or about March 7, 1997, against payment in immediately available funds.

Credit Suisse First Boston                      Raymond James & Associates, Inc.

                 The date of this Prospectus is March 3, 1997.

                            UNIQUE BRANDING STRATEGY

    By marketing a range of services and commission rates to targeted customers, AmeriTrade believes that it appeals to a broader range of investors seeking brokerage services at discount prices.

                                   [PICTURES]

                             LEVERAGING THE VISION

    Providing clearing and execution services permits AmeriTrade to expand its customer base by allowing AmeriTrade to reach investors outside of its targeted retail brokerage markets.

                                   [PICTURES]

                      IMPLEMENTING THE POWER OF TECHNOLOGY

1988 -- AmeriTrade is the first brokerage firm to implement automated touchtone telephone trading.

1994 -- AmeriTrade is the first brokerage firm to offer Internet trading.

1995 -- AmeriTrade offers trading via the Sharp Zaurus personal digital assistant.

1996 -- AmeriTrade launches Accutrade FOR WINDOWS, the first online investing system that permits individual investors to engage in program investing and basket trading.

                   INTELLIGENT SOLUTIONS FOR THE NEW INVESTOR

    Combining innovative technology and a range of delivery systems with over 21 years of experience, AmeriTrade is able to provide sophisticated financial services and efficient transaction execution while offering commissions that are among the lowest in the industry.

                     INNOVATION, QUALITY SERVICES AND VALUE

    Through more efficient operations, an increasing number of transactions and the use of advanced technology, AmeriTrade strives to minimize costs, which allows it to offer some of the best transaction values in the industry.

                                   [PICTURES]

    The Company intends to furnish its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited interim information for the first three quarters of each fiscal year.

    This Prospectus includes product names and trademarks of the Company and other entities.

    Information contained in the Company's Web sites shall not be deemed to be part of this Prospectus.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6 AND 10b-7 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    THE INFORMATION IN THIS SUMMARY IS QUALIFIED BY REFERENCE TO THE MORE DETAILED FINANCIAL AND OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" SHALL REFER TO AMERITRADE HOLDING CORPORATION, A DELAWARE CORPORATION, ITS SUBSIDIARIES AND ITS PREDECESSORS, UNLESS THE CONTEXT INDICATES OTHERWISE. THE TEXTUAL PORTION OF THIS PROSPECTUS AND A DEMONSTRATION OF CERTAIN OF THE COMPANY'S PRODUCTS AND SERVICES, WHICH DEMONSTRATION IS PART OF THIS PROSPECTUS, ARE AVAILABLE ON THE CD-ROM PORTION OF THIS PROSPECTUS ATTACHED TO THE INSIDE BACK COVER PAGE HEREOF.

                                  THE COMPANY

    The Company is a technology and service driven provider of discount securities brokerage and related financial services. The Company provides retail brokerage services to individual investors throughout the United States and internationally through a variety of electronic mediums, including the Internet, and through registered representatives. The Company offers trade execution for stocks, mutual funds, options and bonds, as well as market data and research. The Company also provides clearing and execution services to its own retail brokerage operations, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. The Company had approximately 110,000 active accounts as of December 31, 1996, an increase from approximately 90,000 active accounts as of December 31, 1995. Approximately 40% of this increase was the result of a strategic acquisition made in July 1995, and the remainder was due primarily to increases in the Company's advertising expenditures. Average daily trading volume during the month of December 1996 increased to approximately 5,200 executed transactions from approximately 3,700 executed transactions during fiscal 1996.

    The Company has experienced significant growth over the past five years while expanding profitability. Trading volumes have increased at an average annual rate of 45% from fiscal 1992 through fiscal 1996. Net revenues and net income have grown at average annual rates of 43% and 61%, respectively, over the same period. These increases, along with the Company's ability to decrease costs through the use of new technologies and its aggressive marketing, have resulted in an average return on equity over the same five-year period of 51% and an operating margin that has increased from 21% in fiscal 1992 to 34% in fiscal 1996. Net revenues for the quarter ended December 31, 1996 increased 27% over net revenues for the quarter ended December 31, 1995. As a result of significantly increased advertising expenditures incurred in the quarter ended December 31, 1996, the Company recorded a net loss of $0.1 million for such quarter, compared to net income of $2.6 million for the quarter ended December 31, 1995. The advertising expenditures were increased in response to favorable market conditions as part of the Company's ongoing marketing efforts. The Company expects that account activity resulting from such increased advertising expenditures will yield results for fiscal 1997 that are consistent with the Company's prior financial history; however, there can be no assurances in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    The Company's success in the discount brokerage industry is a result of its creative approach to the delivery of retail brokerage and execution and clearing services. Retail brokerage services are provided under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. Accutrade, Inc. ("Accutrade") offers advanced technology delivery systems to sophisticated investors. K. Aufhauser & Company, Inc. ("Aufhauser") provides third-party research and investment analysis to experienced investors. Ceres Securities, Inc. ("Ceres") offers execution services to customers who want minimal transaction costs. eBroker, a division of the Company's subsidiary, All American Brokers, Inc. ("All American"), provides execution services exclusively through the Internet. This branding strategy allows the Company to align the cost structures of its discount brokerage businesses with the level of services desired by their customers. By providing clearing and execution services, the Company is able to expand its customer base, provide synergies to the Company's retail brokerage businesses and diversify its revenues.

    The Company offers its retail brokerage customers the opportunity to conduct business through a diversity of electronic mediums, including the Internet, automated touchtone telephone, personal computer, the Sharp Zaurus personal digital assistant and facsimile machine. During the quarter ended

December 31, 1996, approximately 39% of the Company's transactions were generated through electronic mediums. The Company also maintains a staff of over 130 registered representatives to service customers directly. By combining innovative technology and a range of delivery systems with over 21 years of industry expertise, the Company is able to provide sophisticated services and efficient transaction execution while offering commissions that are among the lowest in the discount brokerage industry. Commissions charged to customers of discount brokerage services have steadily decreased over the past several years; however, the Company believes based on published reports that its brokerage commissions are still substantially lower than those charged by full-commission or traditional discount brokerage firms and are in many cases lower than those charged for similar transactions by other brokers that offer their services through electronic mediums. See "Risk Factors--Volatile Nature of Securities Business."

    The Company also provides services to over 70 independent broker-dealers, depository institutions, registered investment advisers and financial planners through AmeriTrade Clearing, Inc. ("AmeriTrade Clearing") and AmeriVest, a division of All American. AmeriTrade Clearing provides complete securities transaction clearing and execution services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers, registered investment advisors and financial planners. AmeriVest provides discount brokerage services to depository institutions that do not operate their own registered broker-dealers. Providing services to these correspondents allows the Company to reach investors who rely on more traditional investment services, such as investment advice, or who prefer to deal with local or regional financial service providers. During the year ended September 27, 1996 and the quarter ended December 31, 1996, the delivery of financial services to unaffiliated correspondents accounted for approximately 11% and 9%, respectively, of the Company's net revenues.

    The Company seeks to capitalize on the changing financial services industry and to increase its market share by continuing with an approach based on four key strategies. First, the Company markets distinct brands with a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. Through this market segmentation approach, the Company is able to deliver products and services tailored to the specific needs of its customers in the most cost efficient manner. Second, the Company is a technology leader in the retail brokerage and clearing and execution businesses. The Company was the first broker to implement automated touchtone trading technology and to offer trading services over the Internet. The Company's proprietary product, Accutrade FOR WINDOWS, is the first online investing system that permits individual investors to engage in program investing and basket trading. Third, the Company strives to offer investors transaction value by providing specified services at prices that are among the lowest in the discount brokerage industry. eBroker offers a flat $12.00 commission on Internet-only trades for an equity order of any size, and Ceres charges a flat $18.00 fee for an equity order of any size. Finally, the Company intends to leverage the advanced technology offered to its retail brokerage customers to increase its clearing and execution business with correspondents. See "Business--Business Strategy."

                                  RISK FACTORS

    In determining whether to purchase shares of Class A Stock being offered hereby, prospective investors should carefully consider the factors set forth under "Risk Factors" in addition to the other information contained in this Prospectus.

                                 --------------

    The Company was incorporated as a Nebraska corporation on December 16, 1981 and was reincorporated in the State of Delaware on October 2, 1996. The Company's principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (in thousands, except per share and operating data)

    The summary consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                                                QUARTER
                                                                        YEAR ENDED                               ENDED
                                              ---------------------------------------------------------------  ---------
                                               SEPT. 25,    SEPT. 24,    SEPT. 30,    SEPT. 29,    SEPT. 27,   DEC. 31,
                                                 1992         1993         1994         1995         1996        1995
                                              -----------  -----------  -----------  -----------  -----------  ---------
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues:
    Commissions and clearing fees...........   $  10,246    $  16,910      $20,386      $23,977      $36,470     $ 8,270
    Interest revenue........................       3,980        5,838        9,856       16,297       22,518       5,370
    Investment income and other.............         773          791        1,119        2,608        6,391       1,174
                                              -----------  -----------  -----------  -----------  -----------  ---------
      Total revenues........................      14,999       23,539       31,361       42,882       65,379      14,814
    Interest expense........................       1,852        2,258        3,912        7,862       11,040       2,765
                                              -----------  -----------  -----------  -----------  -----------  ---------
      Net revenues..........................      13,147       21,281       27,449       35,020       54,339      12,049
  Expenses excluding interest...............      10,420       15,017       19,999       24,190       35,922       7,580
                                              -----------  -----------  -----------  -----------  -----------  ---------
  Income (loss) before provision for income
    taxes...................................       2,727        6,264        7,450       10,830       18,417       4,469
  Provision for income taxes................       1,086        2,119        2,619        3,799        7,259       1,857
                                              -----------  -----------  -----------  -----------  -----------  ---------
  Net income (loss).........................  $    1,641   $    4,145      $ 4,831      $ 7,031      $11,158     $ 2,612
                                              -----------  -----------  -----------  -----------  -----------  ---------
                                              -----------  -----------  -----------  -----------  -----------  ---------

  Earnings (loss) per share.................  $     0.11   $     0.30      $  0.38      $  0.55      $  0.87     $  0.20
                                              -----------  -----------  -----------  -----------  -----------  ---------
                                              -----------  -----------  -----------  -----------  -----------  ---------

  Weighted average shares outstanding.......      14,599       13,716       12,856       12,814       12,814      12,814

OPERATING DATA:
  Average customer trades per day...........         841        1,220        1,519        2,055        3,670       3,081
  Assets in customer accounts (in
    billions)...............................         n/a        $1.19        $1.66        $2.36        $3.99       $3.25
  Number of active accounts (1).............         n/a          n/a       61,665       81,171      105,565      89,671
  Average net revenue per trade.............       $  62        $  69        $  70        $  67        $  59       $  62
  Operating margin (2)......................          21 %         29 %         27 %         31 %         34 %        37%
  Return on average equity (3)..............          44 %         69 %         49 %         47 %         44 %        50%


                                                                                                               DEC. 31,
                                                                                                                 1996
                                                                                                               ---------
                                               SEPT. 25,    SEPT. 24,    SEPT. 30,    SEPT. 29,    SEPT. 27,
                                                 1992         1993         1994         1995         1996       ACTUAL
                                              -----------  -----------  -----------  -----------  -----------  ---------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and segregated investments...........   $  40,592    $  53,787    $ 101,352    $ 125,456    $ 191,436   $ 258,883
  Receivable from customers and
    correspondents..........................      47,892       86,281       99,627      130,187      166,075     200,594
  Total assets..............................      93,267      151,228      216,991      287,105      401,679     502,486
  Payable to customers and correspondents...      85,299      138,958      198,539      251,862      356,943     454,159
  Notes payable.............................      --           --           --            7,097        4,853       5,737
  Stockholders' equity......................       4,394        7,831       12,473       19,504       30,662      30,587


                                               DEC. 31,
                                                 1996
                                              -----------
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues:
    Commissions and clearing fees...........     $10,439
    Interest revenue........................       7,007
    Investment income and other.............       1,596
                                              -----------
      Total revenues........................      19,042
    Interest expense........................       3,690
                                              -----------
      Net revenues..........................      15,352
  Expenses excluding interest...............      15,416
                                              -----------
  Income (loss) before provision for income
    taxes...................................         (64 )
  Provision for income taxes................          11
                                              -----------
  Net income (loss).........................      $  (75 )
                                              -----------
                                              -----------
  Earnings (loss) per share.................     $ (0.01 )
                                              -----------
                                              -----------
  Weighted average shares outstanding.......      12,814
OPERATING DATA:
  Average customer trades per day...........       4,542
  Assets in customer accounts (in
    billions)...............................       $4.49
  Number of active accounts (1).............     110,250
  Average net revenue per trade.............       $  52
  Operating margin (2)......................           0 %
  Return on average equity (3)..............          (1 )%

                                                  AS
                                               ADJUSTED
                                                  (4)
                                              -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and segregated investments...........   $ 275,941
  Receivable from customers and
    correspondents..........................     200,594
  Total assets..............................     519,544
  Payable to customers and correspondents...     454,159
  Notes payable.............................      --
  Stockholders' equity......................      53,382

------------------------------

(1) Active accounts consist of those accounts at period end with activity in the last twelve months.

(2) Operating margin is computed by dividing income (loss) before provision for income taxes by net revenues.

(3) Return on average equity is computed by dividing net income (loss) by stockholders' equity averaged on a quarterly basis (annualized for fiscal quarters ended December 31, 1995 and 1996).

(4) Adjusted to give effect to the sale of 1,700,000 shares of Class A Stock offered by the Company hereby and the application of the estimated net proceeds therefrom to the Company. See "Use of Proceeds" and "Capitalization."

                                  THE OFFERING

Class A Stock offered by:
  The Company.....................  1,700,000 shares
  The Selling Stockholders........  650,000 shares
    Total.........................  2,350,000 shares
Common Stock to be Outstanding
  after the Offering:
  Class A Stock...................  13,153,423 shares
  Class B Stock...................  1,364,400 shares
    Total (1).....................  14,517,823 shares

Voting Rights.....................  Except as otherwise required by law and with respect to the election of directors, the holders of Class A Stock
                                    and the holders of Class B Stock have one vote per share
                                    and vote as a single class with respect to all matters
                                    submitted to a vote of the holders of Common Stock. The
                                    Class B Stock is not being offered hereby. The Class B
                                    Stock is entitled to elect a majority of directors of
                                    the Company. The Class A Stock is entitled to elect the
                                    remainder of the directors of the Company. The Company
                                    currently has eight directors. Except with respect to
                                    the ability to elect directors and the conversion rights
                                    discussed below, the Class A Stock and the Class B Stock
                                    are identical in all respects. If all shares of Class B
                                    Stock are converted into Class A Stock or if no shares
                                    of Class B Stock are otherwise outstanding, the holders
                                    of Class A Stock will be entitled to elect all of the
                                    directors of the Company, subject to the rights of the
                                    holders of preferred stock, if any. Upon completion of
                                    the Offering, the Company's Chairman and Chief Executive
                                    Officer, his family members and trusts held for their
                                    benefit will own approximately 69.4% of the Class A
                                    Stock and all of the Class B Stock, which will
                                    constitute approximately 72.3% of the outstanding Common
                                    Stock (69.9% if the Underwriters' over-allotment option
                                    is exercised in full). See "Principal and Selling
                                    Stockholders" and "Description of Capital Stock--Common
                                    Stock--Voting Rights."

Conversion of Class B Stock.......  Each share of Class B Stock is convertible into one share of Class A Stock at any time at the election of
                                    the holder thereof. Each share of Class B Stock shall
                                    automatically convert into one share of Class A Stock in
                                    the event of a transfer of such share of Class B Stock
                                    to any person other than J. Joe Ricketts, Marlene M.
                                    Ricketts, the lineal descendants of J. Joe Ricketts and
                                    Marlene M. Ricketts and their spouses or any trust or
                                    other person or entity that holds Class B Stock for the
                                    benefit of any of the foregoing (the "Control Group").
                                    In addition, the Class B Stock shall automatically
                                    convert on a share for share basis into Class A Stock if
                                    the number of shares of outstanding Common Stock held by
                                    the Control Group falls below 20% of the number of
                                    shares of outstanding Common Stock. See "Description of
                                    Capital Stock--Conversion Rights."

Use of Proceeds...................  Approximately $5.7 million to retire the Company's existing debt and the remainder to expand the Company's
                                    customer base through marketing activities, for capital
                                    expenditures and for other general corporate purposes.
                                    See "Use of Proceeds."

Dividends.........................  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate
                                    paying any cash dividends to its stockholders in the
                                    foreseeable future. See "Dividend Policy."

Listing...........................  The Class A Stock has been approved for quotation on the
                                    Nasdaq National Market, subject to notice of issuance.

Nasdaq National Market Symbol.....  AMTD

------------------------

(1)Includes 4,000 shares of Class A Stock to be awarded to non-employee directors pursuant to the AmeriTrade Holding Corporation 1996 Directors Incentive Plan (the "Directors Plan"). See "Management--Director Compensation."

                                  RISK FACTORS

    IN DETERMINING WHETHER TO PURCHASE THE SHARES OF CLASS A STOCK BEING OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

VOLATILE NATURE OF SECURITIES BUSINESS

    Substantially all of the Company's revenues are derived from discount securities brokerage and clearing and execution services. The securities business is volatile and is directly affected by national and international economic conditions, broad trends in business and finance and fluctuations in volume and price levels of securities transactions, all of which are beyond the control of the Company. Reduced trading volume generally results in reduced transaction revenues and decreased profitability. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results. The securities business is also subject to various other risks, including customer default, employees' misconduct, errors and omissions and litigation. Losses associated with these risks could have a material adverse effect on the Company's business, financial condition and operating results. The securities industry has undergone many fundamental changes during the last two decades, including regulation and deregulation at federal and state levels, the emergence of discount brokers, the dominance of institutional investors and consolidation. Several current trends are also affecting the securities industry, including increased use of technology and greater self-reliance of individual investors. See "Business--Industry." There can be no assurance that these trends or future changes in the securities business will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, commissions charged to customers of discount brokerage services have steadily decreased over the past several years, and the Company expects such decreases to continue. There can be no assurance that such decreases will not have a material adverse effect on the Company's business, financial condition and operating results. See "--Substantial Competition."

LOSS OF FUTURE ORDER FLOW PAYMENTS

    The Company has arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. The Company derives a significant portion of its revenues from these execution agents for such order flow. The revenues generated by the Company under these arrangements for the year ended September 27, 1996 and the quarter ended December 31, 1996 amounted to approximately 15% of net revenues. Although this practice of receiving payments for order flow is widespread in the securities industry, it has come under increased scrutiny in recent years. The Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers, Inc. (the "NASD") and other self-regulatory organizations ("SROs") recently have announced that this industry practice may be challenged. Furthermore, competition between execution agents has narrowed the spread between bid and ask prices, which has made it less profitable for execution agents to offer order flow payments to broker-dealers. The Company expects such payments to decrease as competition increases; however, the Company has taken steps and intends to take further steps to mitigate the financial impact of the loss of these revenues on the Company. In particular, the Company has invested in market making firms that execute trades in listed and over-the-counter ("OTC") securities. See "Business-- Investments." To the extent that reduced order flow payments by execution agents result in increased profits to such agents, the Company expects to benefit through its equity interest in such market making firms. The Company also has reduced its operating expenses per trade through increased use of technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations." Nevertheless, there can be no assurance that the loss of any significant portion of these revenues will not have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

RAPIDLY EVOLVING MARKETS

    During the quarter ended December 31, 1996, approximately 39% of the Company's transactions were generated through electronic mediums, including the Internet. The market for electronic discount brokerage services is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving markets, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. The Company's services over the Internet, automated touchtone telephone and personal computer involve alternative approaches to securities transactions and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's electronic discount brokerage services and products. Consumers who already obtain brokerage services from more traditional full-commission brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet, automated touchtone telephone and personal computer. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of electronic discount brokerage trading. There can be no assurance that the market for electronic discount brokerage services will continue to grow.

    During the quarter ended December 31, 1996, approximately 19% of the Company's transactions were generated over the Internet. Sales of some of the Company's services and products will depend upon the broader adoption of the Internet by consumers as a medium for commerce and communication. Use of the Internet depends on the development of the necessary infrastructure and complementary services and products, such as high speed modems and high speed communication lines. As the number of users and amount of traffic on the Internet continues to increase, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental restrictions could impede further use of the Internet. Moreover, consumer concerns about the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use. As a result, there can be no assurance that the number of the Company's transactions generated over the Internet will continue to increase.

RISKS ASSOCIATED WITH NEW PRODUCTS AND NEW MARKETS

    The market for electronic discount brokerage services is characterized by rapid technological change, changing customer requirements, frequent service and product enhancements and introductions and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop and use new technologies, respond to technological advances, enhance its existing services and products and develop new services and products on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively developing or using new technologies, responding to technological advances or developing, introducing or marketing service and product enhancements or new services and products. In addition, the Company may enter into new markets in connection with enhancing its existing services and products and developing new services and products. There can be no assurance that the Company will be successful in pursuing new opportunities or will compete successfully in any new markets. See "--Risks Associated with Strategic Acquisitions and Relationships" and "Business--Product Development."

SUBSTANTIAL COMPETITION

    The Company derives over 85% of its revenues from the provision of discount brokerage services. The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving, intensely competitive and has few barriers to entry. The Company expects competition to continue and intensify in the future. The Company encounters direct competition from approximately 100 other discount brokerage firms, many of which provide electronic brokerage services. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Inc. and E*Trade Group, Inc. The Company also encounters competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services. In addition, the Company derives revenues from the provision of clearing and execution services, which business is also highly competitive. The Company's clearing broker subsidiary, AmeriTrade Clearing, competes with over 40 firms that provide clearing and execution services to the securities industry.

    A number of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. Some of the Company's competitors also offer a wider range of services and financial products than the Company and have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than the Company and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than the Company. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. The Company expects that new competitors or alliances among competitors will emerge and may acquire significant market share.

    The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. The Company believes that such success will continue to attract new competitors to the industry, such as depository institutions, software development companies, insurance companies, providers of online financial and information services and others. Commercial depository institutions and other financial institutions have become a competitive factor in the securities industry by offering their customers certain financial services traditionally provided by brokerage firms. While it is not possible to predict the type and extent of competitive services that commercial depository institutions and other financial institutions ultimately may offer or whether regulatory or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition.

    There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See
"Business--Competition."

DEPENDENCE ON COMPUTER SYSTEMS

    The Company receives and processes trade orders through a variety of electronic mediums, including the Internet, automated touchtone telephone, personal computer and the Sharp Zaurus personal digital assistant. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Extraordinary trading volumes could cause the Company's computer systems to operate at an unacceptably low speed or even fail. Any significant degradation or failure of the Company's computer systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software, such as Internet browsers) could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. The largest systems failure experienced by the Company to date occurred in May 1996. During that month, the Company sustained losses of approximately $250,000, which consisted primarily of reimbursements to customers for losses incurred by them due to the inability to obtain timely executions of securities transactions. There can be no assurance that the Company's network structure will operate appropriately in the event of a computer systems failure or that, in the event of a tornado, fire or any other natural disaster, power or telecommunications failure, act of God or war, the Company will be able to prevent an extended computer systems failure. Any computer systems failure that causes interrup-tions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Systems."

DEPENDENCE ON KEY PERSONNEL

    The Company's business is dependent upon a small number of key executive officers, principally J. Joe Ricketts, the Company's Chairman and Chief Executive Officer. The Company has employment agreements with J. Joe Ricketts, Joseph A. Konen, President and Chief Operating Officer, and Robert T. Slezak, Vice President, Chief Financial Officer and Treasurer. The Company does not maintain any "key person" life insurance policy on any of its executives for the benefit of the Company. Competition for key personnel and other highly qualified technical and managerial personnel is intense. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Employees" and "Management--Executive Officer Compensation--Employment Agreements."

OWNERSHIP AND CONTROL BY RICKETTS FAMILY

    Upon completion of the Offering, the Company's Chairman and Chief Executive Officer, his family members and trusts held for their benefit (collectively, the "Ricketts Family") will own approximately 69.4% of the Class A Stock and all of the Class B Stock, which will constitute approximately 72.3% of the Common Stock (69.9% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders." In addition, upon completion of the Offering, the Company's profit sharing plan will own approximately 10.6% of the Class A Stock. The Company's Chairman and Chief Executive Officer and his wife are the trustees of such plan and vote such shares. See "Management--Executive Officer Compensation--Profit Sharing Plan." As a result, the Ricketts Family will have the ability to control all fundamental matters affecting the Company, including the election of the majority of the directors of the Company, the sale of substantially all of the Company's assets, a merger of the Company, an amendment to the Company's Certificate of Incorporation, the future issuance of Common Stock or other securities of the Company and the declaration of any dividend payable on the Common Stock. In addition, the Ricketts Family could convert a portion of its Class B Stock into Class A Stock and subsequently dispose of such shares, thereby substantially reducing its economic interest in the Company while retaining the ability to elect the majority of the directors of the Company. However, all the Class B Stock shall automatically convert into Class A Stock if the number of shares of outstanding Common Stock held by the Control Group, which includes certain members of the Ricketts Family and their lineal descendants, falls below 20% of the total number of shares of outstanding Common Stock. See "Description of Capital Stock-- Conversion Rights."

RISKS ASSOCIATED WITH STRATEGIC ACQUISITIONS AND RELATIONSHIPS

    The Company has pursued and may in the future pursue strategic acquisitions of complementary businesses and technologies. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company has experienced favorable results in connection with its strategic acquisitions. Nevertheless, there can be no assurance that the Company will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future or that any acquisition will enhance the Company's business, financial condition or operating results. The Company also has established a number of strategic relationships with online service providers and information service providers. The Company's strategic relationships have been entered into only recently and there can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable or that the Company will be successful in developing any new strategic alliances. See "Business--Strategic Relationships."

RISKS ASSOCIATED WITH CLEARING OPERATIONS

    AmeriTrade Clearing provides clearing and execution services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, AmeriTrade Clearing also assumes direct responsibility for the possession and control of customer securities and other assets and the clearance of customer securities transactions. Clearing brokers are subject to substantial regulatory control and examination. Errors in performing clearing functions or reporting could lead to civil penalties imposed by the SEC, NASD, SROs and other regulatory bodies. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of clerical errors related to the handling of customer funds and securities. There can be no assurance that any of such errors will not have a material adverse effect on the Company's business, financial condition and operating results.

    In connection with its clearing and execution services, the Company makes margin loans to customers collateralized by customer securities and periodically borrows securities to cover trades. By permitting customers to purchase securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by the Company could fall below the amount of a customer's indebtedness. In addition, in accordance with regulatory guidelines, the Company collateralizes borrowings of securities by depositing cash or securities with lending institutions. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject the Company to risk of loss should there be sharp changes in market values of substantial amounts of securities and parties to the borrowing transactions fail to honor their commitments. See "Business--Operations."

POSSIBLE SECURITY COMPROMISES

    The secure transmission of confidential information over public networks is a critical element of the Company's operations. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from Netscape Communications, Inc. ("Netscape"), to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. The Company has never experienced any security breaches in the transmission of confidential information. However, there can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the Netscape technology or other algorithms used by the Company to protect customer transaction and other data. Any such compromise of the Company's security could have a material adverse effect on the Company's business, financial condition and operating results.

RELATED PARTY TRANSACTIONS AND POTENTIAL CONFLICTS

    The Company has entered into a certain lease transaction with the Ricketts Family and will continue to enter into similar transactions in the future. The Company's intention is that all such transactions will be on terms at least as favorable to the Company as would be obtainable in arm's-length dealings with unrelated third persons. However, the ongoing relationship between the Company and the Ricketts Family may result in conflicts of interest between the Company and the Ricketts Family, which may result in action taken by the Company that does not fully reflect the interests of all stockholders of the Company. In order to minimize any conflict of interest, the fairness and reasonableness of any compensation paid to the Ricketts Family or their affiliates by the Company and any material transaction between the Ricketts Family or its affiliates and the Company in the future will be subject to approval by a majority of the independent members of the Board of Directors of the Company (the "Board") or by an independent firm selected by such members. See "Certain Transactions."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS

    The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its proprietary technology. The Company has several registered and unregistered trademarks, various registered and unregistered copyrights and certain licenses of technology with third parties. The Company has no patents. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. In addition, it is the Company's policy to enter into confidentiality and noncompetition agreements with its associates and generally to control access to and distribution of its proprietary technology. Notwithstanding the precautions taken by the Company to protect its intellectual property rights, it is possible that third parties may copy or otherwise obtain and use the Company's proprietary technology without authorization or otherwise infringe on the Company's proprietary rights. It is also possible that third parties may independently develop technologies similar to those of the Company. Policing unauthorized use of the Company's intellectual property rights may be difficult, particularly because it is difficult to control the ultimate destination or security of information transmitted over the Internet. In addition, the laws of foreign countries may afford inadequate protection of intellectual property rights. See "Business--Legal Proceedings."

GOVERNMENT REGULATION

    The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition, the SEC, the NASD, other SROs, such as the various stock exchanges, and other regulatory bodies, such as state securities commissions, require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, and not with protecting the interests of the Company's stockholders. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. AmeriTrade Clearing also is required to comply with many complex laws and rules as a clearing broker, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

    The Company has recently initiated an aggressive marketing campaign designed to bring greater brand name recognition to its product lines. All marketing activities by the Company's subsidiaries are regulated by the NASD. The NASD can impose certain penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer and certain of its officers or employees for violations of the NASD's advertising regulations. See "Business-- Government Regulation."

    The Company conducts a significant portion of its business through the Internet and other electronic mediums and intends to expand its use of such mediums. To date, the use of the Internet has been relatively free from regulatory restraints. However, the SEC, certain SROs and certain states are beginning to address the regulatory issues that may arise in connection with the use of the Internet. Accordingly, new regulations or interpretations may be adopted that constrain the Company's ability to transact business through the Internet or other electronic mediums. Any additional regulation of the Company's use of electronic mediums could render its business or operations more costly, less efficient or even impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

    Although the Company has not yet developed its strategy for international expansion, the Company intends in the future to expand its business in United States securities to other countries. In order to expand its services internationally, the Company would have to comply with regulatory controls of each specific country in which it conducts business. The brokerage industry in many foreign countries is heavily regulated. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit the Company's ability to expand internationally.

EFFECT OF NET CAPITAL REQUIREMENTS

    The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule (the "Net Capital Rule"), which governs each of the Company's subsidiaries. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and repurchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation."

USE OF UNALLOCATED NET PROCEEDS

    The Company has quantified only one use for the net proceeds from the sale of Class A Stock offered hereby. The Company expects to use approximately $5.7 million of the net proceeds to retire existing debt and the remainder to expand the Company's customer base through marketing activites, for capital expenditures and for other general corporate purposes. Consequently, the Board and management of the Company will have broad discretion in allocating a significant portion of the net proceeds of the Offering. See "Use of Proceeds."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    The Company currently anticipates based on management's experience and current industry trends that its available cash resources and credit facilities, combined with the net proceeds to the Company from the Offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the next 12 months. However, if the Company needs to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements, there can be no assurance that additional financing will be available when needed on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have approximately 14,517,823 shares of Common Stock outstanding, including 2,350,000 shares of Class A Stock offered hereby and 12,167,823 "restricted" shares of Common Stock. The shares of Class A Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities

Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. Of the 12,167,823 restricted shares, 11,957,588 shares of Common Stock are currently eligible for sale under Rule 144, and 210,235 shares of Common Stock will be eligible for sale under Rule 144 beginning in November 1997. Certain employees of the Company purchased 95,124 shares of Class A Stock from J. Joe Ricketts in November 1996. Although those shares will be eligible for sale under Rule 144 beginning in November 1997, the respective stock purchase agreements between such employees and Mr. Ricketts prohibit the sale of such shares until May 1999, subject to certain limited exceptions. In addition, the Company intends to register under the Securities Act 880,000 shares of Class A Stock reserved for issuance under its director and employee stock option plans. See "Management--Director Compensation" and "Management--Executive Officer Compensation--1996 Long Term Incentive Plan."

    Each of the Company, its directors and officers, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of the Class A Stock or securities convertible into or exchangeable or exercisable for any shares of the Class A Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus, except, in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing employee benefit plans and, in the case of the directors and officers, Selling Stockholders and certain other stockholders, gifts and pledges of shares where the donees or pledgees, as the case may be, agree in writing to be bound by the terms of such agreement. See "Shares Eligible for Future Sale" and "Underwriting."

    Future sales of a substantial amount of Class A Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Stock prevailing from time to time in the public market. See "Shares Eligible for Future Sale."

LACK OF PRIOR MARKET FOR CLASS A STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Class A Stock. The Class A Stock has been approved for quotation on the Nasdaq National Market under the trading symbol "AMTD," subject to notice of issuance. There can be no assurance that an active public market will develop or be sustained for the Class A Stock. The initial public offering price was determined through negotiations between the Company, the Selling Stockholders and the representatives of the Underwriters and may not be indicative of the market price for the Class A Stock after the completion of the Offering. The market price of the Class A Stock after completion of the Offering could be subject to significant fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software, services or products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class A Stock. There can be no assurance that purchasers of Class A Stock will be able to resell their Class A Stock at prices equal to or greater than the initial public offering price. See "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers in the Offering will experience immediate and substantial dilution in the net tangible book value of their investment in the Class A Stock of $11.78 per share. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering will be approximately $22.8 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares of Class A Stock by the Selling Stockholders. Approximately $5.7 million of the net proceeds to the Company will be used to repay borrowings under the Company's credit facility. These borrowings mature through 1999 and bear interest at a variable rate, which at December 31, 1996 was 9.25%. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources--Bank Loan Agreement." The remainder of the net proceeds will be used to expand the Company's customer base through marketing activities, for the development and acquisition of new forms of technology to be used in the Company's business and for other general corporate purposes, which may include the acquisition of complementary businesses and the increase of the net capital of AmeriTrade Clearing. See "Risk Factors--Risks Associated with Strategic Acquisitions and Relationships" and "Risk Factors--Use of Unallocated Net Proceeds." The Company does not currently have any agreements with respect to any such acquisitions. Prior to the application of the net proceeds to the Company as described above, such funds will be invested in short-term investment grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. The Company currently intends to retain all future earnings to finance the continued expansion and operation of its business. The Company's Certificate of Incorporation provides that any cash dividend declared must be paid equally on a per share basis on the Class A Stock and the Class B Stock. See "Description of Capital Stock--Common Stock--Dividend Rights." Any determination as to the payment of dividends will be made by the Board and will depend upon the Company's future results of operations, financial condition, capital requirements and such other factors as the Board considers appropriate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the Net Capital Rule could limit the Company's ability to withdraw capital from its brokerage subsidiaries, which could limit the Company's ability to pay dividends. See "Business--Goverment Regulation."

                                    DILUTION

    The net tangible book value of the Common Stock at December 31, 1996 was approximately $24.0 million, or $1.87 per share. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company. After giving effect to the Offering, the pro forma net tangible book value of the Common Stock at December 31, 1996 would have been approximately $46.8 million, or $3.22 per share. This represents an immediate increase in the net tangible book value of $1.35 per share to existing stockholders and an immediate dilution of $11.78 per share to new investors purchasing shares of Class A Stock in the Offering. The following table illustrates this per share dilution in net tangible book value:

Initial public offering price per share..............................             $   15.00
  Net tangible book value per share at December 31, 1996.............  $    1.87
  Increase per share attributable to new investors...................       1.35
Pro forma net tangible book value per share at December 31, 1996
  after giving effect to the Offering................................                  3.22
                                                                                  ---------
Net tangible book value dilution per share to new investors..........             $   11.78
                                                                                  ---------
                                                                                  ---------

    The following table summarizes, on a pro forma basis after giving effect to the Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by existing stockholders and new investors purchasing shares of Class A Stock in the
Offering:

                                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                               -------------------------  --------------------------  AVERAGE PRICE
                                                  NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE     PER SHARE
                                               ------------  -----------  -------------  -----------  -------------
Existing stockholders........................    12,813,823       88.3%   $   1,101,668        4.1%     $    0.09
New investors................................     1,700,000        11.7      25,500,000        95.9         15.00
                                               ------------  -----------  -------------  -----------
    Total....................................    14,513,823      100.0%   $  26,601,668      100.0%
                                               ------------  -----------  -------------  -----------
                                               ------------  -----------  -------------  -----------

    The foregoing computations exclude 4,000 shares of Class A Stock to be awarded to non-employee directors pursuant to the Directors Plan. See "Management--Director Compensation." The award of such shares will cause further dilution to new investors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1996 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom to the Company. See "Use of Proceeds." This information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Prospectus.

                                                                                              DECEMBER 31, 1996
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Long-term debt:
  Bank Loan Agreement (1).................................................................  $   5,737   $      --
                                                                                            ---------  -----------
        Total debt........................................................................      5,737          --
Stockholders' equity:
  Class A Stock, par value $.01 per share, 25,000,000 shares authorized, 11,449,423 shares
    issued and outstanding................................................................        114         131
  Class B Stock, par value $.01 per share, 2,000,000 shares authorized, 1,364,400 shares
    issued and outstanding................................................................         14          14
  Additional paid-in-capital..............................................................        810      23,588
  Retained earnings.......................................................................     29,649      29,649
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     30,587      53,382
                                                                                            ---------  -----------
      Total capitalization................................................................  $  36,324   $  53,382
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) For a description of the Bank Loan Agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Bank Loan Agreement" and Note 4 to the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial information with respect to the Company as of and for the periods indicated. The consolidated financial information as of and for the years ended September 25, 1992, September 24, 1993, September 30, 1994, September 29, 1995 and September 27, 1996 has been derived from the audited consolidated financial statements of the Company. The consolidated financial information as of and for the quarters ended December 31, 1995 and December 31, 1996 has been derived from unaudited consolidated financial statements of the Company, which in the opinion of management have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the quarter ended December 31, 1996 are not necessarily indicative of results to be expected for the full fiscal year. This selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                           YEAR ENDED
                                                    ---------------------------------------------------------
                                                    SEPT. 25,   SEPT. 24,   SEPT. 30,   SEPT. 29,   SEPT. 27,
                                                      1992        1993        1994        1995        1996
                                                    ---------   ---------   ---------   ---------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues:
    Commissions and clearing fees.................   $10,246     $16,910     $20,386     $23,977     $36,470
    Interest revenue..............................     3,980       5,838       9,856      16,297      22,518
    Equity income (loss) from investments.........     --           (240)       (575)        543       3,359
    Gain from sale of partnership interest........     --          --          --            584       --
    Other.........................................       773       1,031       1,694       1,481       3,032
                                                    ---------   ---------   ---------   ---------   ---------
      Total revenues..............................    14,999      23,539      31,361      42,882      65,379
    Interest expense..............................     1,852       2,258       3,912       7,862      11,040
                                                    ---------   ---------   ---------   ---------   ---------
      Net revenues................................    13,147      21,281      27,449      35,020      54,339
  Expenses excluding interest:
    Employee compensation and benefits............     4,186       5,368       6,538       8,482      14,050
    Commissions and clearance.....................     1,474       1,447       1,717       2,517       2,531
    Communications................................       890       1,289       1,892       2,353       3,686
    Occupancy and equipment costs.................       650         970       1,412       1,627       2,890
    Advertising and promotion.....................     2,091       3,928       5,987       4,842       7,537
    Provision for losses..........................        24         131         266       1,429         148
    Amortization of goodwill......................         7           7           7          94         363
    Other.........................................     1,098       1,877       2,180       2,846       4,717
                                                    ---------   ---------   ---------   ---------   ---------
      Total expenses excluding interest...........    10,420      15,017      19,999      24,190      35,922
                                                    ---------   ---------   ---------   ---------   ---------
  Income (loss) before provision for income
    taxes.........................................     2,727       6,264       7,450      10,830      18,417
  Provision for income taxes......................     1,086       2,119       2,619       3,799       7,259
                                                    ---------   ---------   ---------   ---------   ---------
  Net income (loss)...............................    $1,641      $4,145      $4,831      $7,031     $11,158
                                                    ---------   ---------   ---------   ---------   ---------
                                                    ---------   ---------   ---------   ---------   ---------
  Earnings (loss) per share.......................     $0.11       $0.30       $0.38       $0.55       $0.87
                                                    ---------   ---------   ---------   ---------   ---------
                                                    ---------   ---------   ---------   ---------   ---------
  Weighted average shares outstanding.............    14,599      13,716      12,856      12,814      12,814

OPERATING DATA:
  Average customer trades per day.................       841       1,220       1,519       2,055       3,670
  Assets in customer accounts (in billions).......       n/a       $1.19       $1.66       $2.36       $3.99
  Number of active accounts (1)...................       n/a         n/a      61,665      81,171     105,565
  Average net revenue per trade...................       $62         $69         $70         $67         $59
  Operating margin (2)............................        21%         29%         27%         31%         34%
  Return on average equity (3)....................        44%         69%         49%         47%         44%

                                                       QUARTER ENDED
                                                    --------------------
                                                    DEC. 31,    DEC. 31,
                                                      1995        1996
                                                    ---------   --------

CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues:
    Commissions and clearing fees.................     $8,270    $10,439
    Interest revenue..............................      5,370      7,007
    Equity income (loss) from investments.........        627        788
    Gain from sale of partnership interest........     --          --
    Other.........................................        547        808
                                                    ---------   --------
      Total revenues..............................     14,814     19,042
    Interest expense..............................      2,765      3,690
                                                    ---------   --------
      Net revenues................................     12,049     15,352
  Expenses excluding interest:
    Employee compensation and benefits............      2,896      4,142
    Commissions and clearance.....................        823        629
    Communications................................        736      1,222
    Occupancy and equipment costs.................        501      1,112
    Advertising and promotion.....................      1,484      6,630
    Provision for losses..........................          6         12
    Amortization of goodwill......................         91         91
    Other.........................................      1,043      1,578
                                                    ---------   --------
      Total expenses excluding interest...........      7,580     15,416
                                                    ---------   --------
  Income (loss) before provision for income
    taxes.........................................      4,469        (64)
  Provision for income taxes......................      1,857         11
                                                    ---------   --------
  Net income (loss)...............................     $2,612       $(75)
                                                    ---------   --------
                                                    ---------   --------
  Earnings (loss) per share.......................      $0.20     $(0.01)
                                                    ---------   --------
                                                    ---------   --------
  Weighted average shares outstanding.............     12,814     12,814
OPERATING DATA:
  Average customer trades per day.................      3,081      4,542
  Assets in customer accounts (in billions).......      $3.25      $4.49
  Number of active accounts (1)...................     89,671    110,250
  Average net revenue per trade...................        $62        $52
  Operating margin (2)............................         37%         0%
  Return on average equity (3)....................         50%        (1)%

                                                      SEPT. 25,    SEPT. 24,    SEPT. 30,    SEPT. 29,    SEPT. 27,    DEC. 31,
                                                        1992         1993         1994         1995         1996         1996
                                                     -----------  -----------  -----------  -----------  -----------  ----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and segregated investments..................   $  40,592    $  53,787    $ 101,352    $ 125,456    $ 191,436     $258,883
  Receivable from customers and correspondents.....      47,892       86,281       99,627      130,187      166,075      200,594
  Total assets.....................................      93,267      151,228      216,991      287,105      401,679      502,486
  Payable to customers and correspondents..........      85,299      138,958      198,539      251,862      356,943      454,159
  Notes payable....................................      --           --           --            7,097        4,853        5,737
  Stockholders' equity.............................       4,394        7,831       12,473       19,504       30,662       30,587

------------------------------
(1) Active accounts consist of those accounts at period end with activity in the last twelve months.
(2) Operating margin is computed by dividing income (loss) before provision for income taxes by net revenues.
(3) Return on average equity is computed by dividing net income (loss) by stockholders' equity averaged on a quarterly basis (annualized for fiscal quarters ended December 31, 1995 and 1996).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    The Company was established in 1971 and has conducted its operations in the discount brokerage industry since 1975. The Company's consolidated financial statements include the accounts of AmeriTrade Holding Corporation and its wholly owned discount brokerage subsidiaries, Accutrade, Aufhauser, Ceres and All American, and its wholly owned securities clearing subsidiary, AmeriTrade Clearing. The Company began to provide clearing and execution services for its own broker-dealer subsidiaries and for independent correspondents in 1983. Throughout the 1980s, the Company's discount securities brokerage and clearing and execution businesses experienced significant growth, both in terms of number of accounts and trading volume. In the 1990s, the Company has continued to grow and has diversified its services through the formation of Ceres in 1994 and eBroker in 1996. In July 1995, the Company acquired the net assets of Aufhauser for approximately $7.6 million in cash. Of the total purchase price, $7.0 million was allocated to goodwill, which is being amortized over a 20 year period. In October 1995, the Company acquired the net assets of All American for approximately $0.2 million.

    The Company's retail brokerage services are provided under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. The Company developed this branding strategy in response to competitive pressures in the discount brokerage market with respect to price, technology and customer service. Ceres was established to satisfy demand for brokerage services with the lowest possible transaction costs to individual investors. eBroker was established to satisfy the growing demand for Internet-only brokerage services. Aufhauser was acquired to offer superior customer service and research and investment analysis. Accutrade has developed into a discount broker that offers advanced technology delivery systems. During the year ended September 27, 1996 and the quarter ended December 31, 1996, each of these brands achieved significant growth in average trades per day, number of active accounts and total revenues, with Ceres and eBroker constituting a growing proportion of the Company's business.

    The Company's revenues consist primarily of transaction revenues and interest revenues. Transaction revenues include brokerage commissions, securities transaction clearing fees and payments based on order flow. Interest revenues are generated by charges to customers on debit balances maintained in brokerage accounts and the investment of cash from operations and cash segregated in compliance with federal regulations in short-term marketable securities.

    Interest expense consists of amounts paid or payable to customers based on credit balances maintained in brokerage accounts, as well as costs related to notes payable, letters of credit and a revolving line of credit with financial institutions.

    The Company's operating expenses include employee compensation and benefits, commissions and clearing fees related to the processing of securities transactions, telephone, postage and other communications costs, occupancy and equipment costs, advertising and promotion costs, provision for losses related to the processing of securities transactions and amortization of goodwill established in connection with the acquisitions discussed above.

    In addition, the Company incurs supply costs related to the processing of customer confirmations, statements and other communications, as well as general office supply costs, legal costs and regulatory costs. These costs have been classified as other expenses on the Company's consolidated statements of income.

    For the years ended September 30, 1994, September 29, 1995 and September 27, 1996 and the quarter ended December 31, 1996, 74%, 68%, 67% and 68%, respectively, of the Company's net revenues were derived from commissions and clearing fees. Clearing services include the confirmation, receipt, settlement, delivery and recordkeeping functions involved in the processing of securities transactions. Included as a part of the clearing function is the assumption of responsibility for the possession and control of customer securities and other assets. As a result, the Company records on its balance sheet amounts receivable from customers that are a result of margin loans (loans made to customers that are collateralized by securities held in customers' brokerage accounts at the Company). In addition, the Company records on its balance sheet amounts payable to its customers and correspondent broker-dealers related to cash balances maintained by the Company on behalf of those customers and correspondents (free credit balances).

    The Company has arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. The Company derives a significant portion of its revenues from these execution agents for such order flow. The revenues generated by the Company under these arrangements for the years ended September 30, 1994, September 29, 1995 and September 27, 1996 and the quarter ended December 31, 1996 were 12%, 11%, 15% and 15%, respectively, of net revenues. The majority of these revenues were received from execution agents owned by Roundtable Partners, L.L.C. ("Roundtable"), an entity that was approximately 12.1% owned by the Company as of December 31, 1996. Although this practice of receiving payments for order flow is widespread in the securities industry, it has come under increased scrutiny in recent years. The SEC, the NASD and other SROs recently have announced that this industry practice may be challenged. Furthermore, competition between execution agents has narrowed the spread between bid and ask prices, which has made it less profitable for execution agents to offer order flow payments to brokers such as the Company's subsidiaries. The Company expects such payments to decrease as competition increases; however, the Company has taken steps and intends to take further steps to mitigate the financial impact of the loss of these revenues. In particular, to the extent that reduced order flow payments by execution agents result in increased profits to such agents, the Company expects to benefit through its investment in Roundtable. See "Business--Investments." The Company also has reduced its operating expenses per trade through increased use of technology. See "--Results of Operations." Nevertheless, there can be no assurance that the loss of any significant portion of these revenues will not have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Loss of Future Order Flow Payments."

    The Company operates in a new, rapidly evolving and intensely competitive market. As a result, a significant portion of its operating costs are incurred in connection with advertising and promotional activities. These expenditures represented 22%, 14% and 14% of net revenues in the years ended September 30, 1994, September 29, 1995 and September 27, 1996, respectively. The Company's primary advertising and promotional mediums include print, television, direct mail, online services and various Internet sites. See "Business--Marketing." The Company generally expenses all advertising and promotional costs as incurred. The Company increased its advertising and promotional activities substantially during the quarter ended December 31, 1996 and intends to maintain a high level of such expenditures during the remainder of fiscal 1997. Advertising and promotional expenses represented 43% of net revenues in the quarter ended December 31, 1996 and the Company expects that they will constitute a substantial percentage of net revenues for the remainder of fiscal 1997. The Company expects that this percentage will be in line with historical trends and will be below the 43% expended in the quarter ended December 31, 1996. As a result of the significantly increased advertising expenditures incurred in the quarter ended December 31, 1996, the Company recorded a net loss of $0.1 million for such quarter compared to net income of $2.6 million for the quarter ended December 31, 1995. The advertising expenditures were increased in response to favorable market conditions as part of the Company's ongoing marketing efforts. The Company expects that account activity resulting from such increased advertising expenditures will yield results for fiscal 1997 that are consistent with the Company's prior financial history; however, there can be no assurances in this regard.

    The Company derives over 85% of its revenues from the provision of discount brokerage services. The Company believes that the discount brokerage market is currently impacted by three significant trends that may affect its financial condition and results of operations. First, commissions charged to customers of discount brokerage services have steadily decreased over the past several years, and the Company expects such decreases to continue. See "Risk Factors--Volatile Nature of Securities Business." Although decreased commissions will have a negative effect on the Company's commission and clearing fee revenue per trade, the Company's experience to date indicates that decreased commissions result in increased account activity and increased commission and clearing fee revenue in the aggregate. Second, technology has increased in importance as delivery channels such as the Internet have become more prevalent. See "Business--Industry." During the quarter ended December 31, 1996, approximately 39% of the Company's transactions were generated through electronic mediums, including approximately 19% over the Internet. The Company expects that increased use of electronic mediums will proportionately increase the revenues of Ceres and eBroker, which should decrease expenses per trade. Finally, the effects of price competition and required investment in technology have resulted in some consolidation in the market. See "Risk Factors--Substantial Competition." Although no predictions can be made regarding the Company's future financial performance, the Company believes that its experience, cost structure, history of technological innovation and financial strength will permit it to successfully respond to these trends.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of net revenues and amounts per trade represented by certain items included in the Company's consolidated statements of income for the periods indicated:

                                                      YEAR ENDED                                           QUARTER ENDED
                    -------------------------------------------------------------------------------  -------------------------
                       SEPTEMBER 30, 1994         SEPTEMBER 29, 1995         SEPTEMBER 27, 1996          DECEMBER 31, 1995
                    -------------------------  -------------------------  -------------------------  -------------------------
                        %        $ PER TRADE       %        $ PER TRADE       %        $ PER TRADE       %        $ PER TRADE
                    ----------  -------------  ----------  -------------  ----------  -------------  ----------  -------------
Revenues:
  Commissions and
   clearing
   fees...........       74.3%    $   52.22         68.5%    $   45.93         67.1%    $   39.44         68.6%    $   42.61
  Interest
   revenue........       35.9         25.25         46.5         31.23         41.4         24.35         44.6         27.67
  Equity income
   (loss) from
   investments....       (2.1)        (1.47)         1.5          1.04          6.2          3.63          5.2          3.23
  Gain from sale
   of partnership
   interest.......        0.0        --              1.7          1.12          0.0        --              0.0        --
  Other...........        6.2          4.34          4.3          2.84          5.6          3.28          4.6          2.82
                      -----          ------      -----          ------      -----          ------      -----          ------
    Total
     revenues.....      114.3         80.34        122.5         82.16        120.3         70.70        123.0         76.33
  Interest
   expense........       14.3         10.02         22.5         15.06         20.3         11.94         23.0         14.25
                      -----          ------      -----          ------      -----          ------      -----          ------
    Net revenues..      100.0         70.32        100.0         67.10        100.0         58.76        100.0         62.08

Expenses excluding
  interest:
  Employee
   compensation
   and benefits...       23.8         16.75         24.2         16.25         25.9         15.19         24.0         14.92
  Commissions and
   clearance......        6.3          4.40          7.2          4.82          4.7          2.74          6.8          4.24
  Communications..        6.9          4.85          6.7          4.51          6.8          3.99          6.1          3.79
  Occupancy and
   equipment
   costs..........        5.1          3.62          4.6          3.12          5.3          3.12          4.2          2.58
  Advertising and
   promotion......       21.8         15.34         13.8          9.28         13.9          8.15         12.3          7.65
  Provision for
   losses.........        1.0          0.68          4.1          2.74          0.3          0.16          0.0          0.03
  Amortization of
   goodwill.......        0.0          0.02          0.3          0.18          0.7          0.39          0.8          0.47
  Other...........        7.9          5.59          8.1          5.45          8.7          5.10          8.7          5.37
                      -----          ------      -----          ------      -----          ------      -----          ------
    Total expenses
     excluding
     interest.....       72.8         51.25         69.0         46.35         66.3         38.84         62.9         39.05
                      -----          ------      -----          ------      -----          ------      -----          ------
Income (loss)
  before provision
   for income
   taxes..........       27.2         19.07         31.0         20.75         33.7         19.92         37.1         23.03
Provision for
  income taxes....        9.5          6.71         10.8          7.28         13.4          7.85         15.4          9.57
                      -----          ------      -----          ------      -----          ------      -----          ------
Net income
  (loss)..........       17.7%    $   12.36         20.2%    $   13.47         20.3%    $   12.07         21.7%    $   13.46
                      -----          ------      -----          ------      -----          ------      -----          ------
                      -----          ------      -----          ------      -----          ------      -----          ------


                        DECEMBER 31, 1996
                    --------------------------
                         %        $ PER TRADE
                    -----------  -------------
Revenues:
  Commissions and
   clearing
   fees...........       68.0 %    $   35.36
  Interest
   revenue........       45.6          23.73
  Equity income
   (loss) from
   investments....        5.1           2.67
  Gain from sale
   of partnership
   interest.......        0.0         --
  Other...........        5.3           2.74
                      -----           ------
    Total
     revenues.....      124.0          64.50
  Interest
   expense........       24.0          12.50
                      -----           ------
    Net revenues..      100.0          52.00
Expenses excluding
  interest:
  Employee
   compensation
   and benefits...       27.0          14.03
  Commissions and
   clearance......        4.1           2.13
  Communications..        8.0           4.14
  Occupancy and
   equipment
   costs..........        7.2           3.77
  Advertising and
   promotion......       43.2          22.46
  Provision for
   losses.........        0.1           0.04
  Amortization of
   goodwill.......        0.6           0.31
  Other...........       10.2           5.34
                      -----           ------
    Total expenses
     excluding
     interest.....      100.4          52.22
                      -----           ------
Income (loss)
  before provision
   for income
   taxes..........       (0.4)         (0.22)
Provision for
  income taxes....        0.1           0.04
                      -----           ------
Net income
  (loss)..........       (0.5)%    $   (0.26)
                      -----           ------
                      -----           ------

    QUARTERS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    NET REVENUES. Commissions and clearing fees increased 25% to $10.4 million in the first quarter of fiscal 1997 from $8.3 million in the first quarter of fiscal 1996. This increase was primarily attributable to an increase in the number of securities transactions processed, as average trades per day increased 47% to 4,542 in the first quarter of fiscal 1997 from 3,081 in the first quarter of fiscal 1996. The increase in transaction processing volume was primarily a result of a significant increase in advertising expenditures by the Company's discount brokerage businesses during the first quarter of fiscal 1997. The increase in transactions processed was partially offset by a decrease in average commission revenue per trade of 16% to $52 in the first quarter of fiscal 1997 from $62 in the first quarter of fiscal 1996, primarily as a result of an increased proportion of trades generated by Ceres and eBroker.

    Net interest revenue (interest revenue less interest expense) increased 27% to $3.3 million in the first quarter of fiscal 1997 from $2.6 million in the first quarter of fiscal 1996. This increase was due primarily to an increase of 171% in cash and cash equivalents segregated in compliance with federal regulations, an increase of 10% in customer and correspondent broker-dealer receivables and an increase of 64% in amounts payable to customers and correspondent broker-dealers in the first quarter of fiscal 1997 from the first quarter of fiscal 1996.

    Equity in the income of the Company's investments increased 33% to $0.8 million in the first quarter of fiscal 1997 from $0.6 million in the first quarter of fiscal 1996, due primarily to an increase in the Company's share in the net income of Roundtable of 30% during the same period.

    Other revenues increased 60% to $0.8 million in the first quarter of fiscal 1997 from $0.5 million in the first quarter of fiscal 1996, due primarily to an increase in marketing and service fees paid to the Company by mutual funds.

    EXPENSES EXCLUDING INTEREST. Employee compensation and benefits expense increased 41% to $4.1 million in the first quarter of fiscal 1997 from $2.9 million in the first quarter of fiscal 1996, due primarily to a corresponding increase in full-time employees during the same period.

    Commissions and clearance costs decreased 25% to $0.6 million in the first quarter of fiscal 1997 from $0.8 million in the first quarter of fiscal 1996, due primarily to efforts that the Company has undertaken to reduce execution, clearance, settlement and depository costs with outside entities.

    Communications expense increased 71% to $1.2 million in the first quarter of fiscal 1997 from $0.7 million in the first quarter of fiscal 1996, primarily as a result of the 47% increase in transaction processing volume and the impact of the Company's increased level of advertising and promotional activities in the first quarter of fiscal 1997 compared to the first quarter of fiscal 1996.

    Occupancy and equipment costs increased 120% to $1.1 million in the first quarter of fiscal 1997 from $0.5 million in the first quarter of fiscal 1996. This significant increase was due primarily to the lease of equipment to accommodate the employment growth during the latter stages of fiscal 1996 and the lease of approximately 15,000 square feet of additional space to meet growth needs, as well as the onset of depreciation of the Company's Accutrade FOR WINDOWS software, which was released in March 1996.

    Advertising and promotional expenses increased 340% to $6.6 million in the first quarter of fiscal 1997 from $1.5 million in the first quarter of fiscal 1996 as the Company substantially increased its print, television and online advertising expenditures.

    Other operating expenses increased 60% to $1.6 million in the first quarter of fiscal 1997 from $1.0 million in the first quarter of fiscal 1996, primarily as a result of increased confirmation and statement processing costs associated with the increase in transaction processing volume.

    Income tax expense was not material in the first quarter of fiscal 1997, consistent with the minimal net loss recognized during the quarter. The net loss was due primarily to the substantial advertising expenditures in the first quarter of fiscal 1997.

    FISCAL YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

    NET REVENUES. Commissions and clearing fees increased 52% to $36.5 million for fiscal 1996 from $24.0 million in fiscal 1995. This increase was primarily attributable to an increase in the number of securities transactions processed, as average trades per day increased 79% to 3,670 in fiscal 1996 from 2,055 in fiscal 1995. The effect of the first full year of operations of Aufhauser resulted in 52% of the increase in transaction processing volume. The remainder of this increase was a result of ongoing marketing efforts undertaken by the Company's discount brokerage subsidiaries and the introduction and subsequent marketing of the Accutrade FOR WINDOWS software in March 1996. The increase in transactions processed was partially offset by a decrease in average commission revenue per trade of 15% to $39 in fiscal 1996 from $46 in fiscal 1995, primarily as a result of an increased proportion of trades generated by Ceres.

    Net interest revenue increased 37% to $11.5 million in fiscal 1996 from $8.4 million in fiscal 1995. This increase was due primarily to an increase of 42% in cash and investments segregated in compliance with federal regulations, an increase of 28% in customer and correspondent broker-dealer receivables and an increase of 42% in amounts payable to customers and correspondent broker-dealers in fiscal 1996 over fiscal 1995.

    Equity income from the Company's investments increased to $3.4 million in fiscal 1996 from $0.5 million in fiscal 1995, due primarily to the Company's investment in Roundtable in March 1995.

    The Company recorded a fiscal 1995 gain of $0.6 million related to the sale of its interest in Bond Express, L.P. in August 1995.

    Other revenues increased 100% to $3.0 million for fiscal 1996 from $1.5 million for fiscal 1995, due primarily to an increase in marketing fees and service fees paid to the Company by mutual funds.

    EXPENSES EXCLUDING INTEREST. Employee compensation and benefits expense increased 66% to $14.1 million in fiscal 1996 from $8.5 million in fiscal 1995, due primarily to an increase in full-time employees to 334 as of September 27, 1996 from 184 as of September 29, 1995. The Company anticipates that employee compensation and benefits expense will continue to increase in part due to employment agreements with certain Company officers that became effective during fiscal 1997. See "Management-- Executive Officer Compensation--Employment Agreements."

    Commissions and clearance costs were $2.5 million in both fiscal 1996 and fiscal 1995. These costs returned to a normalized level in fiscal 1996 in comparison with historical trends after a significant increase in fiscal 1995 related to the acquisition of Aufhauser.

    Communications expense increased 54% to $3.7 million in fiscal 1996 from $2.4 million in fiscal 1995, primarily as a result of the 79% increase in transaction processing volume, offset in part by lower communication costs per transaction during the same period.

    Occupancy and equipment costs increased 81% to $2.9 million in fiscal 1996 from $1.6 million in fiscal 1995. This significant increase was due primarily to the lease of additional space to accommodate the employment growth during fiscal 1996 and the onset of depreciation of the Company's Accutrade FOR WINDOWS software, which was released in March 1996.

    Advertising and promotion expenses increased 56% to $7.5 million in fiscal 1996 from $4.8 million in fiscal 1995 as the Company increased its advertising and promotional expenditures in connection with the introduction and promotion of its Accutrade FOR WINDOWS software in March 1996.

    Provision for losses, net of recoveries, was $1.4 million in fiscal 1995, due primarily to the settlement of a complaint relating to alleged responsibility for trading losses. See Note 8 to the Consolidated Financial Statements.

    Amortization of goodwill increased to $0.4 million in fiscal 1996 from $0.1 million in fiscal 1995 due to the July 1995 acquisition of Aufhauser.

    Other operating expenses increased 68% to $4.7 million in fiscal 1996 from $2.8 million in fiscal 1995, primarily as a result of increased confirmation and statement processing costs associated with the increase in transaction processing volume.

    Income tax expense increased 92% to $7.3 million in fiscal 1996 from $3.8 million in fiscal 1995, consistent with the increase in net income before income taxes during the same period.

    FISCAL YEARS ENDED SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994

    NET REVENUES. Commissions and clearing fees increased 18% to $24.0 million for fiscal 1995 from $20.4 million in fiscal 1994. This increase was primarily attributable to an increase in the number of securities transactions processed, as average trades per day increased 35% to 2,055 in fiscal 1995 from 1,519 in fiscal 1994. The increase in transaction processing volume was primarily a result of the marketing efforts undertaken by the Company's discount brokerage subsidiaries and the acquisition of Aufhauser in July 1995. The increase in transactions processed was partially offset by a decrease in average commission revenue per trade of 12% to $46 in fiscal 1995 from $52 in fiscal 1994, primarily as a result of an increased proportion of trades generated by Ceres. In addition, the acquisition of Aufhauser contributed significantly to the 32% increase in the number of active accounts from 61,665 at September 30, 1994 to 81,171 at September 29, 1995.

    Net interest revenue increased 42% to $8.4 million in fiscal 1995 from $5.9 million in fiscal 1994. This increase was due primarily to an increase of 24% in cash and investments segregated in compliance with federal regulations, an increase of 31% in customer and correspondent broker-dealer receivables and an increase of 27% in amounts payable to customers and correspondent broker-dealers in fiscal 1995 over fiscal 1994.

    Equity income from the Company's investments increased to $0.5 million in fiscal 1995 from a loss of $0.6 million in fiscal 1994, due primarily to the Company's investment in Roundtable in March 1995, which generated income of $0.9 million.

    The Company recorded a fiscal 1995 gain of $0.6 million related to the sale of its interest in Bond Express, L.P. in August 1995.

    Other revenues decreased 13% to $1.5 million for fiscal 1995 from $1.7 million for fiscal 1994, due primarily to a decrease in transfer and service fees generated from correspondent broker-dealers.

    EXPENSES EXCLUDING INTEREST. Employee compensation and benefits expense increased 31% to $8.5 million in fiscal 1995 from $6.5 million in fiscal 1994, due primarily to an increase in full-time employees to 184 as of September 29, 1995 from 147 as of September 30, 1994.

    Commissions and clearance costs increased 47% to $2.5 million in fiscal 1995 from $1.7 million in fiscal 1994, due primarily to clearing charges incurred in fiscal 1995 by Aufhauser for services provided by its previous clearing firm after its acquisition by the Company but prior to the conversion of its clearing function to AmeriTrade Clearing.

    Communications expense increased 26% to $2.4 million in fiscal 1995 from $1.9 million in fiscal 1994, primarily as a result of the 35% increase in transaction processing volume in fiscal 1995 over fiscal 1994.

    Occupancy and equipment costs increased 14% to $1.6 million in fiscal 1995 from $1.4 million in fiscal 1994, due primarily to the depreciation of additional furniture and equipment purchased in fiscal 1995.

    Advertising and promotion expenses decreased 20% to $4.8 million in fiscal 1995 from $6.0 million in fiscal 1994 as the Company reduced its advertising and promotional expenditures related to Accutrade prior to its development and promotion of its Accutrade FOR WINDOWS software.

    Provision for losses, net of recoveries, was $1.4 million in fiscal 1995 due primarily to the settlement of a complaint relating to alleged responsibility for trading losses. See Note 8 to the Consolidated Financial Statements.

    Amortization of goodwill was $0.1 million in fiscal 1995 due to the July 1995 acquisition of Aufhauser.

    Other operating expenses increased 27% to $2.8 million in fiscal 1995 from $2.2 million in fiscal 1994, primarily as a result of increased confirmation and statement processing costs associated with the increase in transaction processing volume.

    Income tax expense increased 45% to $3.8 million in fiscal 1995 from $2.6 million in fiscal 1994, consistent with the increase in net income before income taxes during the same period.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its growth primarily through the use of funds generated from operations. As of December 31, 1996, the Company had $16.8 million in cash and cash equivalents, working capital of $4.0 million and $2.3 million available under its revolving line of credit. As of September 27, 1996, the Company had $15.8 million in cash and cash equivalents, working capital of $6.4 million and $4.0 million available under its revolving line of credit.

    The Company is subject to the requirements of the SEC and the NASD relating to liquidity, capital standards and the use of customer funds and securities. The Company has historically operated in excess of the minimum net capital requirements. See "Business--Government Regulation." The net proceeds from the Offering will enhance the Company's net capital position, thereby enabling it to more readily expand its brokerage and clearing businesses. The Company anticipates based on management's experience and current industry trends that its available cash resources and credit facilities, combined with the net proceeds to the Company from the Offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the next twelve months.

    OPERATING CASH FLOW

    The Company generated $0.1 million in cash from operations in the quarter ended December 31, 1996, compared to $0.5 million in the quarter ended December 31, 1995. The decrease in the quarter ended December 31, 1996 was primarily attributable to a significant increase in advertising expenditures, offset in part by an increase in transaction volume related to growth in the Company's discount brokerage operations. The Company generated $20.9 million in cash from operations in fiscal 1996, compared to $7.4 million and $2.0 million in fiscal 1995 and 1994, respectively. The increase in fiscal 1996 was attributable primarily to an increase in transaction volume related to growth in the discount brokerage operations and the acquisition of Aufhauser.

    Cash provided by investing activities was $0.1 million in the quarter ended December 31, 1996, compared to a use of cash of $1.4 million in the quarter ended December 31, 1995. The use of cash in the quarter ended December 31, 1995 was primarily a result of a $1.25 million investment in Telescan, Inc. ("Telescan"). Cash used in investing activities was $4.7 million in fiscal 1996, down from $14.1 million in fiscal 1995 and up from $1.7 million in fiscal 1994. The significant use of cash in fiscal 1995 related to the purchase of property and equipment and the acquisition of ownership interests in Aufhauser and Telescan, as well as increases in the ownership interests of the Company's investments in Roundtable and Comprehensive Software Systems Ltd. ("CSS"). Uses of cash in fiscal 1996 related primarily to purchases of property and equipment and additional investments in Roundtable and CSS, offset by cash distributions received from Roundtable. See "Business--Investments."

    Cash provided by financing activities was $0.9 million in the quarter ended December 31, 1996, compared to $1.4 million in the quarter ended December 31, 1995. The decrease was attributable to an excess of bank borrowings over repayments in the quarter ended December 31, 1995 over the quarter ended December 31, 1996. Cash used in financing activities was $2.2 million in fiscal 1996, compared to cash provided by financing activities of $7.1 million in fiscal 1995 and cash used of $0.2 million in fiscal 1994. The cash provided in fiscal 1995 was due primarily to term notes payable issued in connection with the Aufhauser acquisition, and the cash used in fiscal 1996 was due to payments made on those term notes.

    BANK LOAN AGREEMENT

    The Company has entered into a Loan Agreement dated as of December 22, 1994 (as amended, the "Bank Loan Agreement") with the First National Bank of Omaha (the "Bank"). Pursuant to the Bank Loan Agreement, the Company has borrowed a term loan of $1.9 million payable in monthly installments of principal of $79,000 beginning January 31, 1995 until January 31, 1997, and a term loan of $6.0 million payable in monthly installments of principal of $125,000 beginning August 31, 1995 until July 31, 1999, and may borrow, pay and reborrow up to $4.0 million in revolving loans until January 31, 1998. As of December 31, 1996, the outstanding principal amount of the term loans was $4.0 million, and the outstanding principal amount of the revolving loans was $1.7 million. All of the loans bear interest at the rate designated by the Bank as its regional base rate, which at December 31, 1996 was 9.25%. The Company has pledged all of the outstanding stock of AmeriTrade Clearing to the Bank. The Company pays the Bank an annual maintenance fee of 0.5% through January 31, 1997 and 0.375% thereafter of the average daily unused amount of the revolving loans. The Bank Loan Agreement contains various covenants, the more restrictive requirements being: minimum net capital requirements, minimum net worth requirements, limitations on incurring additional indebtedness and limitations on the sale or pledge of capital stock of the Company's subsidiaries or a substantial part of the Company's assets.

    Letters of credit in an aggregate amount of $17.3 million as of December 31, 1996 have been issued on behalf of AmeriTrade Clearing by a financial institution. These letters of credit, which are for the benefit of securities clearinghouses, have been issued to support margin requirements. AmeriTrade Clearing pays a maintenance fee of 0.5% of the committed amount for each letter of credit. In addition, the same financial institution may make loans to AmeriTrade Clearing if requested under a note. AmeriTrade Clearing has pledged customer securities, the amount of which fluctuates from time to time, to secure its obligations under the letters of credit and the note. As of December 31, 1996, no amounts were outstanding under the note.

    CAPITAL EXPENDITURES

    The Company's anticipated capital expenditures for fiscal 1997 approximate $6.0 million, primarily for the purchase of office, computer and other operating equipment. In addition, at September 27, 1996, the Company had lease commitments for operating equipment and facilities of $2.1 million for fiscal 1997, with an aggregate commitment of approximately $14.3 million through 2013.

                                    BUSINESS

    THE TEXTUAL PORTION OF THIS PROSPECTUS AND A DEMONSTRATION OF CERTAIN OF THE COMPANY'S PRODUCTS AND SERVICES, WHICH DEMONSTRATION IS PART OF THIS PROSPECTUS, ARE AVAILABLE ON THE CD-ROM PORTION OF THIS PROSPECTUS ATTACHED TO THE INSIDE BACK COVER PAGE HEREOF.

OVERVIEW

    The Company is a technology and service driven provider of discount securities brokerage and related financial services. The Company provides retail brokerage services to individual investors throughout the United States and internationally through a variety of electronic mediums, including the Internet, and through registered representatives. The Company offers trade execution for stocks, mutual funds, options and bonds, as well as market data and research. The Company also provides clearing and execution services to its own retail brokerage operations, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. The Company had approximately 110,000 active accounts as of December 31, 1996, an increase from approximately 90,000 active accounts as of December 31, 1995. Approximately 40% of this increase was the result of a strategic acquisition made in July 1995, and the remainder was due primarily to increases in the Company's advertising expenditures. Average daily trading volume during the month of December 1996 increased to approximately 5,200 executed transactions from approximately 3,700 executed transactions during fiscal 1996.

    The Company has experienced significant growth over the past five years while expanding profitability. Trading volumes have increased at an average annual rate of 45% from fiscal 1992 through fiscal 1996. Net revenues and net income have grown at average annual rates of 43% and 61%, respectively, over the same period. These increases, along with the Company's ability to decrease costs through the use of new technologies and its aggressive marketing, have resulted in an average return on equity over the same five-year period of 51% and an operating margin that has increased from 21% in fiscal 1992 to 34% in fiscal 1996. Net revenues for the quarter ended December 31, 1996 increased 27% over net revenues for the quarter ended December 31, 1995. As a result of significantly increased advertising expenditures incurred in the quarter ended December 31, 1996, the Company recorded a net loss of $0.1 million for such quarter, compared to net income of $2.6 million for the quarter ended December 31, 1995. The advertising expenditures were increased in response to favorable market conditions as part of the Company's ongoing marketing efforts. The Company expects that account activity resulting from such increased advertising expenditures will yield results for fiscal 1997 that are consistent with the Company's prior financial history; however, there can be no assurances in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    The Company's success in the discount brokerage industry is a result of its creative approach to the delivery of retail brokerage and execution and clearing services. Retail brokerage services are provided under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. Accutrade offers advanced technology delivery systems to sophisticated investors. Aufhauser provides third-party research and investment analysis to experienced investors. Ceres offers execution services to customers who want minimal transaction costs. eBroker provides execution services exclusively through the Internet. This branding strategy allows the Company to align the cost structures of its discount brokerage businesses with the level of services desired by their customers. By providing clearing and execution services, the Company is able to expand its customer base, provide synergies to the Company's retail brokerage businesses and diversify its revenues.

    The Company offers its retail brokerage customers the opportunity to conduct business through a diversity of electronic mediums, including the Internet, automated touchtone telephone, personal computer, the Sharp Zaurus personal digital assistant and facsimile machine. During the quarter ended December 31, 1996, approximately 39% of the Company's transactions were generated through electronic mediums. The

Company also maintains a staff of over 130 registered representatives to service customers directly. By combining innovative technology and a range of delivery systems with over 21 years of industry expertise, the Company is able to provide sophisticated services and efficient transaction execution while offering commissions that are among the lowest in the discount brokerage industry. Commissions charged to customers of discount brokerage services have steadily decreased over the past several years; however, the Company believes based on published reports that its brokerage commissions are still substantially lower than those charged by full-commission or traditional discount brokerage firms and are in many cases lower than those charged for similar transactions by other brokers that offer their services through electronic mediums. See "Risk Factors--Volatile Nature of Securities Business."

    The Company also provides services to over 70 independent broker-dealers, depository institutions, registered investment advisers and financial planners through AmeriTrade Clearing and AmeriVest. AmeriTrade Clearing provides complete securities transaction clearing and execution services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers, registered investment advisors and financial planners. AmeriVest provides discount brokerage services to depository institutions that do not operate their own registered broker-dealers. Providing services to these correspondents allows the Company to reach investors who rely on more traditional investment services, such as investment advice, or who prefer to deal with local or regional financial service providers. During the year ended September 27, 1996 and the quarter ended December 31, 1996, the delivery of financial services to unaffiliated correspondents accounted for approximately 11% and 9%, respectively, of the Company's net revenues.

INDUSTRY

    Before 1975, all stock exchanges required brokers to charge fixed minimum commissions for trades of listed stocks. Under pressure from Congress, the Department of Justice and the SEC, these policies were changed, which allowed for negotiated commissions and the unbundling of investment services. These developments brought about the advent of the discount brokerage firm, which could separate financial advisory services from execution services, and could execute trades at a lower cost than a full-commission broker. Although investors have been able to use discount brokerage services for years, various emerging trends make the modern investor more likely to use discount brokerage services, particularly electronic brokerage services.

    First, the unbundling of brokerage services from other financial services has permitted investors to pick and choose among various financial service providers for specified services. As a result, firms have emerged that provide the services provided by a full-commission broker on an A LA CARTE basis. Firms now specialize in investment advice, the provision of financial information and financial planning. Other firms, like the Company, specialize in providing discount securities brokerage services.

    Second, consumers have expanded access to powerful, yet inexpensive technology and are becoming more comfortable with and proficient in the use of this technology. The use of this new technology to sort and deliver vast amounts of information, to facilitate inexpensive communication of data and for the completion of financial transactions has been growing at an accelerating rate. Specifically, the Internet has produced thousands of new cyber-investors every day, primarily through the World Wide Web. Forrester Research, Inc. estimates the number of electronic brokerage accounts approached 1.5 million by the end of 1996. Forrester further predicts the number of such accounts will grow to 10 million, carrying $524 billion of assets, by the year 2001, a 46% annual growth rate.

    Third, investors are becoming more self-reliant and value conscious in the pursuit of their financial goals. Investors are increasingly willing to acquire the information about, and an understanding of, investment alternatives and have become increasingly sophisticated and knowledgeable about investing. Access to a broad range of financial information and advice has decreased the necessity for full-service brokers. These investors make their own decisions about their financial future and tend to seek greater value, often in the form of lower transaction costs. As a result, the use of discount brokers and directly marketed no-load mutual funds have increased in market share at the expense of traditional providers charging a higher commission or sales load.

    Finally, the growth in financial assets held by an individual is accelerating. Large numbers of "baby boomers" are beginning to invest for their children's education and for their own retirement. Additionally, it is estimated that these individuals, many of whom have greater education, technical capabilities and investment choices than their parents, as well as greater access to information, will inherit up to $10 trillion from the previous generation during the next decade. This represents the largest absolute transference of wealth in history.

    The convergence of these trends is creating a new marketplace for financial services. It is also creating a new investor, who is self-reliant, comfortable with the use of technology and value oriented. The Company seeks to be the leading provider of financial services to this new investor.

BUSINESS STRATEGY

    The Company seeks to capitalize on the changing financial services industry and to increase its market share by continuing with an approach based on four key strategies:

    - MARKET DISTINCT BRANDS TO SPECIFIC GROUPS OF DISCOUNT BROKERAGE
      CUSTOMERS. The Company markets distinct brands with a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. By providing specified services to targeted customers in the discount brokerage market, the Company believes based on management's experience and focus group research that it appeals to a broader range of investors seeking brokerage services at discount prices. Accutrade provides more technologically advanced solutions than the Company's other brands, including program investing and basket trading available through Accutrade FOR WINDOWS. Aufhauser is marketed to experienced investors seeking research and customer service. Aufhauser also provides international investors interested in the U.S. securities market with multi-lingual service and with toll-free telephone access from 36 countries. Ceres is directed at investors who are seeking simple and efficient execution services at the lowest possible transaction cost. eBroker serves investors who are comfortable with the Internet and prefer to trade exclusively through electronic communication in exchange for low-priced trade executions. Through this market segmentation approach, the Company is able to deliver products and services tailored to the specific needs of its customers in the most cost efficient manner. See "--Discount Securities Brokerage Services."

    - CREATE TECHNOLOGICALLY INNOVATIVE SOLUTIONS TO INVESTOR NEEDS. The Company is a technology leader in the retail brokerage and clearing and execution businesses:

       - In 1988, the Company was the first broker to implement automated touchtone trading technology, which allows customers to place trades and obtain quotes electronically using the telephone.

       - In 1994, the Company became the first brokerage firm to offer trading services over the Internet.

       - In 1995, the Company introduced a trading application for the Sharp Zaurus personal digital assistant, which allows portable access to trades, quotes, positions and balances.

       - In 1996, the Company introduced Accutrade FOR WINDOWS, the first online investing system that permits individual investors to engage in program investing and basket trading.

       - The Company recently completed the development and introduction of AmeriTrade OnLine, a technologically advanced financial system for its correspondents that integrates the products and services of some of the world's foremost financial service vendors into one Internet-based system.

     The Company is actively pursuing additional technologies to service the rapidly evolving financial services industry. See "--Strategic Relationships" and "--Product Development."

    - PROVIDE TRANSACTION VALUE TO INVESTORS. The Company strives to offer investors transaction value by providing specified services at prices that are among the lowest in the discount brokerage industry. eBroker offers a flat $12.00 commission on Internet-only trades for an equity order of any size. For investors who want access to registered representatives as well as the Internet to place trades, Ceres charges a flat $18.00 fee for an equity order of any size. Investors desiring more services, such as increased technology, more trading options or research, may use Aufhauser or Accutrade. Through more efficient operations, an increasing number of transactions and the use of advanced technology, the Company strives to minimize costs, which allows it to offer some of the best transaction values in the industry. See "--Discount Securities Brokerage Services."

    - EXPAND CLEARING AND EXECUTION SERVICES TO CORRESPONDENTS. The Company intends to leverage the advanced technology offered to its retail brokerage customers to increase its clearing and execution business with correspondents. Providing clearing and execution services permits the Company to expand its customer base and diversify its revenues. Providing clearing and execution services for its own broker-dealer subsidiaries allows the Company to realize efficiencies and achieve strategic flexibility as a result of its ability to control the delivery of these services without relying on third parties. See "--Clearing and Execution Services."

DISCOUNT SECURITIES BROKERAGE SERVICES

    The Company provides retail discount brokerage services under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. The following chart summarizes by brand these services and the average commission per trade charged to customers during the month ended December 31, 1996:

                                                                             ACCUTRADE      AUFHAUSER       CERES       EBROKER
                                                                           -------------  -------------     -----     -----------
WAYS TO TRADE
    Internet.............................................................        -              -             -            -
    Touchtone telephone..................................................        -              -             -
    Personal computer....................................................        -              -
    Windows-based software...............................................        -
    Zaurus...............................................................        -                            -
    Fax..................................................................        -              -
    Registered representative............................................        -              -             -
PRODUCTS
    Stocks...............................................................        -              -             -            -
    Mutual funds.........................................................        -              -             -
    Options..............................................................        -              -             -            -
    Bonds................................................................        -              -             -
    American depositary receipts.........................................        -              -             -            -
    Foreign securities...................................................        -              -             -
    Certificates of deposit..............................................        -              -
    Precious metals......................................................        -              -
SERVICES OFFERED
    Quotes...............................................................        -              -             -            -
    Research.............................................................        -              -
    IRAs.................................................................        -              -             -            -
    Debit card...........................................................        -              -
    Check writing........................................................        -              -
    News.................................................................        -              -
    Tax lot accounting...................................................        -
    Program investing....................................................        -
    Basket trading.......................................................        -
AVERAGE COMMISSION PER TRADE CHARGED TO CUSTOMERS*.......................    $      51      $      33     $      19    $      13

------------------------------

* A postage, insurance and handling charge ("PIH") also is added to certain transactions of Accutrade and Aufhauser. The average PIH at Accutrade is less than $.50 per transaction and the average PIH at Aufhauser is approximately $1.60 per transaction. No PIH is charged at Ceres or eBroker.

               [LOGO]

    Accutrade is a discount broker that offers advanced technology delivery systems for sophisticated investors. Accutrade and its predecessors have been providing value added brokerage services to customers since 1975. Accutrade currently allows customers to access its services through personal computer, the Internet, the Sharp Zaurus personal digital assistant, automated touchtone telephone and facsimile, and through registered representatives. Through its diverse mediums, Accutrade currently permits customers to trade in stocks, mutual funds, options and bonds.

    Accutrade is a leader in innovative technology that gives customers flexibility in account management at discount brokerage commissions. Accutrade pioneered automated touchtone trading technology in 1988, which allows customers to place trades and obtain quotes electronically using the telephone. In 1993, Accutrade PC was introduced, which allows customers the ability to place trades and retrieve quotes, positions and balances using a personal computer. In 1995, the Company capitalized on evolving technologies by introducing a trading application for the Sharp Zaurus personal digital assistant, which allows portable access to trades, quotes, positions and balances.

    Accutrade's Web site allows customers to enter orders for stocks, mutual funds and options, to view their balances, positions, order status, quotes and transaction history and to use research from Thomson Financial Services. The research offered includes historical and intra-day charts, company reports, earnings estimates, stock screening and general market information.

    Accutrade FOR WINDOWS was introduced in March 1996 to provide individual investors with an online investing system. Accutrade FOR WINDOWS is a powerful Windows-based trading software package that gives customers the ability to manage their financial assets. Customers using Accutrade FOR WINDOWS may place orders for stocks, mutual funds, options and corporate bonds. Customers can also review their balances, positions, transaction history and order status, and obtain quotes. In addition, the program enables customers to track multiple portfolios and tax lots and generates a variety of reports, including a Schedule D for income tax purposes. Customers can create quote lists of their favorite stocks and keep price histories for them. Accutrade FOR WINDOWS also offers symbol lookup and creates a report of all of the equity options for an underlying stock. To provide additional helpful information to investors, the program includes a margin and option help file and a margin calculator.

    One of the advanced features of Accutrade FOR WINDOWS is the ability to make program investments. This feature permits customers to create conditions under which orders will be placed and then have their personal computer monitor the market to automatically place the order. Customers can also design baskets of stocks to track and trade. A price history of the basket can be tracked to determine how the basket is performing, and a single order can buy or sell the basket. Investors also can place spread, straddle and buy/ write orders using Accutrade FOR WINDOWS, features no other competing software offers. In addition, Accutrade FOR WINDOWS gives investors access to multiple news and research services. Customers can access company highlights from Ford Equity Research or detailed company reports and earnings estimates from Market Guide. Reuters Money Network and Telescan Investor's Platform software are also included.

    Accutrade offers a wide range of third-party research services to assist its customers in selecting the best trading strategy. Stock research includes professional reports on over 7,000 listed companies on the major exchanges, qualitative and quantitative analyses on all major industry sectors and ranking tables, including performance ratios for large, middle and small cap stocks. Accutrade's stock alerts notify clients of earnings, announcements, dividend reports, price changes of more than 3% and other significant events affecting investments.

    In addition to its trading department, which is staffed by registered representatives, Accutrade provides complete customer service for both technical and brokerage needs. Customer service representatives respond to inquiries about the technical services offered by Accutrade, including the Accutrade FOR WINDOWS system, the Accutrade Web site and Accutrade's Sharp Zaurus personal digital assistant application and to all other inquiries, which usually relate to securities transactions or other account activity. Active clients are assigned to their own customer service representative in order to provide continuity of service and to enhance the customer's relationship with Accutrade.

    Accutrade generally charges a commission of $28.00 plus 2 cents a share for an equity order and requires a minimum of $5,000 to open an account.

           [LOGO]

    The Company acquired Aufhauser in July 1995 in connection with the Company's business strategy to market distinct brands to different groups of investors in the discount brokerage market. Founded in New York, New York in 1981, Aufhauser is a discount brokerage firm that provides third-party research and investment analysis to experienced investors. Aufhauser was the first brokerage firm to offer trading services through the Internet via its WealthWEB site. Aufhauser provides customers with a wide array of investment vehicles, including common and preferred stocks, mutual funds, options, corporate and municipal bonds, American depositary receipts, various treasury obligations, foreign securities, certificates of deposit and precious metals. Additionally, Aufhauser offers cash management services, including checkwriting, debit cards, electronic funds transfers and cash machine access.

    Aufhauser provides access to its services through the Internet, automated touchtone telephone and personal computer and through registered representatives. WealthWEB connects customers to quotes, research, portfolio tracking and trade execution services. Furthermore, Aufhauser is positioned to service the rapidly growing interest of foreign investors in the United States securities market. Aufhauser provides multi-lingual service and toll-free access to customers in 36 nations around the world.

    Aufhauser strives to differentiate itself by providing a high level of personalized customer service. Aufhauser obtains research reports and gathers information on foreign securities upon request from customers. To assist customers in their transactions, Aufhauser also provides the latest news and information from a variety of outside sources that can be read over the phone or faxed to customers upon request.

    Aufhauser offers executions of equity trades for $24.99 for trades of up to 400 shares, $34.00 for trades of 400 shares up to 1,700 shares and two cents per share for trades in excess of 1,700 shares, with a 10% discount provided for electronic trades. Aufhauser does not require a minimum balance to open an account but does charge a one-time $20 fee if the opening balance is less than $10,000. Aufhauser also offers a special program whereby active traders can receive a year of equity executions, subject to certain restrictions, for a flat annual fee of $800. A minimum balance of $10,000 is required for flat fee accounts.

       [LOGO]

    Ceres is a discount broker that provides execution services to customers who want minimal transaction costs. Ceres began operations in 1994 in response to customer demand for the provision of brokerage services with the lowest possible transaction costs to individual investors. Ceres experienced an average increase in its account base of 9.3% per month during fiscal 1996. Through its automated systems and streamlined operations, Ceres is able to offer one of the lowest standard fees in the industry, charging a flat rate of $18.00 for an equity order of any size. Ceres requires a minimum of $5,000 to open an account.

    Ceres provides customers with an efficient way to obtain high-quality executions through automated touchtone telephone and registered representatives. Ceres also operates a Web site on the Internet that gives customers easy access to their accounts. This online access allows customers to place equity, mutual fund and option orders, view account balances, positions, order status and transaction histories and obtain quotes. The Ceres Web site also features a daily column by distinguished business writer Andrew Tobias. In addition, Ceres customers are able to take advantage of the Company's trading software for the Sharp Zaurus personal digital assistant, which permits customers to place trades as well as obtain quotes, positions, balances and confirmations electronically. Customers who have trade-related problems are offered service by one of Ceres's registered representatives. Registered representatives are available 16 hours every trading day to accept trade orders for execution during market hours and to respond to trade-related inquiries.

        [LOGO]

    eBroker commenced operations in May 1996 as the first Internet-only brokerage firm. eBroker has increased its customer base and its average daily transaction volume, on a month to month basis, each month from its inception to date. eBroker provides Internet trading services throughout the United States and internationally. eBroker's Web site permits customers to place equity and option orders, view account balances, positions, order status and transaction history and obtain quotes. Additionally, eBroker's Web site offers various types of company information and a demonstration of eBroker's trading system. By not maintaining expensive toll-free numbers or research staff, eBroker is able to offer a flat rate of $12.00 commission for an equity order of any size. eBroker requires a minimum of $10,000 to open an account.

    eBroker serves investors who are comfortable with the Internet and prefer to trade exclusively through electronic communications in exchange for low priced trade executions. Customer inquiries are accepted via e-mail and representatives are required to respond within 24 hours, although responses usually are sent by return e-mail the same day they are received. Although eBroker does not maintain toll-free telephone numbers for customer inquiry, it does provide local number access for customer inquires which are time sensitive in nature. The Company believes based on published reports that eBroker offers one of the lowest commission rates in the industry.

CLEARING AND EXECUTION SERVICES

       [LOGO]

    AmeriTrade Clearing provides complete securities transaction clearing services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners who serve their own retail customers. AmeriTrade Clearing provides safekeeping for approximately $4.0 billion in customer assets.

    AmeriTrade Clearing has recently completed the development and introduction of AmeriTrade OnLine, a technologically advanced financial system that integrates the products and services of some of the world's foremost financial service vendors into one Internet-based system. AmeriTrade OnLine permits correspondent broker-dealers, financial planners and registered representatives to design and implement investment planning programs for their customers using one integrated solution. Products available include equities, mutual funds, bonds, certificates of deposit, life insurance, annuities, retirement programs, wrap accounts and money market accounts. Services include estate planning, financial planning, portfolio development, asset allocation, asset management, personal accounting, tax analysis, news, quotes and research.

       [LOGO]

    AmeriVest is a wholesale provider of discount brokerage services to depository institutions, including banks, savings and loans and credit unions. AmeriVest acts as the discount brokerage arm of its customers, providing access for the institution's retail customers to the equity and bond markets so that the institution itself does not have to become a registered broker-dealer. AmeriVest maintains a staff of registered representatives to service the retail customers of its correspondent financial institutions.

STRATEGIC RELATIONSHIPS

    The Company is actively pursuing alliances with various companies to increase trading volume and operational efficiencies and to further enhance its brand name recognition.

     [LOGO]

    The Company currently has an agreement with USA Today Information Network ("USATIN"), which is a Web site created by the newspaper USA TODAY. Pursuant to this agreement, all four of the Company's discount brokerage businesses will be included in USATIN's Financial Marketplace section of USATIN. The agreement calls for the creation of co-branded Web sites with USATIN and each of the Company's discount brokerage businesses. These co-branded sites will have both USATIN's and the broker's logos and will grant USATIN subscribers access to marketing information provided by the broker and will permit subscribers to open an account with the broker and place trades through the Internet.

                [LOGO]

    The Company also has an agreement with Prodigy Services Corporation ("Prodigy") to have Accutrade, Aufhauser and Ceres included in Prodigy Internet, a new Prodigy product on the Internet. The Company will create co-branded Web sites for each of the three brokers. These co-branded sites will have both Prodigy Internet's and the broker's logos and will grant Prodigy Internet subscribers access to marketing information provided by the broker and will permit subscribers to open an account with the broker and place trades through the Internet.

       [LOGO]

    AmeriTrade Clearing has formed a strategic alliance with Essex Corporation ("Essex"), a leading independent marketer of annuities, mutual funds and life insurance through depository institutions. Essex and AmeriTrade Clearing have co-developed EASIS (Essex AmeriTrade Securities and Insurance Systems), an automated system that processes, tracks and reports both securities and insurance products. EASIS makes it possible for depository institutions to offer an array of securities and insurance products using a single-source, online system. AmeriTrade Clearing and Essex have also entered into a cross-marketing agreement, whereby Essex has agreed to refer certain of its banking clients and prospects to AmeriTrade Clearing for securities clearing services and AmeriTrade Clearing will refer certain of its clients and prospects to Essex for insurance and annuity products, in each case for a referral fee.

    The Company's strategic relationships have been entered into recently and do not represent a material portion of the Company's accounts, trading volume or revenues. See "Risk Factors--Risks Associated with Strategic Acquisitions and Relationships."

PRODUCT DEVELOPMENT

    The Company currently offers its customers a broad range of products and services designed to address their individual needs. A demonstration of certain of the Company's products and services, which demonstration is part of this Prospectus, is available on the CD-ROM portion of this Prospectus attached to the inside back cover page hereof. The Company also is actively pursuing opportunities to improve and increase the products and services offered to its customers.

    The Company is developing a financial services mall on the Internet, called OnMoney, which will allow its customers to obtain all the information and tools needed to manage their personal finances. This Web-based application will be open to use and ownership by any banks, brokers, investment advisors, mutual fund companies, insurance companies and other financial institutions that wish to provide a wide array of financial services. Customers will be able to choose from a variety of institutions and will receive a single statement that includes all of their financial information. They will also be able to access investment tools, financial management advice, market research and educational material.

    Accutrade is developing a brokerage application for the new Motorola PageWriter two-way pager. This pager will use the SkyTel wireless network to send messages back and forth between the customer's pager and Accutrade. Customers will be able to place orders, receive quotes and review their balances, positions and order status without needing access to a telephone or a computer.

    The Company has an agreement with Financial Internet Technologies ("FIT"), a joint venture between Olivetti SpA, a European technology conglomerate, and Sparekassernes Datacenter, a provider of banking systems in Denmark, whereby the Company will evaluate FIT's personal computer banking software for the U.S. market and FIT will evaluate the Company's electronic brokerage software for the European market. If the evaluation is successful, the two companies may make an arrangement to exchange technologies.

    The Company is evaluating a trading application for the Philips Screen Phone that would allow users to obtain quotes and trade securities. Philips Electronics N.V. is a leading world supplier of products, systems and services in the fields of lighting and electronics.

    In addition, the Company regularly examines new ways to provide financial and investment information to investors. Customers of the Company's brokerage businesses and visitors to the Company's Web sites currently have access to quotes; financial and market data; forecasts, research and analysis regarding stocks, mutual funds and bonds; company and industry profiles; and business news from one or more of the following providers:

    [SIG]

                      [SIG]

                                    [SIG]

                                                           [SIG]

                                                                    [SIG]

                                                                 [SIG]

    The Company is also considering the development or acquisition of technology that would allow customers to place orders using speech recognition technology, interactive television and artificial intelligence applications.

    Pursuing these opportunities demonstrates the Company's commitment to continue to offer its customers innovative products and services. The development of these products and services has not required any material capital expenditures to date and the Company does not anticipate that such development will require any material capital expenditures in the foreseeable future. The Company expenses all research and development costs as they are incurred. The Company regularly monitors the costs and projected benefits of its product and service developments to determine their continued viability. The Company does not believe that the failure of any of its current developments would have a material adverse effect on the Company's business, financial condition or operating results. See "Risk Factors--Rapidly Evolving Markets" and "Risk Factors--Risks Associated with New Products and New Markets."

MARKETING

    The Company seeks to increase its market share through direct-response advertising, advertising on its own and other Web sites, a public relations program and co-marketing. The Company has recently initiated an aggressive marketing campaign designed to bring greater brand name recognition to the Company's product lines. As a result, the Company intends to significantly increase its spending on print, television, radio, direct mail, telemarketing and online advertising during the current fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." From time to time, the Company may choose to increase spending on advertising to target specific groups of investors or to decrease advertising expenditures in response to market conditions.

    The Company's marketing focuses on advertising its discount brokerage services as a less expensive and more efficient way of initiating transactions, building awareness of the Company's product lines and selling the benefits of the Company's services. Print advertisements are placed in a broad range of business, technology and financial publications, including THE WALL STREET JOURNAL, BARRON'S, INVESTOR'S BUSINESS DAILY, FORBES, MONEY and WIRED. Online advertising is conducted through America Online, CompuServe and popular Web sites such as Yahoo!, Netscape, Wall Street Journal Interactive and Barron's Online. The Company advertises regularly on CNBC, CNNFN and other major business cable television networks. The Company also uses telemarketing and direct mail. The Company's aggressive advertising program has been a significant contributor to growth in new accounts. To monitor the efficacy of its various direct response marketing efforts, the Company has installed sophisticated prospect tracking and customer acquisition accounting systems.

    At the Company's Web sites, prospective customers are able to obtain detailed information on the Company's services, use an interactive demonstration system, request additional information and complete an account application online. Visitors to the Accutrade Web site can periodically participate in a stock trading game to increase awareness of Accutrade services. The Company intends to capitalize on the popularity of its Web sites by selling advertising to third parties who are interested in targeted marketing. In addition, there are links to home pages of the Company's product lines from more than 750 sites on the Web. The Company believes based on the increased number of visits to the Company's Web sites from such home pages that this is a significant factor in increasing brand awareness and generating leads, as consumers increasingly look to the Internet as a key source of information and commercial activity.

    The Company pursues public relations opportunities to build brand awareness. This campaign has resulted in appearances on CNN, CNBC and various local television stations, in addition to profiles in BUSINESS WEEK and THE WALL STREET JOURNAL. The Company also actively seeks speaking opportunities at industry conferences and events. The Company has established a number of co-marketing alliances to increase brand awareness. For example, the Company has co-branded Web sites with USA TODAY and Prodigy, which will provide targeted customers with business and market information. See "--Strategic Relationships."

    The Company's customers are currently able to trade securities online from anywhere in the world. Aufhauser provides multi-lingual customer service, and toll-free access to Aufhauser is available in 36 countries. Although the Company has not yet developed its strategy for international expansion, the Company intends in the future to increase its marketing efforts to attract more international customers. The Company has been discussing possible alliances with local institutions in foreign countries, such as brokers and depository institutions, to make the portfolio tracking, purchase and sale and funds transfer processes easier for foreign investors, to facilitate the handling of foreign securities and to ensure compliance with applicable international laws and regulations. In order to expand its services internationally, the Company would have to comply with regulatory controls of each specific country in which it conducts business. See "Risk Factors--Government Regulation."

    The Company markets its clearing and execution services primarily through its direct sales staff. The Company also has booths at trade shows and advertises in brokerage industry magazines and through AmeriTrade Clearing's Web site. In addition, the Company has entered into a marketing alliance with Essex, a leading provider of related financial products to depository institutions. See "--Strategic Relationships."

    All communications by the Company's subsidiaries with the public are regulated by the NASD. See "-- Government Regulation."

CUSTOMER SERVICE

    The Company strives to optimize the level of customer service provided to its clients by (i) expanding its use of technology to handle most typical inquiries generated in the course of customers' securities trading and related activities, (ii) ensuring adequate staffing with properly trained and motivated personnel in its customer service departments, enabling prompt response to customer service calls and (iii) tailoring customer service to the particular expectations of the clients of each of the Company's brokerage businesses.

    The Company's software and Web sites provide basic information on how to use the Company's services. For those inquiries that cannot be answered through one of the Company's automated systems, customers are encouraged to use e-mail for matters that are not time sensitive. The Company's operating standards require a response within 24 hours of receipt of the e-mail for such matters; however, the Company strives to respond within 60 minutes of the original message. The Company also maintains electronic bulletin boards where customers and potential customers can ask questions and exchange information about the Company's services. For customers who choose to call or whose inquiries necessitate calling one of the Company's customer service representatives, the Company is currently installing advanced call handling capabilities. These systems will provide automated answering, directing of calls to the proper department, information about current wait times, summary market data while the customer waits and the capability to exit the voice queue to leave a voice message for later response or to transfer to an automated system. The new telephone systems will also allow linkage between caller identification and the customer database to give the customer service representative immediate access to the customer's account data at the time the call is received. It is expected that these telephone systems will increase call handling efficiency and enhance the customers' experience when calling for service, particularly during periods of heavy market activity.

    The Company recognizes that many of its customers' inquiries require handling by customer service representatives. The Company strives to provide the best customer service in the industry as measured by (i) speed of response time on telephone calls, (ii) turnaround time on resolving customer inquiries and
(iii) customer satisfaction with the account relationship. The Company develops hiring plans by brand that reflect growth projections for each brand to ensure that adequate personnel are hired and trained in advance of customer needs. As of December 31, 1996, the Company employed in its discount brokerage businesses over 150 associates assigned to handle customer service calls. Customer service representatives receive training in brokerage operations, Company policies and procedures and basic telephone and clerical skills to ensure quality and accuracy. Each new representative is monitored closely by a lead representative, who is supervised by experienced operations managers. All telephone calls are recorded for purposes of training and supervision and to assist in the resolution of customer disputes. Hours of service vary by brand, with all businesses offering availability at least one hour before and after market hours.

    The Company monitors the speed of answering telephone calls from its customers. While each of the Company's brokerage businesses establishes its own target for maximum average wait time before answering, all of them strive to answer all customer calls in less than one minute and none of the businesses has encountered a material disruption in customer service as a result of excess customer calling volume. The greatest delays were experienced by Ceres in May 1996, during which the average customer response time was 5.25 minutes. During December 1996, the average answering time at Accutrade, Aufhauser and Ceres was 24 seconds. The Company also seeks to monitor the level of overall customer satisfaction through use of customer response cards sent with trade confirmations and through periodic surveys. Written comments, e-mails and electronic postings by customers are regularly reviewed by the Company's senior officers. It is the Company's policy to respond to all customer questions, comments or complaints, regardless of the manner received.

OPERATIONS

    ORDER PROCESSING

    Order processing and the resulting trade executions are essential parts of the delivery of the Company's services. The Company's order processing functions are performed by AmeriTrade Clearing. AmeriTrade Clearing receives customer trade orders generated by both its affiliated and independent correspondents through numerous mediums, including automated touchtone telephone, telephone calls with registered representatives, proprietary software provided to customers (e.g., Accutrade FOR WINDOWS), the Internet, online services and personal digital electronic devices.

    Once received, customer orders are subjected to internally developed credit algorithms to assess the presence of available funds, securities or credit in the customers' trading accounts. Upon meeting these acceptability criteria, customer orders are processed by electronically routing the buy or sell orders to another broker-dealer who is making a market in the security or who represents AmeriTrade Clearing on the floor of various national stock exchanges. Over 95% of AmeriTrade Clearing's trades in listed securities are executed by market making broker-dealers. AmeriTrade Clearing has established redundant backup electronic links to its primary and secondary execution agents and maintains flexible routing schedules with these execution agents to assure timely and best possible execution for its customers.

    All listed and OTC market orders without special qualifiers (subject to certain size limitations based on the order size in the primary market) are executed at no worse than the National Best Bid/Offer ("NBBO") at the time of receipt by a market making firm or exchange. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at prices inferior to the NBBO. Limit orders are executed based on time priority and indicated price. Qualifying limit orders in OTC securities between the inside market in the Nasdaq quote will be reflected in the NBBO, creating a new inside quote.

    CLEARING

    The Company provides clearing and execution services to each of its discount brokerage businesses, as well as to independent broker dealers, depository institutions, registered investment advisors and financial planners through its subsidiary, AmeriTrade Clearing. The clearing function involves a sharing of responsibilities between the clearing broker and the introducing broker. The Company's correspondents, as introducing brokers, are responsible for all customer contact, including opening customer accounts, responding to customer inquiries and placing customer orders with the clearing broker. As a clearing broker, AmeriTrade Clearing provides the following back office functions: maintaining customer accounts; extending credit (in a margin account) to the customer; settling security transactions with clearing houses (e.g., the Depository Trust Company and the National Securities Clearing Corporation); settling commissions and clearing fees; preparing customer trade confirmations and statements; performing designated cashiering functions, including the delivery and receipt of funds and securities to or from the customer; safeguarding funds and securities in customer accounts; transmitting tax accounting information to the customer and the applicable tax authority; forwarding prospectuses, proxies and other shareholder information to customers; preparing books and records in support of the above; and other related transactions.

    Included as a part of the clearing function is the assumption of responsibility for the possession and control of customer securities and other assets. As a result, the Company records on its balance sheet amounts receivable from customers that are a result of margin loans (loans made to customers that are collateralized by securities held in customers' trading accounts at the Company). In addition, the Company records on its balance sheet amounts payable to its customers and correspondent broker-dealers related to cash balances maintained by the Company on behalf of those customers and correspondents (free credit balances). Clearing operations involve substantial risks of losses due to errors in performing clearing functions or reporting and clerical errors related to the handling of customer funds and securities. See "Risk Factors--Risks Associated with Clearing Operations."

    AmeriTrade Clearing borrows securities both to cover short sales and to complete customer transactions in the event that a customer fails to deliver securities by the required date. AmeriTrade Clearing collateralizes such borrowings by depositing cash or securities with lending institutions. Securities borrowing transactions are executed pursuant to written agreements with counterparties that require that the securities borrowed be "marked to market" on a daily basis and that excess collateral be refunded or that additional collateral be furnished in the event of changes in the market value of the securities. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject the Company to risk of loss. See "Risk Factors--Risks Associated with Clearing Operations."

    MARGIN LENDING

    The Company makes loans to customers collateralized by customer securities. Margin lending by the Company is subject to the margin rules of the Board of Governors of the Federal Reserve System, NASD margin requirements and the Company's internal policies, which are more stringent than the Federal Reserve and NASD requirements. By permitting customers to purchase on margin, the Company takes the risk of a market decline that could reduce the value of the collateral held by the Company to below the customers' indebtedness before the collateral can be sold. See "Risk Factors--Risks Associated with Clearing Operations." Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, the Company is obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. The Company's current internal requirement, however, is that the customer's equity not fall below 30% of the value of the securities in the account. If it does, the customer will be required to increase the account's equity to 35% of the value of the securities in the account. These requirements can be and often are raised as the Company deems necessary for certain accounts, groups of accounts, securities or groups of securities. The Company is constantly monitoring customer accounts for these purposes. Margin lending to customers constitutes the major portion of the basis on which net capital requirements of the Company are determined under the SEC's Net Capital Rule. To the extent these activities expand, the Company's net capital requirements will increase. See "--Government Regulation-- Net Capital Requirements; Liquidity."

    EXECUTIVE COMMITTEES

    The Company has established three executive committees that institute policies and procedures regarding the Company's daily operations: the Risk Committee, the Expense Committee and the Operations Committee. Each committee includes J. Joe Ricketts, Chairman and Chief Executive Officer, Joseph A. Konen, President and Chief Operating Officer, Robert T. Slezak, Vice President, Chief Financial Officer and Treasurer, and assigned executives from each of the Company's subsidiaries. The committees provide oversight and assist the subsidiaries in achieving their goals. The committees may suggest the establishment of, or changes to, policies and procedures of the subsidiaries to strengthen controls in areas of risk, expense and operations. The committees, however, do not take the place of the decision-making authority vested in each of the subsidiaries.

    The purpose of the Risk Committee is to help protect the Company in the event a customer (retail customer or correspondent broker) defaults on a payment obligation to the Company. In addition, the Risk Committee reviews AmeriTrade Clearing's new and existing correspondents as well as its retail margin accounts. The Expense Committee is responsible for establishing policies and procedures for cost control. The Expense Committee reviews each subsidiary's expenditures to ensure they are in accordance with a pre-approved business plan. The purpose of the Operations Committee is to design and document systems, procedures and policies to make daily operations more efficient, and to ensure that actual operating procedures conform to documented standards.

SYSTEMS

    The Company uses a variety of systems to support investors and the Company's correspondents. The Company maintains a sophisticated proprietary computer network that links the various trading applications to the proprietary core system, the AmeriTrade Operating System ("ATOS"). All of the customer trading applications interface and feed data through standardized messaging and formatting into ATOS. ATOS delivers quotes and information to the investor and routes trades to the market. ATOS then updates account balances and positions via multiple lines of communication. ATOS also supports other operations such as clearing functions, account administration and recordkeeping.

    The Company's technology relies on a distributed computer system with an IBM RISC 6000 backbone. To enhance the reliability of the system and integrity of data, the Company maintains multiple backup systems. A backup power supply supports the operations facility. Tape backups are made nightly to prevent a loss of data. See "Risk Factors--Dependence on Computer Systems."

    The Company's technology is supported by an internal staff of programmers, developers and operators 24 hours a day, seven days a week. The programming staff is supplemented by a team of quality control analysts, Web page developers, technical writers and design specialists who ensure the final product is user-friendly and dependable. In addition to supporting the systems, the staff continually enhances software and hardware and develops new services. Software is designed to be versatile and easily adaptable to new and emerging technologies.

    The secure transmission of confidential information over public networks is a critical element of the Company's operations. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from Netscape, to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. The Company has never experienced any security breaches in the transmission of confidential information. See "Risk Factors--Possible Security Compromises."

COMPETITION

    The Company derives over 85% of its revenues from the provision of discount brokerage services. The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving, intensely competitive and has few barriers to entry. The Company expects competition to continue and intensify in the future. The Company encounters direct competition from approximately 100 other discount brokerage firms, many of which provide electronic brokerage services. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Inc. and E*Trade Group, Inc. The Company also encounters competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services. In addition, the Company derives revenues from the provision of clearing and execution services, which business is also highly competitive. AmeriTrade Clearing competes with over 40 clearing firms that provide clearing and execution services to the securities industry.

    The Company believes that the principal competitive factors affecting the market for its discount brokerage services are price, customer service, quality of trade execution, delivery platform capabilities, ease of use, graphical user interface, breadth of services and innovation. Clearing firms compete on the elements of price, technology, financial strength and customer service. Based on management's experience, focus group research and the success the Company has enjoyed to date, the Company believes that it presently competes effectively with respect to each of these factors.

    A number of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. Some of the Company's competitors also offer a wider range of services and financial products than the Company and have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than the Company and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than the Company. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. The Company expects that new competitors or alliances among competitors will emerge and may acquire significant market share.

    The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. The Company believes that such success will continue to attract new competitors to the industry such as depository institutions, software development companies, insurance companies, providers of online financial and information services and others. Commercial depository institutions and other financial institutions have become a competitive factor in the securities industry by offering their customers certain financial services traditionally provided by brokerage firms. While it is not possible to predict the type and extent of competitive services that commercial depository institutions and other financial institutions ultimately may offer or whether regulatory or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition or legislation.

    There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See "Risk
Factors--Substantial Competition."

INTELLECTUAL PROPERTY RIGHTS

    The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its proprietary technology. The Company has several registered and unregistered trademarks, various registered and unregistered copyrights and certain licenses of technology with third parties. The Company has no patents. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. In addition, it is the Company's policy to enter into confidentiality and noncompetition agreements with its associates and generally to control access to and distribution of its proprietary technology. See "Risk Factors--Dependence on Intellectual Property Rights."

GOVERNMENT REGULATION

    BROKER-DEALER REGULATION

    The securities industry is subject to extensive regulation under federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker-dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of the Company's subsidiaries is a broker-dealer and is registered with the SEC. Under the Exchange Act, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of the NASD. The NASD has established Rules of Fair Practice, which are subject to SEC approval, for all securities transactions among broker-dealers and private investors, trading rules for the over-the-counter markets and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

    The Company's subsidiaries also are subject to regulation under state law. Each of the Company's subsidiaries is registered as a broker-dealer in all 50 states and the District of Columbia. A recent amendment to the federal securities laws prohibits the states from imposing substantive requirements on broker-dealers that exceed those imposed under federal law. The recent amendment, however, does not preclude the states from imposing registration requirements on broker-dealers that operate within their jurisdiction or from sanctioning such broker-dealers for engaging in misconduct.

    The Company has recently initiated an aggressive marketing campaign designed to bring greater brand name recognition to the Company's product lines. All marketing activities by the Company are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by the Company's compliance officer prior to release. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

    AmeriTrade Clearing is engaged primarily in clearing and settling transactions effected by other broker-dealers (including the Company's other subsidiaries). In its capacity as a clearing firm, AmeriTrade Clearing is a member of the National Securities Clearing Corporation, the Depository Trust Company and The Options Clearing Corporation, each of which is registered as a clearing agency with the SEC. As a member of the clearing agencies, AmeriTrade Clearing is required to comply with the rules of such clearing agencies, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Participation of AmeriTrade Clearing in these clearing agencies also exposes AmeriTrade Clearing to certain contingent liabilities. The primary function of the clearing agencies is to guarantee the settlement of securities transactions among its members. To ensure that they have the resources available to perform this guarantee function, the clearing agencies are permitted under their rules to assess their members on a pro-rata basis in the event of participant default. In addition, under the rules of the clearing agencies, each member is responsible for transactions cleared by such member on behalf of its customers. Accordingly, AmeriTrade Clearing is responsible to the clearing agencies for the obligations of its customers and must pay or deliver funds or securities to satisfy its customers' obligations even if it has not received the necessary funds or securities from its customers.

    NET CAPITAL REQUIREMENTS; LIQUIDITY

    As registered broker-dealers and members of the NASD, the Company's subsidiaries are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts"), which reflect the possibility of a decline in the market value of an asset prior to disposition.

    Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if such payment would reduce the firm's net capital below a certain level.

The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates ("capital withdrawal"), if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

    A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and repurchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results.

    Each of the subsidiaries is a member of Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts held by each of them of up to $500,000 for each customer account, subject to a limitation of $100,000 for claims for cash balances. In addition, AmeriTrade Clearing has obtained $10,000,000 of protection for the benefit of its own broker-dealers and independent correspondents in excess of SIPC coverage for each account in the form of an excess securities bond from a private insurance carrier.

INVESTMENTS

    The Company had the following investments at December 31, 1996:

                                                                                       OWNERSHIP INTEREST
                                                                                       -------------------
Roundtable Partners, L.L.C...........................................................           12.1%
Comprehensive Software Systems Ltd...................................................           12.7%
Telescan, Inc........................................................................            7.2%

    ROUNDTABLE PARTNERS, L.L.C.

    The Company is a member of Roundtable, which owns a 99.99% interest in each of Trimark, L.P. ("Trimark") and Knight Securities, L.P. ("Knight Securities"). Trimark is a third-market trading operation that makes markets in securities listed on the New York Stock Exchange, Inc. ("NYSE") and the American Stock Exchange, Inc. Knight Securities is an OTC trading operation that makes markets in OTC securities, principally securities traded on the National Association of Securities Dealers, Inc.'s Automated Quotation System ("NASDAQ"), including Small Capitalization listings and securities listed on the NASD's OTC Bulletin Board. The customer base of Trimark and Knight Securities consists primarily of registered broker-dealers and financial institutions. J. Joe Ricketts, Chairman and Chief Executive Officer of the Company, and Gene L. Finn, a director of the Company, are representatives on the Advisory Committee of Roundtable.

    Trimark currently executes third-market trades for over 100 broker-dealers throughout the United States. This client base encompasses a broad spectrum of firms, ranging from small regional brokerages to major correspondent clearing organizations, national discount brokerages and major NYSE member firms.

Knight Securities currently ranks in the top ten of all brokers trading in NASDAQ/OTC securities as reported by the AutEx Advertised Trade Volume Report. Knight Securities makes markets in over 3,500 securities.

    The Company derives significant revenues from Trimark and Knight Securities in exchange for routing trade orders to them for execution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." Although this practice of receiving payments for order flow is widespread in the securities industry, it has come under increased scrutiny in recent years. The SEC, the NASD and other SROs recently have announced that this industry practice may be challenged. Furthermore, competition between execution agents has narrowed the spread between bid and ask prices, which has made it less profitable for execution agents to offer order flow payment to broker-dealers. See "Risk Factors-- Loss of Future Order Flow Payments." The Company has taken steps and intends to take further steps to mitigate the financial impact of the loss of these revenues on the Company. In particular, to the extent that reduced order flow payments by execution agents result in increased profits to such agents, the Company expects to benefit through its investment in Roundtable. The Company also has reduced its operating expenses per trade through increased use of technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

    COMPREHENSIVE SOFTWARE SYSTEMS LTD.

    CSS is a limited partnership organized to provide consulting services and to develop software for securities broker-dealers, depository institutions and other financial institutions. The Company is a limited partner of CSS and a stockholder in its general partner, CSS Management, Inc. ("CSS Management"). J. Joe Ricketts is a member of the Executive Committee of CSS and a member of the board of directors of CSS Management.

    The Company has provided brokerage and technical assistance to CSS since its inception in 1993. The Company is in the process of installing software components developed by CSS in its core back office software system. The Company believes that the CSS software is more functional and technologically advanced than the other products currently used by the Company.

    TELESCAN, INC.

    The Company owns common stock of Telescan, which develops, markets and operates online electronic database systems serving individual, corporate and institutional customers. Telescan's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through the customers' personal computers. Telescan's user software is a component of the Company's Accutrade FOR WINDOWS product.

PROPERTIES

    The Company's headquarters are located in Omaha, Nebraska and occupy approximately 40,000 square feet of leased space. See "Certain Transactions." An additional 35,000 square feet of space to be leased by the Company is currently under construction and is expected to be completed in May 1997. The existing lease expires in December 2013, and upon completion of the addition, the lease will expire in December 2017. The Company also leases three other locations totalling approximately 25,000 square feet of space under leases that expire through August 2001.

EMPLOYEES

    As of September 27, 1996, the Company employed a total of 334 full-time associates and 23 part-time associates, of which 139 were registered representatives. Approximately 85% of the Company's employees have earned at least a bachelor's degree. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are good.

    The Company's employment assessment process is a critical factor in identifying candidates whose abilities and potential create the opportunity to be a successful associate with the Company. The assessment process includes an in-person interview, a work-related behavioral trait profile, a cognitive reasoning assessment test, a telephone structured interview to identify life themes predictive of success, and a data entry "keyboarding" or computer skills test when appropriate. The Company believes based on its experience to date that its employment assessment process has a positive impact on the Company's success.

    The Company regularly pays cash bonuses to its management and non-management employees. Bonuses are based upon the success of the Company and the individual job performance of the employee.

LEGAL PROCEEDINGS

    On December 13, 1996, E*Trade Securities, Inc. filed a complaint against Ceres in the United States District Court for the Northern District of California alleging dilution, service mark infringement, false designation of origin, false description and unfair competition under California law and federal trademark law in connection with the use of the term "e-trading" by Ceres in some of its advertisements. The complaint seeks an unspecified amount of damages, costs and attorneys' fees and requests that damages be trebled. The Company believes based on consultations with legal counsel that it has meritorious defenses to the allegations and is contesting the suit vigorously. The Company does not believe that the outcome of this litigation will have a material adverse effect on its business, financial condition or operating results.

    The Company is not aware of any other material legal proceedings concerning the Company. The Company is involved from time to time in various legal proceedings and claims incident to the normal conduct of its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Certificate of Incorporation provides that the number of directors shall be determined by the manner provided in the Company's Bylaws. The Bylaws provide that the number of directors shall not be less than three, with the precise number to be determined by resolution of the Board of Directors of the Company. The number of directors of the Company currently is eight. See "Description of Capital Stock." Each director is elected to serve until the next annual meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Executive officers are elected by the Board of Directors and serve until their successors have been elected and qualified or until their earlier resignation or removal.

    The Company's directors, executive officers and other significant employees are as follows:

          NAME                 AGE                                     POSITION
-------------------------      ---      -----------------------------------------------------------------------
J. Joe Ricketts                    55   Chairman, Chief Executive Officer and Director

Joseph A. Konen                    49   President, Chief Operating Officer and Director

Robert T. Slezak                   39   Vice President, Chief Financial Officer, Treasurer and Director

Thomas J. Pleiss                   55   Vice President, Regulation and Facilities Planning, and Assistant
                                         Secretary

Susan M. Hohman                    55   Vice President, Human Resources

Thomas C. Hushen                   53   Vice President, Information Services

Larry W. Collett                   40   Vice President, Internal Audit

J. Peter Ricketts                  32   Director of Corporate Development and Secretary

Curt A. Conklin                    30   Director of Internet Services

P. Richard Sirbu, Jr.              53   President of AmeriTrade Clearing

Kurt D. Halvorson                  34   Vice President and General Manager of AmeriTrade Clearing

Michael J. Anderson                40   President of Accutrade

Mary K. Fay                        33   President of Ceres

William Glasz                      58   President of Aufhauser

William A. Wood                    49   President of All American

Gene L. Finn                       64   Director

Thomas Y. Hartley                  63   Director

Charles L. Marinaccio              63   Director

Mark L. Mitchell                   36   Director

John W. Ward                       54   Director

    J. JOE RICKETTS, has served as a director and as Chairman and Chief Executive Officer of the Company since 1981. From 1975 to 1981, Mr. Ricketts served in various capacities with predecessors to the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co., and a branch manager with Dun & Bradstreet. Mr. Ricketts is a director of CSS Management and is on the Advisory Committee of Roundtable. Mr. Ricketts currently serves as a member of the District Committee for District 4 of the NASD. Mr. Ricketts is a member of the Board of Trustees for Father Flanagan's Boys' Home ("Boys Town"). Mr. Ricketts received his B.A. in economics from Creighton University.

    JOSEPH A. KONEN has served as President and Chief Operating Officer of the Company since October 1994 and has served as a director since October 1996. From October 1992 to April 1995, Mr. Konen served as President of AmeriTrade Clearing. Mr. Konen served as Operations Manager of AmeriTrade Clearing from February 1992 to October 1992. Mr. Konen was a principal in Joseph A. Konen & Associates, a management consulting firm from June 1990 to February 1992. Mr. Konen was President and Chief Executive Officer of Vital Learning Corporation, a training industry firm, from January 1989 to June 1990 and was President and Chief Executive Officer of its parent, Vital Resources, Inc., from October 1987 to June 1990. Mr. Konen held various executive management positions from 1970 to 1987 with responsibility for corporate finance, including acquisitions, divestitures, and strategic planning. Mr. Konen was a member of the Clearing Firms Committee of the Securities Industry Association from 1995 to 1996 and was a member of its Membership Committee from 1993 to 1994. Mr. Konen holds a B.A. in economics and an M.B.A. in finance from Indiana University.

    ROBERT T. SLEZAK has served as Vice President, Chief Financial Officer and Treasurer of the Company since January 1989 and has served as a director since October 1996. Mr. Slezak joined the Company in March 1987 and served as Operations Manager at AmeriTrade Clearing until January 1989. Prior to that time, Mr. Slezak was a Senior Financial Analyst for Peter Kiewit Sons' Inc., an international construction and mining company, from August 1985 to March 1987. From January 1980 to August 1985, Mr. Slezak was on the audit staff of Deloitte & Touche, a big six accounting firm. Mr. Slezak served as a member of the District Committee for District 4 of the NASD from 1990 to 1992, and as a member of its Nominating Committee from 1993 to 1994. Mr. Slezak is a Certified Public Accountant. Mr. Slezak holds a B.S. in business from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

    THOMAS J. PLEISS has served as Vice President, Regulation and Facilities Planning of the Company since October 1992. From August 1987 to October 1992, Mr. Pleiss served as President of AmeriTrade Clearing. Mr. Pleiss served as Vice President of Jerry Leonard Inc., a major retail specialty corporation, from October 1984 to July 1987. Mr. Pleiss served as Financial Manager of AmeriTrade Clearing from October 1982 to October 1984. From July 1970 to October 1982, Mr. Pleiss was Treasurer and Controller of Lozier Corporation, an international manufacturer of store fixtures. From December 1963 to July 1970, Mr. Pleiss was on the audit staff of Deloitte & Touche, a big six accounting firm. Mr. Pleiss was a Director of Midwest Securities Trust Company from 1991 to 1994. Mr. Pleiss also was a member of the Clearing Firms Committee of the Securities Industry Association from 1990 to 1992, and was Vice Chairperson of the Central States District of the Securities Industry Association from 1995 to 1996. Mr. Pleiss is a Certified Public Accountant. Mr. Pleiss has a B.S. in business from Creighton University.

    SUSAN M. HOHMAN has served as Vice President, Human Resources, of the Company since August 1986. Prior to that time, Mrs. Hohman served in human resource management positions with various public and private organizations for 14 years. Mrs. Hohman was a member of the Human Resources Committee of the Securities Industry Association in 1993. Mrs. Hohman received a B.S. in management from Bellevue University.

    THOMAS C. HUSHEN has served as Vice President, Information Services of the Company since November 1996. Mr. Hushen served as Director of Information Services of AmeriTrade Clearing from May 1995 to November 1996. Mr. Hushen served as Technical Recruiter for Matrix Resources, Inc., a technical recruiting firm, from February 1995 to May 1995, and as Vice President and Chief Information Officer of Southwest Securities Group, Inc. from March 1994 to January 1995. From July 1985 to February 1994, Mr. Hushen was Director, Applications Development, for AMR Corp. Mr. Hushen received a B.A. in business from the University of New Hampshire.

    LARRY W. COLLETT has served as Vice President, Internal Audit for the Company since April 1996. Mr. Collett served as Vice President, Systems Integration at AmeriTrade Clearing from October 1992 to April 1996. Mr. Collett served as Operations Manager at AmeriTrade Clearing from September 1988 to October 1992. Mr. Collett worked in the Margin Department of AmeriTrade Clearing from April 1983 to September 1988. Mr. Collett attended Metropolitan Technical Community College.

    J. PETER RICKETTS has served as Secretary of the Company since November 1996 and as Director of Corporate Development of the Company since August 1996. From April 1995 to August 1996, Mr. Ricketts served as Project Director for Accutrade. From January 1995 to March 1995, Mr. Ricketts served as Vice President of Ceres and from May 1994 to January 1995 as President of Ceres. Mr. Ricketts was a customer service representative for Accutrade from December 1993 to May 1994. Mr. Ricketts worked as Manager, Business Development, for Woodward Clyde Consultants, an environmental consulting firm, from October 1992 to September 1993. Mr. Ricketts served as Account Representative for Union Pacific Railroad from July 1991 to September 1992. Mr. Ricketts holds a B.A. in biology and an M.B.A. from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts.

    CURT A. CONKLIN has served as Director of Internet Services of the Company since July 1995. From February 1993 to July 1995, he was a systems designer with Lettuce Entertain You Enterprises, a restaurant company based in Chicago. He served as Analyst, Mergers and Acquisitions, for the North American Banking Group of First Chicago NBD Corp. from June 1992 to February 1993. Mr. Conklin was Associate Analyst, Research for Alex. Brown & Sons, Inc., an investment banking firm, from January 1990 to December 1991. Mr. Conklin received a B.A. in economics from the University of Chicago.

    P. RICHARD SIRBU, JR. has served as the President of AmeriTrade Clearing since April 1995. From June 1994 to April 1995, Mr. Sirbu served as General Manager of AmeriTrade Clearing. From March 1992 to May 1994, Mr. Sirbu served as President of Sirbu Foundation Incorporated, a management consulting firm. Mr. Sirbu served as Director of Tenex Corporation, a plastic manufacturer, from May 1986 to February 1992. Mr. Sirbu was Branch Manager of Inter-Tel Inc., a telecommunications company, from May 1985 to May 1986. Mr. Sirbu served as President and Chief Executive Officer of Datawave, Inc., an office automation firm, from September 1980 to May 1985. Mr. Sirbu received a B.S. in business from Youngstown State University.

    KURT D. HALVORSON has served as Vice President and General Manager of AmeriTrade Clearing since April 1996. Mr. Halvorson served as Vice President and Controller of AmeriTrade Clearing from October 1992 to March 1996, and as Controller of AmeriTrade Clearing from September 1987 to October 1992. Mr. Halvorson was on the audit staff of Deloitte & Touche, a big six public accounting firm, from 1984 to September 1987. Mr. Halvorson is a Certified Public Accountant. Mr. Halvorson received a B.S. in business from the University of Nebraska.

    MICHAEL J. ANDERSON has served as President of Accutrade since May 1996. Mr. Anderson served as General Manager of Accutrade from August 1994 to May 1996, and served as Director of Marketing and Sales of AmeriTrade Clearing from October 1992 until August 1994. Mr. Anderson was an account executive for Vital Learning Corporation, a training industry firm, from January 1990 to October 1992. Mr. Anderson received a B.S. in marketing from Iowa State University.

    MARY K. FAY has served as President of Ceres since July 1995. From November 1987 to July 1995, Ms. Fay served in various capacities with Accutrade, including Vice President, Operations Manager and Manager, Customer Service. Ms. Fay served as Manager of the Dividend and Reorganization departments of AmeriTrade Clearing from May 1983 to November 1987. Ms. Fay received a B.S. in management from Bellevue University.

    WILLIAM GLASZ has served as President of Aufhauser since July 1995. Mr. Glasz served as President of Ceres from January 1995 to July 1995. From November 1994 to December 1994, Mr. Glasz served as Vice President of Ceres. From December 1989 to November 1994, Mr. Glasz was Vice President, Trading, for AmeriTrade Clearing. Mr. Glasz was Vice President of Accutrade from December 1986 to December 1989, and was President of First National Futures, Inc., a dissolved subsidiary of the Company, from 1983 to 1985. Mr. Glasz worked for Prudential Bache Securities from 1981 to 1983 as a registered representative. From 1960 to 1981, Mr. Glasz was an officer in the United States Air Force. Mr. Glasz has a B.G.S. degree from the University of Nebraska at Omaha and an M.B.A. from the University of Alaska.

    WILLIAM A. WOOD has served as President of All American since November 1995. Mr. Wood served as Vice President and Director of Operations of AmeriTrade Clearing from April 1993 to November 1995. From November 1991 to April 1993, Mr. Wood was Director, Regional Sales, for the AmeriVest division of All American. Prior to joining the Company, Mr. Wood had a twenty year career in management and marketing positions in investment banking. Mr. Wood received a B.S. in marketing and a J.D. from the University of South Carolina. Mr. Wood also graduated from the Banking School of the South at Louisiana State University.

    GENE L. FINN has served as a director of the Company since December 1996. Mr. Finn was Vice President and Chief Economist of the NASD from 1983 to 1995. Mr. Finn was Chief Economist and Senior Adviser for the SEC from 1969 to 1982. In such capacities, Mr. Finn provided policy advice on stock market and investment company regulation and oversight. Mr. Finn is an independent consultant and is on the Advisory Committee of Roundtable. Mr. Finn holds a Ph.D. in economics from the University of Wisconsin.

    THOMAS Y. HARTLEY has served as a director of the Company and as Chairman of the Board's Audit Committee since December 1996. Mr. Hartley has been President and Chief Operating Officer of Colbert Golf Design and Development and has acted as Senior PGA tour agent for professional golfer Jim Colbert since 1991. From 1988 to 1991, Mr. Hartley was President and Chief Operating Officer of Jim Colbert Golf Inc. Mr. Hartley was a partner in Deloitte & Touche, a big six public accounting firm, from 1973 to 1988, and served in other positions with Deloitte & Touche from 1959 to 1973. Mr. Hartley was an officer in the United States Air Force from 1955 to 1961. Mr. Hartley has been a director of Rio Hotel and Casino, Inc. since 1990, a director of Southwest Gas Corporation since 1991 and a director of Sierra Health Services since 1992. Mr. Hartley served as Chairman of the University of Nevada at Las Vegas Foundation from 1994 to 1996. Mr. Hartley is a Certified Public Accountant. Mr. Hartley has a B.S. in commerce from Ohio University and earned certification in the Advanced Management Program at Harvard University.

    CHARLES L. MARINACCIO has served as a director of the Company since January 1997. Mr. Marinaccio has served on the Board of Directors for the SIPC since 1995. From 1985 through 1994, he was a partner with the law firm of Kelley, Drye & Warren. He served as Commissioner of the SEC from 1984 to 1985. Mr. Marinaccio was General Counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs from 1975 to 1984, and previously served as an adviser and senior attorney with the regulatory and legal divisions of the Federal Reserve Board. He holds a J.D. from the George Washington University and received his B.A. from the University of Connecticut.

    MARK L. MITCHELL has served as a director of the Company since December 1996. Mr. Mitchell served as a member of the Company's Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Finance at the University of Chicago since 1994 and was an Assistant Professor of Finance from 1990 to 1993. Mr. Mitchell also has performed consulting services for a number of major corporations, law firms and securities firms. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. Mr. Mitchell will be a Visiting Associate Professor of Finance at the Harvard Business School for the 1997-1998 academic year. Mr. Mitchell has been a member of the Economic Advisory Board of the NASD since 1995. Mr. Mitchell received his Ph.D. in applied economics from Clemson University.

    JOHN W. WARD has served as a director of the Company since January 1997. Mr. Ward has been an independent consultant since 1991 and Chairman of Transition International, Inc., management consultants in financial services and international corporate strategy, since its formation in 1994. Mr. Ward was Chief Executive Officer of Midland Montagu US Group, New York, a British bank, from 1987 to 1990. Mr. Ward was a Managing Director, President and Chairman of the International Banking Group of Merrill, Lynch & Co. Incorporated from 1981 to 1987. Prior to that time, he was a Vice President of the Merchant Banking Group of Citibank, N.A. Mr. Ward holds a master's degree in chemistry from Oxford University and a business degree from the Manchester Business School in the United Kingdom.

    The current members of Audit Committee are Messrs. Gene L. Finn and Thomas
Y. Hartley.

DIRECTOR COMPENSATION

    The Company intends to provide restricted shares of Class A Stock, options to purchase Class A Stock and cash compensation to its non-employee directors in accordance with the Company's Directors Plan. Pursuant to the Directors Plan, upon election to the Board for the first term, each such director will receive 800 restricted shares of Class A Stock and options to purchase 1,600 shares of Class A Stock, which options will be exercisable at the fair market value on the date of grant and vest over a period of three years. Upon each subsequent election to the Board, each such director will receive cash compensation of $10,000 and options to purchase between 200 and 1,000 shares of Class A Stock, the actual number of which is based on the financial performance of the Company during the prior fiscal year. The number of shares of Class A Stock reserved for issuance under the Directors Plan is 80,000. The Company also reimburses directors for reasonable expenses incurred in attending meetings.

EXECUTIVE OFFICER COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets the total annual compensation paid to or for the account of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company for the year ended September 27, 1996:

                                                              ANNUAL COMPENSATION
                                                       ---------------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                              YEAR       SALARY      BONUS     COMPENSATION (1)
-----------------------------------------------------  ---------  ----------  ----------  ----------------
J. Joe Ricketts .....................................       1996  $  285,252  $  178,000     $   11,778
  Chairman and
  Chief Executive Officer

Joseph A. Konen .....................................       1996  $  200,004  $   75,000     $   11,940
  President and
  Chief Operating Officer

Robert T. Slezak ....................................       1996  $  175,008  $   50,000     $   11,940
  Vice President, Chief
  Financial Officer and
  Treasurer

P. Richard Sirbu, Jr. ...............................       1996  $  115,590  $   32,416     $    8,352(2)
  President of AmeriTrade Clearing

Thomas J. Pleiss ....................................       1996  $  105,000  $   38,835     $   10,602
  Vice President and
  Assistant Secretary

------------------------

(1) The amounts in this column represent employer contributions to the Company's Profit Sharing Plan.

(2) Includes $279 in employer contributions to the Company's 401(k) Plan.

    PROFIT SHARING PLAN

    The Company maintains the AmeriTrade Holding Corporation Associates Profit Sharing Plan and Trust (the "Profit Sharing Plan") for the benefit of eligible employees of the Company and its subsidiaries. Generally, all employees who have attained age 21 and have completed a year of service are eligible for participation in the Profit Sharing Plan. For any plan year, the Company may make a discretionary contribution to the Profit Sharing Plan, which is allocated to participants employed on the last day of the year based on their compensation for that year pursuant to a formula integrated with the Social Security taxable wage base. Participants vest in their account balances in 20 percent increments, and become fully vested after completing six years of service with the Company. Generally, distributions from the Profit Sharing Plan are made following termination of employment. Unless a participant elects periodic payments, during the first calendar year following termination of employment the amount distributable is the greater of one-half of the participant's vested account balance or $50,000, but in no event more than the participant's account balance, with any remaining portion of such account balance paid in the next following year. The assets of the Profit Sharing Plan are invested primarily in Class A Stock. J. Joe Ricketts and Marlene M. Ricketts are the trustees of the Profit Sharing Plan and vote any shares of capital stock held by the Profit Sharing Plan. Upon completion of the Offering, the Profit Sharing Plan will own approximately 10.6% of the Class A Stock.

    1996 LONG TERM INCENTIVE PLAN

    The Company has adopted the AmeriTrade Holding Corporation 1996 Long Term Incentive Plan (the "Incentive Plan"). The number of shares that may be awarded under the Incentive Plan shall not exceed 800,000 shares in the aggregate, no more than 160,000 shares may be awarded to any one individual in any one-year period and the aggregate cash payout with respect to awards under the Incentive Plan in any calendar year for any one individual may not exceed $2.5 million. Shares issued under the Incentive Plan may be authorized and unissued shares of Class A Stock or treasury shares of Class A Stock. In the event of certain transactions affecting the type or number of outstanding shares of Class A Stock, the number of shares subject to the Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The Incentive Plan authorizes the award of options to purchase Class A Stock, Class A Stock appreciation rights ("SARs"), awards of Class A Stock (which may be subject to restrictions) and performance units.

    The Incentive Plan is administered by a committee of the Board consisting of two or more non-employee directors appointed by the Board (the "Committee"). The Board has designated the Compensation Committee to act as the Committee. The Committee will determine which employees of the Company shall be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards; provided, that only the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are eligible to receive stock option awards under the Incentive Plan.

    Options awarded under the Incentive Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options which are not intended to satisfy Section 422 of the Code. SARs may be granted in tandem or otherwise in connection with options or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of any tandem SAR. The exercise price of an option or SAR may not be less than the fair market value of a share of Class A Stock on the date on which the option or SAR is granted. Options and SARs will be exercisable in accordance with the terms established by the Committee. Options and SARs will expire on the date determined by the Committee, which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant's termination of employment by reason of death or disability,
(iii) the third anniversary of the participant's termination of employment by reason of retirement or (iv) the three-month anniversary of the participant's termination of employment for any other reason. If an SAR is issued in tandem with an option, the expiration date for the SAR shall be the expiration date for the related option.

    Under the Incentive Plan, the Committee may grant awards of Class A Stock to participants, which shall be subject to such conditions and restrictions, if any, as the Committee may determine. During the period a stock award is subject to restrictions or limitations, the Committee may award the participant dividend rights with respect to such shares.

    The Committee may also award participants performance units, which entitle the participant to receive value for the units at the end of a performance period to the extent provided under the award. The number of units and the performance measures and periods shall be established by the Committee at the time such award is made.

    All awards under the Incentive Plan will accelerate and become fully vested upon a change in control of the Company.

    EXECUTIVE BONUS PLAN

    Effective October 1, 1991, the Company adopted an Executive Bonus Plan (the "Executive Bonus Plan") to allow designated executive participants the opportunity to earn bonus awards with current and deferred components. The value of each component is based on the annual increase (if any) in the book value per share of Common Stock. Not later than October 31 of each plan year, which is the same as the Company's fiscal year, the Board designates the executives who shall be participants in the Executive Bonus Plan for such plan year and the performance guidelines to be used to determine the number of Credits that may be earned by such participant for such plan year.

    On or before November 15 of each plan year, each participant designates whether the Credits that may be earned for a particular plan year shall vest as of the last day of such plan year ("Cash Bonus Credits"), the last day of the fifth plan year commencing after such plan year ("5-Year Credits"), or the earlier of the last day of the fifth plan year commencing after such plan year or the participant's attainment of age 55 ("Age-55 Credits"); provided, that no more than 50% of the Credits for a plan year may be designated as Cash Bonus Credits. No later than December 31 following the end of each plan year, the Company credits to each participant's applicable Cash Bonus Credit Account, 5-Year Credit Account or Age-55 Credit Account the number of Credits, if any, earned for such plan year and allocated by the participant to that Account.

    Upon vesting, each Credit entitles the participant to a cash payment equal to the excess, if any, of the book value of a share of Common Stock on the last day of the plan year in which Credit vests over the book value of a share of Common Stock on the last day of the plan year immediately preceding the plan year with respect to which the Credit was awarded. Such payment is made on or before the first January 31 occurring after the end of the plan year in which the Credit vests with respect to the participant. If a participant's employment with the Company terminates for any reason other than death or disability prior to the time the participant's Credits become vested, such Credits are forfeited. Credits become fully vested in the event of the participant's death or disability. Vesting may be accelerated for any reason in the sole discretion of the Board.

    The Company records all increases in the value of participant accounts in the year of such increase for all current and deferred Credits. The Company has recorded expenses in connection with the Executive Bonus Plan of $1,710,000, $1,105,000 and $544,350 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively.

    EMPLOYMENT AGREEMENTS

    The Company and Messrs. J. Joe Ricketts, Joseph A. Konen and Robert T. Slezak have entered into employment agreements, dated as of December 3, 1996, with an initial term ending December 3, 1997 (the "Employment Agreements"). The Employment Agreements are subject to three successive, automatic one-year extensions unless either party to the agreement gives written notice of non-renewal to the other party at least 180 days prior to the then current expiration date. Under the terms of the Employment Agreements, Mr. Ricketts will serve as Chairman and Chief Executive Officer of the Company and is to receive a base salary at an annual rate of $350,000, subject to adjustment, Mr. Konen will serve as President and Chief Operating Officer of the Company and is to receive a base salary at an annual rate of $300,000, subject to adjustment, and Mr. Slezak will serve as Vice President, Chief Financial Officer and Treasurer of the Company and is to receive a base salary at an annual rate of $250,000, subject to adjustment. Each of the named officers are also entitled to incentive compensation and other employee benefits under the various benefit plans and programs maintained by the Company.

    The Employment Agreements will terminate prior to the scheduled expiration date in the event of the death or disability of any of the named officers. In addition, either party may terminate any of the Employment Agreements with or without cause (as defined therein). If any of the named officers are discharged from his employment by the Company without cause, he will receive continued payments of his base salary for a period commencing on the date of termination and ending on a date as determined in the respective Employment Agreement. In addition, the Employment Agreements contain confidentiality covenants on the part of the named officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Mark L. Mitchell and Thomas Y. Hartley. Prior to October 1996, there was no Compensation Committee and the then existing Board participated in decisions regarding executive officer compensation. During the year ended September 27, 1996, no member of the Board served as a director or a member of the compensation committee of any other company of which any executive officer served as a member of the Board.

    The Company paid $591,040 during each of fiscal 1994, 1995 and 1996 to J. Joe Ricketts and Marlene M. Ricketts for lease of the Company's headquarters. J. Joe Ricketts is Chairman and Chief Executive Officer of the Company.

    On June 7, 1994, J. Joe Ricketts borrowed $430,000 from the Company, payable in monthly installments, at an 8.75% interest rate. The remaining outstanding principal balance of the loan was fully paid on May 7, 1996.

    On September 5, 1995, J. Joe Ricketts borrowed $173,000 from the Company, payable on demand, at a 7.25% interest rate. The remaining outstanding principal balance of the loan was fully paid on November 19, 1996.

                              CERTAIN TRANSACTIONS

    The Company has engaged in a certain lease transaction with the Ricketts Family and will continue to engage in similar transactions in the future. The Company believes that such lease transaction was on terms at least as favorable to the Company as would have been obtainable in arms-length dealings with unrelated third persons. The Company's intention is that all future transactions will be on terms at least as favorable to the Company as would be obtainable in arms-length dealings with unrelated third persons. In addition, the fairness and reasonableness of any compensation paid to the Ricketts Family or their affiliates by the Company and any material transaction between the Ricketts Family or their affiliates and the Company in the future will be subject to approval by a majority of the independent members of the Board or by an independent firm selected by such members. See "Management--Compensation Committee Interlocks and Insiders Participation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, (iv) all directors and executive officers as a group and (v) each Selling Stockholder. Amounts shown assume the Underwriters' over-allotment option is not exercised.

                                                      PRIOR TO THE OFFERING                        AFTER THE OFFERING
                                                   ---------------------------                  -------------------------
                                                      NUMBER        PERCENT       NUMBER OF       NUMBER       PERCENT
NAME OF STOCKHOLDER                                OF SHARES(1)    OF SHARES    SHARES OFFERED  OF SHARES     OF SHARES
-------------------------------------------------  ------------  -------------  --------------  ----------  -------------

J. Joe Ricketts (2)..............................    10,160,788        79.3%         223,500     9,713,788        66.9%

Marlene M. Ricketts (3)..........................     5,777,017        45.1          223,500     5,553,517        38.3

Ricketts Grandchildren Trust (4).................     1,584,000        12.4                      1,584,000        10.9

AmeriTrade Holding Corporation Profit
  Sharing Plan (5)...............................     1,393,248        10.9                      1,393,248         9.6

Lee M. and Mary Jean Volkmer, as joint tenants...       409,200         3.2           85,000       324,200         2.2

Gerald E. and Patricia Gress, as joint tenants...       192,000         1.5           85,000       107,000        *

Laurine Volkmer..................................       165,600         1.3           33,000       132,600        *

Joseph A. Konen (6)..............................         8,888        *              --             8,888        *

Robert T. Slezak (7).............................         3,555        *              --             3,555        *

Thomas J. Pleiss (8).............................           710        *              --               710        *

P. Richard Sirbu, Jr.............................           443        *              --               443        *

Gene L. Finn.....................................       --             *              --               800        *

Thomas Y. Hartley................................       --             *              --               800        *

Charles L. Marinaccio............................       --             *              --               800        *

Mark L. Mitchell.................................       --             *              --               800        *

John W. Ward.....................................       --             *              --               800        *

All directors and executive officers
  as a group (20 in group).......................    10,316,073        80.5          223,500     9,873,073        68.0

------------------------

* Less than 1% of the shares outstanding.

(1) Amounts of shares of Common Stock beneficially owned assumes that all of the Class B Stock has been converted into Class A Stock.

(2) Includes 27,696 shares of Class A Stock in J. Ricketts IRA, 682,224 shares of Class B Stock owned by the Joe Ricketts Dynasty Trust, 3,673,897 shares of Class A Stock owned by Marlene M. Ricketts, 27,696 shares of Class A Stock in M. Ricketts IRA, 682,176 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust and 1,393,248 shares of Class A Stock owned by the Profit Sharing Plan. Mr. Ricketts' address is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(3) Includes 27,696 shares of Class A Stock in M. Ricketts IRA, 682,176 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust and 1,393,248 shares of Class A Stock owned by the Profit Sharing

    Plan. Ms. Ricketts' address is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(4) The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska 68102.

(5) The address of the Profit Sharing Plan is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127. For a description of the Profit Sharing Plan, see "Management-- Executive Officer Compensation--Profit Sharing Plan."

(6) Represents shares of Class A Stock owned by Joseph A. Konen IRA.

(7) Represents shares of Class A Stock held by Robert T. Slezak and Jane G. Slezak, as trustees of the Robert T. Slezak and Jane G. Slezak Revocable Trust.

(8) Represents shares of Class A Stock owned by Thomas J. and Michaele A.
    Pleiss.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the Company's authorized capital stock is subject to the detailed provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The authorized capital stock of the Company consists of 25,000,000 shares of Class A Common Stock, $.01 par value (the "Class A Stock"), 2,000,000 shares of Class B Common Stock, $.01 par value (the "Class B Stock"), and 3,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). The Class A Stock and the Class B Stock are referred to herein as the "Common Stock." At December 31, 1996, there were 11,449,423 shares of Class A Stock outstanding, 1,364,400 shares of Class B Stock outstanding and no shares of Preferred Stock were outstanding. After the Offering, there will be 13,153,423 shares of Class A Stock outstanding, 1,364,400 shares of Class B Stock outstanding and no shares of Preferred Stock outstanding. The additional shares of Common Stock and Preferred Stock may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions, and could be utilized, under certain circumstances, to delay, prevent or make more difficult a takeover or change in control of the Company.

COMMON STOCK

    VOTING RIGHTS

    Except as otherwise required by law and with respect to the election of directors, the holders of Class A Stock and the holders of Class B Stock have one vote per share and vote as a single class with respect to all matters submitted to a vote of stockholders. Under the Delaware General Corporation Law ("DGCL"), any proposal to amend the Certificate of Incorporation to change the rights, preferences and limitations of Class A Stock must be approved by the holders of Class A Stock voting separately as a class. The number of directors shall not be less than three, with the precise number to be determined by resolution of the Board. The Company currently has eight directors. The Class B Stock is entitled to elect a majority of the directors of the Company. The Class A Stock is entitled to elect the remaining directors of the Company. Directors may be removed and vacancies may generally be filled only by the holders of the class of Common Stock that elected the removed director or that had previously filled the vacancy. If all of the shares of Class B Stock are converted into Class A Stock or otherwise cease to be outstanding, the holders of Class A Stock will be entitled to elect all of the directors, subject to the rights of the holders of Preferred Stock, if any. Shares of Class A Stock and Class B Stock do not have cumulative voting rights.

    The holders of Class B Stock generally will have the power to defeat any attempt to acquire control of the Company even though such a change in control may be favored by stockholders holding substantially more than a majority of the Company's outstanding shares of Common Stock. This may have the effect of precluding holders of shares in the Company from receiving any premium above market price for their shares which may be offered in connection with any such attempt to acquire control. The holders of Class B Stock through their ability to control the Board will also generally have the power to prevent certain fundamental corporate changes, such as a sale of substantially all of the Company's assets, a merger of the Company, an amendment to the Company's Certificate of Incorporation, the future issuance of Common Stock or other securities of the Company and the declaration of any dividend payable on the Common Stock.

    DIVIDEND RIGHTS

    Each share of Class A Stock is entitled to dividends if, as and when dividends are declared by the Board. Any dividend declared and payable in cash, capital stock of the Company (other than Class A Stock or Class B Stock) or other property must be paid equally on a share for share basis on Class A Stock and Class B Stock. Dividends and distributions payable in shares of Class A Stock may be paid only on shares of Class A Stock, and dividends and distributions payable in shares of Class B Stock may be paid only on shares of Class B Stock. If a dividend or distribution payable in Class A Stock is made on Class A Stock, a simultaneous and equivalent dividend or distribution in Class B Stock must be made on Class B Stock. If a dividend or distribution payable in Class B Stock is made on Class B Stock, a simultaneous and equivalent dividend or distribution in Class A Stock must be made on Class A Stock.

    CONVERSION RIGHTS

    The Class A Stock is not convertible. Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of and without cost to the holder thereof. Each share of Class B Stock shall automatically convert into one share of Class A Stock in the event such share of Class B Stock is sold or transferred to any person other than to a member of the Control Group. In addition, the Class B Stock shall automatically convert on a share for share basis into Class A Stock if the number of shares of outstanding Common Stock held by the Control Group falls below 20% of the total number of shares of outstanding Common Stock.

    LIQUIDATION RIGHTS

    The holders of the Class A Stock and the holders of the Class B Stock are entitled to participate equally on a share for share basis in all distributions to the holders of Common Stock in any liquidation, distribution or winding up of the Company.

    PREEMPTIVE RIGHTS

    Neither the holders of Class A Stock nor the holders of Class B Stock have preemptive rights to purchase shares of such stock or shares of stock of any other class that the Company may issue.

PREFERRED STOCK

    The Board of Directors of the Company is authorized to issue, by resolution and without any action by stockholders, up to 3,000,000 shares of Preferred Stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of Class A Stock. The Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company's Certificate of Incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for any breach of their fiduciary duties in their capacity as directors, except for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under
Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions), or for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. The Company's Bylaws contain provisions to indemnify the directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

    The Company's Bylaws establishes procedures, including advance notice procedures, regarding the nomination of candidates for election as directors and stockholder proposals. For nominations of directors or other business to be properly brought by a stockholder before an annual meeting of stockholders, a stockholder must give notice to the Secretary of the Company of not less than 120 days nor more than 150 days prior to the date of the Company's proxy statement regarding the preceding year's annual meeting. For nominations or other business to be properly brought by a stockholder before a special meeting of stockholders, a stockholder must give notice to the Secretary of not less than 60 days nor more than 90 days prior to the date of such special meeting. A special meeting of the stockholders may only be called by the Chief Executive Officer, the President, the majority of the Board or the holders of not less than 25% of the outstanding voting stock of the Company. A stockholder may nominate a person to be a director only if such stockholder would be entitled to vote for such person in the election for such director. In addition, the notice of a stockholder nominating a person for director must provide all information relating to such person as is required by Regulation 14A of the Exchange Act.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the DGCL ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

    The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the time such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder (or who becomes such with approval of the board of directors) if the proposed transaction involves (a) certain mergers or consolida-tions involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for Class A Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no market for Class A Stock of the Company. Future sales of substantial amounts of Class A Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Stock prevailing from time to time in the public market.

    Upon completion of the Offering, the Company will have approximately 14,517,823 shares of Common Stock outstanding, including 2,350,000 shares of Class A Stock offered hereby and 12,167,823 "restricted" shares of Common Stock. The shares of Class A Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. All of the 10,799,423 shares of Class A Stock that were outstanding before the Offering but are not being sold pursuant to the Offering and all 1,364,400 outstanding shares of Class B Stock may not be sold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144. In general, under Rule 144 as currently in effect, a person (and persons whose shares are aggregated with those of such person) who has owned restricted shares beneficially for at least one year, including an affiliate for purposes of Rule 144, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Class A Stock or
(ii) the average weekly trading volume of the Class A Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Of the 12,167,823 restricted shares, 11,957,588 shares of Common Stock are currently eligible for sale under Rule 144 and 210,235 shares of Common Stock will be eligible for sale under Rule 144 beginning in November 1997. Certain employees of the Company purchased 95,124 shares of Class A Stock from
J. Joe Ricketts in November 1996. Although those shares will be eligible for sale under Rule 144 beginning in November 1997, the respective stock purchase agreements between such employees and Mr. Ricketts prohibit the sale of such shares until May 1999, subject to certain limited exceptions. In addition, the Company intends to register under the Securities Act 880,000 shares of Class A Stock under the Directors Plan and the Incentive Plan. See "Management--Director Compensation" and "Management--Executive Compensation--1996 Long Term Incentive Plan."

    Each of the Company, its directors and officers, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of the Company's Class A Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Class A Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus, except in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing incentive plans and, in the case of the directors and officers, Selling Stockholders and certain other stockholders, gifts and pledges of shares where the donees or pledgees, as the case may be, agree in writing to be bound by the terms of such agreement. See "Underwriting."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated March 3, 1997 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Class A Stock:

                                                                             NUMBER OF SHARES
UNDERWRITER                                                                  OF CLASS A STOCK
---------------------------------------------------------------------------  -----------------
Credit Suisse First Boston Corporation.....................................          695,000
Raymond James & Associates, Inc............................................          695,000
George K. Baum & Company...................................................           30,000
Sanford C. Bernstein & Co., Inc............................................           30,000
William Blair & Company, L.L.C.............................................           30,000
Deutsche Morgan Grenfell Inc...............................................           60,000
Donaldson, Lufkin & Jenrette Securities Corporation........................           60,000
Furman Selz LLC............................................................           30,000
Hambrecht & Quist LLC......................................................           60,000
Invemed Associates, Inc....................................................           60,000
Kirkpatrick, Pettis, Smith, Polian Inc.....................................           30,000
J.P. Morgan Securities Inc.................................................           60,000
Morgan Stanley & Co. Incorporated..........................................           60,000
Oppenheimer & Co., Inc.....................................................           60,000
Prudential Securities Incorporated.........................................           60,000
Ragen MacKenzie Incorporated...............................................           30,000
Sands Brothers & Co., Ltd..................................................           30,000
Schroder Wertheim & Co. Incorporated.......................................           60,000
Smith Barney Inc...........................................................           60,000
Southwest Securities Inc...................................................           60,000
Stephens Inc...............................................................           60,000
Trilon International Inc...................................................           30,000
                                                                             -----------------
    Total..................................................................        2,350,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Class A Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    J. Joe Ricketts and Marlene M. Ricketts have granted to the Underwriters an option, exercisable by Credit Suisse First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to an aggregate of 352,500 additional outstanding shares of Class A Stock from them at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class A Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Class A Stock to the public at the public offering price set forth on the cover page of this

Prospectus and, through the Representatives, to certain dealers at such price less a concession of $.63 per share, and the Underwriters and such dealers may allow a discount of $.10 per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

    Each of the Company, its directors and officers, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of the Class A Stock or securities convertible into or exchangeable or exercisable for any shares of the Class A Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus, except in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing incentive plans and, in the case of the directors and officers, Selling Stockholders and certain other stockholders, gifts and pledges of shares where the donees or pledgees, as the case may be, agree in writing to be bound by the terms of such agreement.

    At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price less 60% of the underwriting discount, approximately 53,500 of the shares offered hereby to directors, officers and employees of the Company and its subsidiaries. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

    The Class A Stock has been approved for quotation on the Nasdaq National Market under the symbol "AMTD," subject to notice of issuance.

    Prior to the Offering, there has been no established trading market for the Class A Stock. The initial price to the public for the Class A Stock offered hereby has been determined by negotiation among the Company, the Selling Stockholders and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company operates, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future operating income and earnings of the Company and the trends of such operating income and earnings, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies. There can be no assurance, however, that the prices at which the Class A Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

    AmeriTrade Clearing is a member of the NASD, is a wholly-owned subsidiary of the Company and is a member of the selling group for the Offering. The Offering, therefore, is being conducted in accordance with the applicable provisions of Rule 2720 (previously Schedule E to the by-laws of the NASD) of the Conduct Rules of the NASD. Rule 2720 requires that the initial public offering price of the Class A Stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter and conducting due diligence without additional compensation. The initial public offering price of the Class A Stock set forth on the cover page of this Prospectus will be no higher than the price recommended by Credit Suisse First Boston Corporation.

SUBSEQUENT RESTRICTIONS

    Securities industry regulations prohibit an NASD member firm, after the completion of a distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following the Offering, the Company's subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Class A Stock.

    Under the Rules of the NASD, if any employee of any of the Company's subsidiaries, any person associated (as defined in such Rules) with any of the Company's subsidiaries, or any immediate family member of any such employee or associated person purchases any of the shares of Class A Stock offered hereby, such person may not sell, transfer, assign, pledge or hypothecate such shares for a period of five months following the effective date of the Offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Class A Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A Stock are effected. Accordingly, any resale of the Class A Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Class A Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The shares of Class A Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission of rights of action under the civil liability provisions of the U.S. federal securities law.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Class A Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any Class A Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Class A Stock acquired on the same date and under the same prospectus exemption.

                           VALIDITY OF CLASS A STOCK

    The validity of the shares of Class A Stock offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. The validity of the shares of Class A Stock offered hereby will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of the Company as of September 29, 1995 and September 27, 1996 and for each of the three years in the period ended September 27, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement under the Securities Act with respect to the shares of Class A Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Class A Stock, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the charges prescribed by the SEC or, in the case of certain of such documents, by accessing the SEC's World Wide Web site at http://www.sec.gov.

    Upon completion of the Offering, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will be required to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information will be able to be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information will be able to be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, upon payment of prescribed rates or, in certain cases, by accessing the SEC's World Wide Web site at http://www.sec.gov. The Class A Stock of the Company will be quoted on the Nasdaq National Market under the symbol "AMTD," and such reports, proxy statements and other information concerning the Company will also be able to be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                      ------------
Independent Auditors' Report........................................................................      F-2

Consolidated Balance Sheets.........................................................................      F-3

Consolidated Statements of Income (Loss)............................................................      F-4

Consolidated Statements of Stockholders' Equity.....................................................      F-5

Consolidated Statements of Cash Flows...............................................................      F-6

Notes to Consolidated Financial Statements..........................................................      F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

AmeriTrade Holding Corporation and Subsidiaries

Omaha, Nebraska

    We have audited the accompanying consolidated balance sheets of AmeriTrade Holding Corporation (formerly, "TransTerra Co.") and its subsidiaries (collectively, the "Company") as of September 29, 1995 and September 27, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmeriTrade Holding Corporation and its subsidiaries as of September 29, 1995 and September 27, 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1996 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 1, 1996 (January 23, 1997 as to Note 11)

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 29,  SEPTEMBER 27,
                                                                          1995           1996
                                                                      -------------  -------------  DECEMBER 31,
                                                                                                        1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                              ASSETS
Cash and cash equivalents...........................................   $ 1,765,643    $15,767,170   $  16,804,926
Cash and investments segregated in compliance with federal
 regulations........................................................   123,690,798    175,668,497     242,078,414
Receivable from brokers, dealers, and clearing organizations........     9,954,239     15,096,862      10,651,500
Receivable from customers and correspondents--net of allowance for doubtful accounts: 1995--$58,124; 1996--$202,956; December 31,
 1996--$214,066.....................................................   130,187,319    166,075,055     200,594,320
Furniture, equipment and leasehold improvements--net of accumulated depreciation and amortization: 1995--$1,250,494; 1996--$2,139,323;
 December 31, 1996--$2,486,390......................................     3,690,746      3,746,178       3,613,213
Goodwill--net of accumulated amortization...........................     6,945,767      6,709,765       6,619,010
Equity investments..................................................     4,178,555      7,157,783       7,669,123
Other investment....................................................     1,250,000      5,000,000       5,000,000
Deferred income taxes...............................................        86,239        444,378         184,001
Other assets........................................................     5,355,317      6,013,544       9,271,461
                                                                      -------------  -------------  -------------
        Total assets................................................   $287,104,623   $401,679,232  $ 502,485,968
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Payable to brokers, dealers and clearing organizations............   $ 2,857,679    $ 1,193,479   $   2,523,348
  Payable to customers and correspondents...........................   251,862,383    356,942,970     454,159,320
  Accounts payable and accrued liabilities..........................     5,221,473      7,221,008       9,479,602
  Notes payable to bank.............................................     7,097,000      4,853,000       5,737,000
  Income taxes payable..............................................       562,369        806,711        --
                                                                      -------------  -------------  -------------
        Total liabilities...........................................   267,600,904    371,017,168     471,899,270
                                                                      -------------  -------------  -------------
Commitments and contingencies:
Stockholders' equity:
    Preferred stock, $1 par value; authorized 3,000,000 shares, none
      issued........................................................       --             --             --
    Common stock, $0.01 par value:
      Class A--30,000,000 shares authorized and 13,298,448 shares issued in 1995; 25,000,000 shares authorized and 11,449,423 shares issued and outstanding at September 27 and December
        31, 1996....................................................       132,984        114,494         114,494
      Class B--30,000,000 shares authorized and 2,494,800 shares issued in 1995; 2,000,000 shares authorized and 1,364,400
        shares issued and outstanding at September 27 and December
        31, 1996....................................................        24,948         13,644          13,644
                                                                      -------------  -------------  -------------
        Total common stock..........................................       157,932        128,138         128,138
Additional paid in capital..........................................       943,736        809,665         809,665
Retained earnings...................................................    19,839,450     29,724,261      29,648,895
Treasury stock--at cost:
    2,931,408 Class A shares in 1995................................    (1,398,034)       --             --
    48,000 Class B shares in 1995...................................       (39,365)       --             --
                                                                      -------------  -------------  -------------
        Total treasury stock........................................    (1,437,399)       --             --
                                                                      -------------  -------------  -------------
        Total stockholders' equity..................................    19,503,719     30,662,064      30,586,698
                                                                      -------------  -------------  -------------
        Total liabilities and stockholders' equity..................   $287,104,623   $401,679,232  $ 502,485,968
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                  YEAR ENDED                         QUARTER ENDED
                                                  -------------------------------------------  --------------------------
                                                  SEPTEMBER 30,  SEPTEMBER 29,  SEPTEMBER 27,  DECEMBER 31,  DECEMBER 31,
                                                      1994           1995           1996           1995          1996
                                                  -------------  -------------  -------------  ------------  ------------
                                                                                                      (UNAUDITED)
Revenues:
  Commissions and clearing fees (including
    amounts from a related party of $0,
    $1,480,349, and $7,758,836 in 1994, 1995 and
    1996, respectively, and $1,545,155, and
    $2,036,390 in fiscal quarters ended December
    31, 1995 and 1996, respectively)............   $20,386,228    $23,977,481    $36,469,561    $8,269,684    $10,439,302
  Interest revenue..............................     9,856,108     16,296,871     22,517,655     5,369,680     7,007,205
  Equity income (loss) from investments.........      (575,250)       542,515      3,358,871       627,228       788,249
  Gain from sale of partnership interest........       --             584,293        --             --            --
  Other.........................................     1,693,861      1,480,730      3,032,443       547,591       806,950
                                                  -------------  -------------  -------------  ------------  ------------
    Total revenues..............................    31,360,947     42,881,890     65,378,530    14,814,183    19,041,706
  Interest expense..............................     3,911,674      7,862,287     11,039,777     2,765,605     3,690,010
                                                  -------------  -------------  -------------  ------------  ------------

    Net revenues................................    27,449,273     35,019,603     54,338,753    12,048,578    15,351,696

Expenses excluding interest:

  Employee compensation and benefits............     6,537,771      8,481,977     14,049,642     2,896,369     4,142,424

  Commissions and clearance.....................     1,716,625      2,516,796      2,530,642       822,949       628,552

  Communications................................     1,891,855      2,352,590      3,685,535       736,074     1,222,477

  Occupancy and equipment costs (including
    amounts to a related party of $591,040,
    $591,040, and $591,040 in 1994, 1995 and
    1996, respectively, and $147,760, and
    $147,760 in fiscal quarters ended December
    31, 1995 and 1996, respectively)............     1,412,433      1,626,725      2,889,654       500,502     1,111,870

  Advertising and promotion.....................     5,987,762      4,842,392      7,537,265     1,483,942     6,630,354

  Provision for losses..........................       266,000      1,428,663        148,014         6,000        12,000

  Amortization of goodwill......................         6,652         94,152        363,002        90,755        90,755

  Other.........................................     2,180,413      2,846,280      4,717,406     1,042,670     1,577,654
                                                  -------------  -------------  -------------  ------------  ------------

    Total expenses excluding interest...........    19,999,511     24,189,575     35,921,160     7,579,261    15,416,086
                                                  -------------  -------------  -------------  ------------  ------------

Income (loss) before provision for income
 taxes..........................................     7,449,762     10,830,028     18,417,593     4,469,317       (64,390)

Provision for income taxes......................     2,618,933      3,798,881      7,259,248     1,857,444        10,976
                                                  -------------  -------------  -------------  ------------  ------------

Net income (loss)...............................   $ 4,830,829    $ 7,031,147    $11,158,345    $2,611,873    $  (75,366)
                                                  -------------  -------------  -------------  ------------  ------------
                                                  -------------  -------------  -------------  ------------  ------------

Earnings (loss) per share.......................   $      0.38    $      0.55    $      0.87    $     0.20    $    (0.01)
                                                  -------------  -------------  -------------  ------------  ------------
                                                  -------------  -------------  -------------  ------------  ------------

Weighted average shares outstanding.............    12,855,950     12,813,823     12,813,823    12,813,823    12,813,823
                                                  -------------  -------------  -------------  ------------  ------------
                                                  -------------  -------------  -------------  ------------  ------------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         COMMON STOCK            ADDITIONAL
                                                -------------------------------   PAID-IN      RETAINED     TREASURY
                                     TOTAL       CLASS A    CLASS B     TOTAL     CAPITAL      EARNINGS       STOCK
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------

Balance, September 25, 1993.....  $  7,830,919  $ 132,984  $  24,948  $ 157,932  $  943,736  $  7,977,474  $(1,248,223)

Net income......................     4,830,829     --         --         --          --         4,830,829      --

Purchase of treasury stock......      (189,176)    --         --         --          --           --          (189,176)
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------

Balance, September 30, 1994.....    12,472,572    132,984     24,948    157,932     943,736    12,808,303   (1,437,399)

Net income......................     7,031,147     --         --         --          --         7,031,147      --
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------

Balance, September 29, 1995.....    19,503,719    132,984     24,948    157,932     943,736    19,839,450   (1,437,399)

Net income......................    11,158,345     --         --         --          --        11,158,345      --

Retirement of treasury stock....       --         (18,490)   (11,304)   (29,794)   (134,071)   (1,273,534)   1,437,399
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------

Balance, September 27, 1996.....    30,662,064    114,494     13,644    128,138     809,665    29,724,261      --

Net loss (unaudited)............       (75,366)    --         --         --          --           (75,366)     --
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------

Balance, December 31, 1996
 (unaudited)....................  $ 30,586,698  $ 114,494  $  13,644  $ 128,138  $  809,665  $ 29,648,895  $   --
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------
                                  ------------  ---------  ---------  ---------  ----------  ------------  -----------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED                         QUARTER ENDED
                                              -------------------------------------------  --------------------------
                                              SEPTEMBER 30,  SEPTEMBER 29,  SEPTEMBER 27,  DECEMBER 31,  DECEMBER 31,
                                                  1994           1995           1996           1995          1996
                                              -------------  -------------  -------------  ------------  ------------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................   $ 4,830,829    $ 7,031,147    $11,158,345    $2,611,873    $  (75,366)
  Adjustments to reconcile net income (loss)
    to net cash from operating activities:
    Depreciation and amortization...........       346,930        511,156      1,048,692       146,466       353,265
    Provision for losses....................       266,000      1,428,663        148,014         6,000        12,000
    Deferred income taxes...................       (83,142)        (6,280)      (358,139)     (288,440)      260,377
    Loss on disposal of furniture, equipment
      and leasehold improvements............        78,126        --             --             --            --
    Equity (income) loss from investments...       575,250     (1,126,808)    (3,358,871)     (627,228)     (788,249)
    Amortization of goodwill................         6,652         94,152        363,002        90,755        90,755
    Changes in operating assets and
      liabilities:
      Cash and investments segregated in
        compliance with federal
        regulations.........................   (47,550,033)   (23,689,423)   (51,977,699)   30,357,340   (66,409,917)
      Receivable from brokers, dealers and
        clearing organizations..............    (3,297,597)     1,792,810     (5,080,870)   (6,342,565)    4,445,362
      Receivable from customers and
        correspondents......................   (13,612,289)   (31,988,712)   (36,035,750)  (51,960,791)  (34,531,265)
      Refundable income taxes...............       412,400        --             --             --            --
      Other assets..........................    (1,147,340)    (2,551,644)      (658,027)   (1,780,146)   (3,257,917)
      Payable to brokers, dealers and
        clearing organizations..............     1,432,789         98,981     (1,664,200)      507,348     1,329,869
      Payable to customers and
        correspondents......................    59,580,703     53,323,772    105,080,587    24,975,509    97,216,350
      Accounts payable and accrued
        liabilities.........................       (74,718)     2,113,250      1,999,535     2,518,225     2,258,594
      Income taxes payable..................       185,806        376,563        244,342       264,837      (806,711)
                                              -------------  -------------  -------------  ------------  ------------
        Net cash provided by operating
          activities........................     1,950,366      7,407,627     20,908,961       479,183        97,147
                                              -------------  -------------  -------------  ------------  ------------
Cash flows from investing activities:
  Acquisition of subsidiary.................       --          (7,582,337)      (188,953)     (188,953)       --
  Purchase of furniture, equipment and
    leasehold improvements..................    (1,008,734)    (2,609,544)    (1,811,738)     (681,269)     (220,300)
  Proceeds from sale of furniture, equipment
    and leasehold improvements..............       --             --             707,614       493,099        --
  Purchase of equity and other
    investments.............................      (737,660)    (4,687,650)    (6,272,361)   (1,333,156)      (97,015)
  Distributions received from equity
    investments.............................       --             189,744      2,902,004       298,588       373,924
  Proceeds from sale of partnership
    interest................................       --             600,000        --             --            --
                                              -------------  -------------  -------------  ------------  ------------
        Net cash provided by (used in)
          investing activities..............    (1,746,394)   (14,089,787)    (4,663,434)   (1,411,691)       56,609
                                              -------------  -------------  -------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from notes payable to bank.......       --           7,900,000        --          2,000,000     1,700,000
  Principal payments on notes payable to
    bank....................................       --            (803,000)    (2,244,000)     (612,000)     (816,000)
  Purchase of treasury stock................      (189,176)       --             --             --            --
                                              -------------  -------------  -------------  ------------  ------------
        Net cash provided by (used in)
          financing activities..............      (189,176)     7,097,000     (2,244,000)    1,388,000       884,000
                                              -------------  -------------  -------------  ------------  ------------
Net increase in cash and cash equivalents...        14,796        414,840     14,001,527       455,492     1,037,756
Cash and cash equivalents at beginning of
 period.....................................     1,336,007      1,350,803      1,765,643     1,765,643    15,767,170
                                              -------------  -------------  -------------  ------------  ------------
Cash and cash equivalents at end of
 period.....................................   $ 1,350,803    $ 1,765,643    $15,767,170    $2,221,135    $16,804,926
                                              -------------  -------------  -------------  ------------  ------------
                                              -------------  -------------  -------------  ------------  ------------
Supplemental cash flow information:
  Interest paid.............................   $ 3,586,945    $ 7,490,422    $11,025,779    $2,603,956    $3,296,668
                                              -------------  -------------  -------------  ------------  ------------
                                              -------------  -------------  -------------  ------------  ------------
  Income taxes paid.........................   $ 2,342,345    $ 3,587,169    $ 7,342,359    $1,730,000    $1,210,976
                                              -------------  -------------  -------------  ------------  ------------
                                              -------------  -------------  -------------  ------------  ------------
Noncash financing activities:
  Retirement of treasury stock..............   $   --         $   --         $ 1,437,399    $   --        $   --
                                              -------------  -------------  -------------  ------------  ------------
                                              -------------  -------------  -------------  ------------  ------------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated financial statements include the accounts of AmeriTrade Holding Corporation (formerly TransTerra Co.) and its wholly-owned subsidiaries (collectively, the "Company"), AmeriTrade Clearing, Inc. (formerly, AmeriTrade, Inc.) ("AmeriTrade Clearing"), Accutrade, Inc. ("Accutrade"), Ceres Securities, Inc. ("Ceres"), K. Aufhauser & Company, Inc. ("Aufhauser"), and All American Brokers, Inc. ("All American"). All significant intercompany balances and transactions have been eliminated.

    On September 27, 1996, the Company's Board of Directors approved a resolution to reincorporate in the State of Delaware and change its name from TransTerra Co. to AmeriTrade Holding Corporation. The reincorporation was accomplished by exchanging each share of Class A and Class B common stock of TransTerra Co. for thirty shares of Class A and Class B common stock, respectively of AmeriTrade Holding Corporation. All share data and per share amounts have been restated to reflect this exchange. (See Note 11.)

    NATURE OF OPERATIONS--AmeriTrade Clearing is a broker-dealer that provides trade execution and clearing serivces to correspondent broker-dealers. AmeriTrade Clearing is required to abide by all applicable rules and regulations of the Securities and Exchange Commission, the Chicago Stock Exchange, Inc. and the National Association of Securities Dealers. Accutrade, Ceres, Aufhauser and All American, are broker-dealers that provide discount securities brokerage and related financial services. Ceres brokerage operations commenced in October 1994. Each of these brokerage companies clears its securities transactions through AmeriTrade Clearing.

    The Company reports on a fifty-two/fifty-three week year. The fiscal year ended 1994 was a fifty-three week year. The fiscal years ended 1995 and 1996 were each fifty-two week years.

    CAPITAL STOCK--The authorized capital stock of the Company consists of Class A common stock, Class B common stock and preferred stock. Each share of Class A and Class B common stock is entitled to one vote on all matters, except that the Class B common stock is entitled to elect a majority of the directors of the Company and the Class A common stock is entitled to elect the remainder of the directors. Each class of common stock is equally entitled to dividends if, as and when declared by the board of directors. Shares of Class A common stock are not convertible, while each share of Class B common stock is convertible into one share of Class A common stock at the option of the Class B holder or upon the occurrence of certain events. Class A and Class B common stock have equal participation rights in the event of a liquidation of the Company.

    Voting, dividend, conversion and liquidation rights of the preferred stock would be established by the board of directors upon issuance of such preferred stock.

    USE OF ESTIMATES--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    SECURITIES TRANSACTIONS--Securities transactions are recorded on a settlement date basis with such transactions generally settling three business days after trade date. Revenues and expenses related to securities transactions, including revenues from execution agents, are also recorded on settlement date, which is not materially different than trade date.

    DEPRECIATION AND AMORTIZATION--Depreciation is provided on a straight-line basis using estimated useful service lives of five to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

    Goodwill is amortized on a straight-line basis generally over a twenty year period. Accumulated amortization as of September 29, 1995, September 27, 1996 and December 31, 1996 was $154,020, $517,022 and $607,777, respectively.

    EARNINGS PER SHARE--Per share data is determined based on the weighted average number of common shares outstanding each year.

    INCOME TAXES--The Company files a consolidated income tax return with its subsidiaries on a calendar year basis. Deferred income taxes are provided for temporary differences between financial statement and taxable income. The principal temporary differences arise from depreciation, bad debts, prepaid expenses, and certain accrued liabilities. Deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

    CASH AND CASH EQUIVALENTS--The Company considers temporary, highly liquid investments with an original maturity of three months or less to be cash equivalents.

    SEGREGATED CASH AND INVESTMENTS--Cash and investments at AmeriTrade Clearing of $123,690,789, $175,668,497 and $242,078,414 at September 29, 1995, September
27, 1996 and December 31, 1996, respectively, have been segregated in a special reserve bank account for the benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934.

    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company considers the amounts presented for financial instruments on the consolidated balance sheets to be reasonable estimates of fair value. The fair value of the Company's long-term borrowings, estimated based on current interest rates, does not differ significantly from the amount recorded at September 29, 1995 and September 27, 1996. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    INVESTMENTS--Investments in other companies and partnerships are accounted for under the equity method when the Company has the ability to exercise significant influence over the investee's operating and financial policies or when the investment is a corporate joint venture. The cost method is used for other investments. All material intercompany balances and transactions are eliminated in consolidation.

    ADVERTISING AND PROMOTIONAL EXPENSES--The Company generally expenses all advertising and promotional costs as incurred.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--In March 1995, Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121") was issued. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.

    UNAUDITED INTERIM INFORMATION--The consolidated financial information as of December 31, 1996 and for the fiscal quarters ended December 31, 1995 and 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and operating results as of and for the periods presented. The results of operations for the fiscal quarter ended December 31, 1996 are not necessarily indicative of the results to be expected for the full fiscal 1997 year.

    RECLASSIFICATIONS--Certain items in prior years' consolidated financial statements have been reclassified to conform to the fiscal 1996 presentation.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

2. RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

    Amounts receivable from and payable to brokers, dealers and clearing organizations are comprised of the following:

                                                            SEPTEMBER 29,  SEPTEMBER 27,
                                                                1995           1996
                                                            -------------  -------------  DECEMBER 31,
                                                                                              1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Receivable:
  Securities borrowed                                        $ 5,421,100   $  10,975,805  $   8,455,700
  Securities failed to deliver                                 4,524,924       3,903,960      1,836,440
  Clearing organizations                                           8,215         217,097        359,360
                                                            -------------  -------------  -------------
    Total                                                    $ 9,954,239   $  15,096,862  $  10,651,500
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

Payable:
  Securities failed to receive                               $ 1,983,046   $   1,187,726  $   2,523,348
  Clearing organizations                                         874,633           5,753       --
                                                            -------------  -------------  -------------
    Total                                                    $ 2,857,679   $   1,193,479  $   2,523,348
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

3. INVESTMENTS

EQUITY INVESTMENTS

    ROUNDTABLE PARTNERS, L.L.C. ("ROUNDTABLE")--As of September 27, 1996, the Company owned a 12.1% interest in Roundtable, a limited liability company formed to hold equity interests in securities trading and market making companies. This investment is accounted for using the equity method. As of September 27, 1996, $1,654,292 of the Company's retained earnings represent undistributed earnings of Roundtable.

    The Company has executed a portion of its securities transactions through subsidiaries of Roundtable since March 1995.

    COMPREHENSIVE SOFTWARE SYSTEMS LTD. ("CSS")--As of September 27, 1996, the Company owned a 12.7% limited partnership interest in CSS, a joint venture formed for the purpose of developing software for securities broker-dealers, banks and other financial institutions. This investment is accounted for using the equity method.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

3. INVESTMENTS (CONTINUED)
    SUMMARIZED FINANCIAL INFORMATION--The following summarized unaudited financial information represents an aggregation of financial information of Roundtable and CSS:

                                                                     AS OF          AS OF
                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1995           1996
                                                                 -------------  -------------
Balance Sheet Data:
  Current assets...............................................  $  57,766,755  $  71,387,992
  Noncurrent assets............................................     19,710,164     21,025,326
  Current liabilities..........................................     25,872,354     30,547,586
  Noncurrent liabilities.......................................      6,337,693      1,570,029

                                                                                 NINE MONTHS
                                                   YEAR ENDED     YEAR ENDED        ENDED
                                                  DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                      1994           1995           1996
                                                  -------------  -------------  -------------
Earnings Data:
  Total revenues................................  $    --        $  44,098,654  $  82,837,705
  Net earnings (loss)...........................     (2,345,089)     9,679,293     24,965,680

OTHER INVESTMENT

    TELESCAN, INC. ("TELESCAN")--As of September 27, 1996, the Company owned approximately 7.2% of the outstanding common stock of Telescan, a publicly traded software/online services company. The Company's investment in Telescan is subject to restrictions under Rule 144 of the Securities Act of 1933 and the investment is, therefore, accounted for using the cost method.

    The restrictions applicable to Telescan common stock with a cost of $2.5 million will expire during fiscal 1997. The fair value of such common stock does not differ materially from its cost. Any decline in the fair value of the Telescan common stock accounted for using the cost method that is other than temporary would, if present, be accounted for as a realized loss.

4. NOTES PAYABLE TO BANK

    The Company has the following notes payable under a bank loan agreement:

                                                   SEPTEMBER 29,  SEPTEMBER 27,
                                                       1995           1996
                                                   -------------  -------------  DECEMBER 31,
                                                                                     1996
                                                                                 ------------
                                                                                 (UNAUDITED)
Term note........................................   $ 1,347,000    $   478,000    $  162,000
Term note B......................................     5,750,000      4,375,000     3,875,000
Revolving note...................................       --             --          1,700,000
                                                   -------------  -------------  ------------
  Total..........................................   $ 7,097,000    $ 4,853,000    $5,737,000
                                                   -------------  -------------  ------------
                                                   -------------  -------------  ------------

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

4. NOTES PAYABLE TO BANK (CONTINUED)
    The term note, dated December 22, 1994 provides for monthly payments of $79,000 plus interest through December 31, 1996; the remaining balance plus interest is due on January 31, 1997. The term note B, dated July 7, 1995 provides for monthly payments of $125,000 plus interest through June 30, 1999; the remaining balance plus interest is due on July 31, 1999. The variable interest rate on the notes was 9.25% at September 27, 1996 and December 31, 1996.

    The revolving note provides for borrowings up to $4,000,000 through January 31, 1998. The Company pays a maintenance fee of 0.5% of the unused borrowings on the revolving note payable through January 31, 1997 and 0.375% thereafter.

    Principal payments due under the term notes as of September 27, 1996 are as follows:

FISCAL YEAR ENDING                                                                   AMOUNT
--------------------------------------------------------------------------------  ------------
1997............................................................................  $  1,978,000
1998............................................................................     1,500,000
1999............................................................................     1,375,000
                                                                                  ------------
  Total.........................................................................  $  4,853,000
                                                                                  ------------
                                                                                  ------------

    Loans under the agreement are collateralized by all shares of AmeriTrade Clearing common stock. In addition, the agreement requires the Company to operate under the following restrictive covenants:

    1. AmeriTrade Clearing shall maintain net capital in excess of $8,000,000 computed under the alternative method according to Rule 15c3-1 of the Securities Exchange Act of 1934.

    2. Net worth must be maintained in excess of $12,000,000 plus 50% of fiscal year cumulative net income beginning with the fiscal year ending September 27, 1996.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

5. INCOME TAXES

    Provision for income tax is comprised of the following for fiscal years ended:

                                                          1994          1995          1996
                                                      ------------  ------------  ------------
Current expense:
  Federal...........................................  $  2,692,075  $  3,680,161  $  7,132,387
  State.............................................        10,000       125,000       485,000
                                                      ------------  ------------  ------------
                                                         2,702,075     3,805,161     7,617,387
Deferred credit:
  Federal...........................................       (74,828)       (5,652)     (306,777)
  State.............................................        (8,314)         (628)      (51,362)
                                                      ------------  ------------  ------------
                                                           (83,142)       (6,280)     (358,139)
                                                      ------------  ------------  ------------
Provision for income taxes..........................  $  2,618,933  $  3,798,881  $  7,259,248
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                                                1994       1995       1996
                                                                              ---------  ---------  ---------
Federal statutory rate......................................................      34.00%     34.00%     35.00%
State taxes, net of federal tax effect......................................       1.00       0.76       1.71
Amortization of goodwill....................................................     --           0.28       0.75
Other.......................................................................       0.15       0.04       1.95
                                                                              ---------  ---------  ---------
                                                                                  35.15%     35.08%     39.41%
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    Deferred tax assets (liabilities) are comprised of the following:

                                                                         1995         1996
                                                                      -----------  -----------
Depreciation and amortization, net..................................  $  (167,898) $  (144,841)
Prepaid expenses....................................................     (373,030)    (261,460)
                                                                      -----------  -----------
                                                                         (540,928)    (406,301)
Accrued liabilities.................................................      627,167      850,679
                                                                      -----------  -----------
Net deferred tax assets.............................................  $    86,239  $   444,378
                                                                      -----------  -----------
                                                                      -----------  -----------

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

6. NET CAPITAL

    The Company's subsidiaries are subject to the Net Capital Rule under the Securities Exchange Act of 1934 and are required to maintain a minimum net capital. Net capital and the related net capital requirement may fluctuate on a daily basis.

    The Company's broker-dealer subsidiaries had net capital, in the aggregate, of $9,764,862, $13,870,801 and $13,085,149 as of September 29, 1995, September
27, 1996 and December 31, 1996, respectively, which exceeded aggregate minimum net capital requirements by $6,275,425, $9,397,960 and $7,965,110, respectively. Subsidiary net capital in the amount of $4,472,841 and $5,120,039 as of September 27, 1996 and December 31, 1996, respectively, is not available for transfer to the Company.

7. EMPLOYEE BENEFIT PLANS

    The Company has a profit sharing plan under which the annual contribution is determined at the discretion of the Board of Directors. Profit sharing expense was $210,933, $261,143 and $388,800 for the fiscal years ended 1994, 1995, and
1996, respectively.

    The Company adopted a 401(k) plan covering all eligible employees on January 1, 1995. The plan provides for matching contributions at the discretion of the Board of Directors. Contribution expense under this plan was $26,043 and $9,093 for the fiscal years ended 1995 and 1996, respectively.

    The Company has an executive bonus plan which was designed to allow designated executive participants the opportunity to earn bonus awards with current and deferred components. The value of each component is based on the annual increase (if any) in the book value per share of the common stock. Executive bonus plan expense was $544,350, $1,105,000 and $1,710,000 for the fiscal years ended 1994, 1995 and 1996, respectively.

    In February 1997, the Company adopted a long term incentive plan. The long term incentive plan authorizes the award of options to purchase Class A common stock, Class A common stock appreciation rights, Class A common stock and performance units. The number of shares that may be awarded under the long term incentive plan may not exceed 800,000 shares in the aggregate.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

8. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS--The Company and its subsidiaries have various noncancellable leases on facilities and certain computer and office equipment requiring annual payments as follows:

FISCAL YEAR ENDING                                                                  AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $   2,061,711
1998...........................................................................      1,897,073
1999...........................................................................      1,419,969
2000...........................................................................        892,532
2001...........................................................................        749,834
Thereafter (to December 31, 2013)..............................................      7,240,239
                                                                                 -------------
  Total........................................................................  $  14,261,358
                                                                                 -------------
                                                                                 -------------

    The Company and certain of its subsidiaries lease office facilities from the Chief Executive Officer of the Company and his wife. The lease expires on December 31, 2013, and provides for annual rentals of $591,040. Additionally, the Company and its subsidiaries lease certain computer equipment, office equipment, and office facilities under various operating leases. Rental expense was $834,299, $866,983 and $1,581,171 for fiscal years ended 1994, 1995 and
1996, respectively.

    The Company has amended its lease for office facilities to provide for additional space. The amended lease is for a term of twenty years, and will provide for annual rentals of $1,288,000. This amended lease is expected to become effective in 1997.

    LETTERS OF CREDIT--Letters of credit in an aggregate amount of $16.3 million and $17.3 million as of September 27, 1996 and December 31, 1996, respectively, have been issued on behalf of AmeriTrade Clearing by a financial institution. These letters of credit, which are for the benefit of securities clearinghouses, have been issued to support margin requirements. AmeriTrade Clearing pays a maintenance fee of 0.5% of the committed amount for each letter of credit. In addition, the same financial institution may make loans to AmeriTrade Clearing if requested under a note. AmeriTrade Clearing has pledged customer securities, the amount of which fluctuates from time to time, to secure its obligations under the letters of credit and the note. As of September 27, 1996 and December 31, 1996, respectively, no amounts were outstanding under the note.

    LEGAL--In July 1994, a civil complaint was filed by an Ohio county in U.S. District Court against Accutrade and AmeriTrade Clearing seeking to recover approximately $6.5 million of alleged trading losses, plus interest. The complaint alleged that the treasurer of the county unlawfully invested county funds through a relative, who allegedly fraudulently caused certain county funds to be wire transferred from the county to Accutrade and AmeriTrade Clearing into an account owned by that relative. It was further alleged that the funds were improperly invested in common stock and options resulting in the trading losses. A customer account in the name of the county was never maintained at Accutrade or

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
AmeriTrade Clearing. In December 1994, this complaint was settled with an out of court payment of $1.5 million to the Ohio county.

    The Company and its subsidiaries are part of a number of other legal matters arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses respecting each of these actions and does not believe that they will materially affect the Company's results of operations or its financial position.

    GENERAL CONTINGENCIES--In the general course of business, there are various contingencies which are not reflected in the consolidated financial statements. These include AmeriTrade Clearing's customer activities involving the execution, settlement and financing of various customer securities transactions. These activities may expose the Company to off-balance-sheet credit risk in the event the customers are unable to fulfill their contracted obligations.

    AmeriTrade Clearing's customer securities activities are transacted on either a cash or margin basis. In margin transactions, AmeriTrade Clearing extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. In connection with these activities, AmeriTrade Clearing executes and clears customer transactions involving the sale of securities not yet purchased ("short sales"). Such transactions may expose AmeriTrade Clearing to off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, AmeriTrade Clearing may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

    AmeriTrade Clearing seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. AmeriTrade Clearing monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or to reduce positions, when necessary.

    AmeriTrade Clearing borrows securities both to cover short sales and to complete customer transactions in the event that a customer fails to deliver securities by the required date. Such borrowings are collateralized by depositing cash or pledging securities with lending institutions and are "marked to market" on a daily basis. Failure to maintain levels of cash deposits or pledged securities at all times at least equal to the value of the related securities can subject AmeriTrade Clearing to risk of loss. AmeriTrade Clearing seeks to control the risk of loss by monitoring the market value of securities pledged and requiring adjustments of collateral levels where necessary.

9. ACQUISITIONS

    AUFHAUSER--On July 10, 1995, the Company acquired the net assets of K. Aufhauser & Company, Inc. for $7,582,337 in cash. $7,000,000 of the purchase price has been allocated to goodwill, which is being amortized over a twenty year period. The acquisition was accounted for under the purchase method of

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

9. ACQUISITIONS (CONTINUED)
accounting and the consolidated financial statements include the results of operations from the date of acquisition.

    ALL AMERICAN--On October 25, 1995, the Company acquired the net assets of All American Brokers, Inc. for $188,953 in cash. $127,000 of the purchase price has been allocated to goodwill, which is being amortized over a twenty year period. The acquisition was accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition.

    The pro forma effects of these acquisitions on the Company's consolidated financial statements as if they had occurred at the beginning of fiscal years are not material.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                           FOR THE FISCAL YEAR ENDED
                                                             -----------------------------------------------------
                                                                                1996                       1997
                                                             ------------------------------------------  ---------
                                                               FIRST     SECOND      THIRD     FOURTH      FIRST
                                                              QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................................  $  14,814  $  16,586  $  18,641  $  15,337  $  19,042
Interest expense...........................................      2,765      2,603      2,814      2,857      3,690
                                                             ---------  ---------  ---------  ---------  ---------
  Net revenues.............................................     12,049     13,983     15,827     12,480     15,352
Total expenses excluding interest..........................      7,580      8,498     10,525      9,318     15,416
                                                             ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...................      4,469      5,485      5,302      3,162        (64)

Net income (loss)..........................................  $   2,612  $   3,198  $   3,091  $   2,257  $     (75)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

Earnings (loss) per share..................................  $    0.20  $    0.25  $    0.24  $    0.18  $   (0.01)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

11. SUBSEQUENT EVENT

    On January 23, 1997, the Company effected an eight-for-five stock split in the form of a stock dividend. All share data and per share amounts have been restated to reflect this stock split.

          SCRIPT OF AMERITRADE TRADING SYSTEMS DEMONSTRATION ON CD-ROM PORTION OF THIS PROSPECTUS ATTACHED TO INSIDE BACK COVER PAGE HEREOF

    This product demonstration is part of the Company's Prospectus dated March 3, 1997.

    VISUAL: J. JOE RICKETTS BOXED FRAME LEFT. AMERITRADE HOLDING CORPORATION LOGO FRAME RIGHT. SCENE IS OVER FINANCIAL MONTAGE BACKGROUND. (NOTE: BACKGROUND REMAINS THE SAME THROUGHOUT THE DEMO.) GRAPHIC OF EACH OF THE EIGHT TRADING METHODS.

J. JOE RICKETTS

    Hello, I'm Joe Ricketts, Co-founder, CEO and Chairman of AmeriTrade Holding Corporation.
Now that you've had an opportunity to review our prospectus, we thought rather than just explaining each of our trading systems, that it would be easier to show you. So what you are about to see is a demo tour of the eight various trading methods available to investors, plus our AmeriTrade OnLine operating system for financial advisors. After you've seen each application, you may go back and review any or all the methods as many times as you wish. Now on with the demo.

    VISUAL: MARY FAY BOXED FRAME LEFT. SUPER: NAME AND TITLE. BOXED FRAME RIGHT IS A VISUAL OF A TRADER ON THE TELEPHONE. SUPER: TOUCHTONE TELEPHONE TRADING.

MARY FAY

    If you want to trade by phone, orders may be placed 24 hours a day by our automated touchtone system. The system will lead you through the order process and will prompt you to make appropriate entries using your telephone keypad.

    VISUAL: BOXED VIDEO OF TRADER USING TOUCHTONE PHONE.

    PHONE RINGS

    "Welcome to Accutrade. Please enter your security symbol and number of shares you wish to purchase."

    "Is this a market or limit order?"

    "Your Accutrade order is to buy 1,000 shares of DEF at the market price ... Please hold one moment for confirmation."

    VISUAL: MIKE ANDERSON BOXED FRAME LEFT. SUPER: NAME AND TITLE. BOXED FRAME RIGHT IS A VISUAL OF A TRADER AT HIS PC. SUPER: ACCUTRADE FOR WINDOWS.

    Accutrade FOR WINDOWS is a PC-based tool that enables investors to place, review and change orders. You can also obtain quotes, review your positions and balances and generate reports to analyze your portfolio.

    VISUAL: GRAPHIC OF PROGRAM TRADING BUTTON ON TOOLBAR. SUPER: PROGRAM TRADING BUTTON IS ACTIVATED.

MIKE ANDERSON

    Program investing and trading is a feature of Accutrade FOR WINDOWS that lets you set up a trading strategy that will automatically trigger by market conditions you select.

    VISUAL: FULL SCREEN SHOTS OF PROGRAM TRADING FUNCTIONS EXPLAINED IN THE AUDIO TRACK.

    For example, say you want to buy Microsoft when the DOW hits 7000. Just enter this information in the script name section, then select the type of script you want, either time event, price event or filled order. Enter the conditions under which your script will execute and indicate which accounts should be updated as a result of this action. Activate the script and the Accutrade FOR WINDOWS software will monitor the market for you and execute your order the instant it's right.

    VISUAL: GRAPHIC OF BASKET TRADING BUTTON ON TOOLBAR. SUPER: BASKET TRADING BUTTON IS ACTIVATED.

    The basket trading feature enables you create, buy, sell and track groups of securities in a particular industry sector.

    VISUAL: FULL SCREEN SHOTS OF BASKET TRADING FUNCTIONS EXPLAINED IN THE AUDIO TRACK.

    First, enter a name for your security basket. Select the stock you wish to include in the basket. Enter the number of shares you wish to include.

    VISUAL: FULL SCREENS OF BASKET TRADING CONTINUES.

    When you have completed a basket, you can add it to your quote list and price the entire basket. To trade a basket, select the name from the drop-down list on the order ticket and enter the number of baskets to trade.

    VISUAL: FULL SCREEN SHOTS OF ACCOUNT SCREEN, TAX LOT ACCOUNTING SCREEN.

    Accutrade FOR WINDOWS also gives you access to your portfolio at any time. With the automated tax lot accounting feature you get an instant snapshot of how your investments stand.

    VISUAL: BILL GLASZ BOXED FRAME LEFT. SUPER: NAME AND TITLE. FRAME RIGHT IS THE GRAPHIC OF A PC UNIT. SUPER: TRADE BY PC.

    For investors who don't have Windows software, we offer PC trading for users of IBM-compatible or Macintosh computers.

    VISUAL: FULL SCREEN SHOTS OF TRADES, QUOTES, POSITIONS AND BALANCES.

BILL GLASZ

    Once you have logged on to the system you have immediate access to four integrated applications: placing trades, retrieving quotes and checking positions and balances.

    VISUAL: BILL WOOD BOXED FRAME LEFT. SUPER: NAME AND TITLE. BOXED FRAME RIGHT IS AN INTERNET GRAPHIC. SUPER: INTERNET TRADING.

    For investors who trade via the Internet, we offer access to placing orders, getting quotes and checking your portfolio positions and balances.

    VISUAL: FULL SCREEN SHOTS OF POSITIONS, BALANCES TRANSACTION HISTORY, ORDER STATUS, QUOTE ORDER AND CONFIRMATION.

BILL WOOD

    For example, once you have booted up, say you wanted to buy 250 shares of IBM at the market. First, you can check your market positions, then your account balances. Now a transaction history and order status. Get a final quote on the stock and place the order. Finally, here's the confirmation.

    VISUAL: MIKE ANDERSON BOXED FRAME LEFT. SUPER: NAME AND TITLE. BOXED FRAME RIGHT IS A GRAPHIC OF THE SHARP ZAURUS PERSONAL DIGITAL ASSISTANT. SUPER: TRADE WITH THE SHARP ZAURUS.

    You may also have access to trading capabilities from virtually anywhere with the Sharp Zaurus Personal Digital Assistant.

    VISUAL: FULL SCREEN SHOTS OF ORDER TICKET SCREEN AS TRANSACTION IS ENTERED.

MIKE ANDERSON

    With this handheld computer, our customers may buy and sell stocks, options and mutual funds. Just enter the symbol of the security you wish to buy or sell. Enter the type of security and the type of action you wish to take. Then enter the number of shares, the expiration deadline and any special conditions.

    VISUAL: FULL SCREEN SHOT OF THE QUOTE SCREEN. CUT TO: FULL SCREEN SHOT OF THE ACCOUNT BALANCE.

    With the Zaurus you can get access to quotes on securities, plus the portfolio management feature lets you retrieve account information and gives you a snapshot of your balances.

    VISUAL: MIKE ANDERSON BOXED FRAME LEFT. SUPER: NAME AND TITLE FRAME RIGHT IS A GRAPHIC OF THE MOTOROLA TWO-WAY PAGEWRITER. SUPER: TRADE BY MOTOROLA PAGEWRITER.

    The same trading features are also available for our customers with the Motorola Pagewriter two-way pager. With the Pagewriter you will be able to check your positions and balances, retrieve quotes, and execute trades.

    VISUAL: TRADE BEING EXECUTED BY PAGER.

    VISUAL: MARY FAY BOXED FRAME LEFT. BOXED FRAME RIGHT IS A REGISTERED REPRESENTATIVE. SUPER: TRADE WITH A REGISTERED REPRESENTATIVE. INVESTOR BOXED FRAME LEFT, AND REGISTERED REPRESENTATIVE FRAME RIGHT CONTINUE ACTION THROUGH TRADE SEQUENCE.

    Because some of our customers feel more comfortable placing their orders with a broker, we have a staff of experienced registered representatives available during business hours.

    "My account number is 46739"

    "Yes, Mr. Johnson, how can I help you?"

    "I would like to buy 500 shares of Hewlett-Packard, HWP, at the market.

    VISUAL: ACTION CONTINUES.

    "Okay, Mr. Johnson, I have an order to buy 500 shares of HWP Hewlett-Packard at the market, is this correct?"

    "Yes."

    "All right, Mr. Johnson, please give your phone number for a verbal confirmation of this trade."

    VISUAL: MIKE ANDERSON BOXED FRAME LEFT. BOXED FRAME RIGHT IS A GRAPHIC OF A FAX MACHINE. SUPER: TRADE BY FAX.

    For added convenience you may also place orders by fax.

    VISUAL: BOXED FRAME OF INVESTOR FILLING OUT FAX FORM.

    Just fill out the trading form that includes your name, account number, security symbol, share quantity, trading action and terms.

    VISUAL: BOXED FRAME OF FORM IN FAX MACHINE.

    Then fax it in. You will receive an immediate confirmation by phone or fax.

    VISUAL: BILL GLASZ BOXED FRAME LEFT. SUPER: NAME AND TITLE. FRAME RIGHT IS A GRAPHIC FINANCIAL RESEARCH SOURCES.

    We also offer investors access to several financial research sources.

    VISUAL: FULL SCREEN SHOTS OF EACH RESEARCH SOURCE.

BILL GLASZ

    Included are: Market Guide, Thomson Financial Services, Ford Research Data, Reality Online and Telescan. Just click on the desired vendor's screen to receive the financial information you desire.

    VISUAL: DICK SIRBU BOXED FRAME LEFT. FRAME RIGHT IS A GRAPHIC OF AMERITRADE ONLINE LOGO.

    AmeriTrade OnLine was developed to provide today's financial advisors with a network of products, services and systems from vendors of financial information, into one Internet-based system. Here's how it works.

    VISUAL: FULL SCREEN SHOTS OF AMERITRADE ONLINE PRODUCTS AND SERVICES PAGE.

    VISUAL: EDUCATION SEGMENT.

RICHARD SIRBU

    The education segment provides basic study and testing modules for compliance purposes.

    VISUAL: FINANCIAL SEGMENT.

    The financial segment provides comprehensive financial planning programs including estate planning and portfolio management.

    VISUAL: SALES SEGMENT, TAX SEGMENT.

    Tax analysis allows professionals to determine the tax impact of financial planning models.

    VISUAL: COMPLIANCE SEGMENT.

    The compliance segment provides a database of federal and state compliance issues.

    VISUAL: BROKERAGE SEGMENT.

    The brokerage segment supplies computerized transaction processing, data communications and information services.

    VISUAL: RETIREMENT SEGMENT.

    The retirement segment databases information to handle day-to-day activities of plan accounts such as 401ks, 403bs, Seps and IRAs.

    VISUAL: INSURANCE SEGMENT.

    The insurance segment provides insurance product information and terminology, as well as direct online access for licensed insurance agents and insurance.

    VISUAL: ANNUITIES SEGMENT.

    The mutual segment links advisors to leading mutual funds to gather information and place customer trades.

    VISUAL: QUOTES SEGMENT.

    The quotes segment provides quotes on equities, options, commodities, foreign exchange and currency analysis.

    VISUAL: RESEARCH SEGMENT.

    Research provides investment research, monitors economic trends and issues recommendations on a universe of products.

    VISUAL: MORTGAGE SEGMENT.

    The mortgage segment delivers services for mortgage-shopping, including a monthly payment calculator, an income qualification calculator, and current rates and terms from local lenders.

    VISUAL: NEWS SEGMENT.

    The news segment offers worldwide press release wires, a full text of articles from U.S. newspapers and custom clips that allow individuals to receive news and information on the companies they choose.

    VISUAL: BANKING SEGMENT.

    The banking segment supplies detailed balance sheets, complete income statements and professional investment information. Wrap accounts are mutual fund portfolios that are developed and based on an individual investor's requirements.

    VISUAL: CHARTING SEGMENT.

    The charting segment provides fully integrated equity screening and charting programs that offer statistical and textual information on thousands of securities.

    VISUAL: JOE KONEN BOXED FRAME LEFT. AMERITRADE HOLDING CORPORATION FRAME RIGHT.

JOE KONEN

    I hope this brief demo has given you a better insight into the trading and operating systems offered by AmeriTrade Holding Corporation for individual investors and financial advisors. As was mentioned at the beginning of this demo tour, you may now go back and review any or all of the applications you've just seen. On behalf of all the associates of AmeriTrade Holding Corporation, thank you for your time and attention. You may now go back and review any or all of the applications you've just seen.

    VISUAL: FOR MORE INFORMATION ABOUT THE PRODUCTS PRESENTED IN THIS PROSPECTUS CALL INVESTOR RELATIONS AT: 1-800-237-8692 EXT. 7755.

                         DEFINING THE FUTURE OF TRADING

    AmeriTrade pioneered online trading when it became the first brokerage firm to offer brokerage services over the Internet. The Company continues to contribute to the rapidly evolving future of trading through its leadership position in technological innovation.

                                   [PICTURES]

                                [CD-ROM SLEEVE]

--------------------------------------------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                 --------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Dilution..................................................................   17
Capitalization............................................................   18
Selected Consolidated Financial Data......................................   19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   20
Business..................................................................   29
Management................................................................   49
Certain Transactions......................................................   56
Principal and Selling Stockholders........................................   57
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   61
Underwriting..............................................................   62
Notice to Canadian Residents..............................................   64
Validity of Class A Stock.................................................   65
Experts...................................................................   65
Additional Information....................................................   65
Index to Consolidated Financial Statements................................  F-1
Appendix A................................................................  A-1

    Until March 28, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Class A Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                                2,350,000 Shares

                              Class A Common Stock
                                ($.01 par value)

                                   PROSPECTUS

                           Credit Suisse First Boston
                                Raymond James &
                                Associates, Inc.

--------------------------------------------------------------------------------